UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Shell Midstream Partners, L.P.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

PRELIMINARY COPY—SUBJECT TO COMPLETION

150 N. Dairy Ashford Rd.

Houston, Texas 77079

NOTICE OF ACTION BY WRITTEN CONSENT

AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Common Unitholders of Shell Midstream Partners, L.P.:

This notice of action by written consent and the accompanying information statement are being furnished to the holders (the “Common Unitholders”) of common units representing limited partner interests (“Common Units”) in Shell Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the Agreement and Plan of Merger, dated as of July 25, 2022 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among Shell USA, Inc., a Delaware corporation (“Parent”), Shell Midstream LP Holdings LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Holdings”), Semisonic Enterprises LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Parent (“Merger Sub”), the Partnership and Shell Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), pursuant to which, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the merger and continuing to exist as a Delaware limited partnership (the “Merger”).

If the Merger is completed, you will be entitled to receive (i) $15.85 in cash, without interest, less any applicable withholding taxes, for each Common Unit you own and (ii) any distribution in respect of the Common Units with a record date occurring prior to the effective time of the Merger (the “Effective Time”) that may have been declared by the Partnership on the Common Units in accordance with the terms of the Merger Agreement and the Partnership Agreement (as defined below) and which remains unpaid at the Effective Time.

The conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), consisting solely of individuals that satisfied the independence and other requirements for membership on the Conflicts Committee that are set forth in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 1, 2020 (the “Partnership Agreement”), at a meeting duly called and held on July 25, 2022, unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership, including holders of Common Units other than Parent, Holdings, the General Partner and their respective affiliates (the “Public Unitholders”), (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” for all purposes of the Partnership Agreement, including Section 7.10(a) thereof), (c) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (d) recommended that the GP Board (1) direct that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the limited partners of the Partnership (the “Limited Partners”) for approval pursuant to Section 14.3 of the Partnership Agreement and (2) authorize the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Upon receipt of the recommendation of the Conflicts Committee (and the approval of the General Partner’s sole member), and following discussion regarding, among other things, the Conflicts Committee’s receipt of a fairness opinion of Intrepid Partners, LLC, the terms of the transaction documents and their negotiation by the various parties, including in-house counsel for the Partnership, the terms of comparable recent master limited partnership buy-in transactions, and the process undertaken by the Conflicts Committee in connection with the Merger, at a meeting duly called and held on July 25, 2022, the GP Board unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (1) fair and reasonable to the Public Unitholders and (2) in the best interests of the Partnership, including the Public Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (c) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (d) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement, recommended approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

On July 25, 2022, Parent caused Holdings, which beneficially owns 269,457,304 Common Units and 50,782,904 Series A perpetual convertible preferred units, collectively representing approximately 72% of the voting power of the Partnership’s outstanding limited partner interests, to deliver, concurrently with the execution of the Merger Agreement, a written consent (the “Written Consent”) approving the Merger Agreement and the transactions contemplated thereby, including the Merger. The delivery of the Written Consent is sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the Limited Partners. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement or the Merger. Further, the Partnership does not intend to call a meeting of Limited Partners for purposes of voting on the approval of the Merger Agreement or the Merger.

The accompanying information statement provides you with detailed information about the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement. You are encouraged to read the entire information statement, including the Merger Agreement and the documents incorporated by reference in the information statement, carefully. Please read “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. You may also obtain additional information about the Partnership from documents the Partnership has filed with the Securities and Exchange Commission.

No action by you is requested or required at this time. If the Merger is consummated, you will receive any relevant instructions regarding the surrender of, and payment for, your Common Units.

The accompanying information statement is dated                 , 2022, and is first being mailed to Common Unitholders on or about                , 2022.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

By Order of the Board of Directors of Shell Midstream Partners GP LLC, as the General Partner of Shell Midstream Partners, L.P., Sincerely,

Steven C. Ledbetter President, Chief Executive Officer and Director of Shell Midstream Partners GP LLC, the general partner of Shell Midstream Partners, L.P.

i

ANNEX A: AGREEMENT AND PLAN OF MERGER

ANNEX B: OPINION OF INTREPID PARTNERS, LLC

ii

SUMMARY TERM SHEET

The following summary highlights selected information in this information statement and may not contain all of the information that may be important to you. Accordingly, Shell Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), encourages you to read carefully this entire information statement, its annexes and the documents referred to in and incorporated by reference into this information statement. You may obtain the information incorporated by reference into this information statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 84 of this information statement.

Parties to the Merger (see page 72):

SHELL MIDSTREAM PARTNERS, L.P.

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Phone: (832) 337-2034

The Partnership is a publicly traded master limited partnership that owns, operates, develops and acquires pipelines and other midstream and logistics assets. The Partnership’s assets include interests in entities that own (a) crude oil and refined products pipelines and terminals that serve as key infrastructure to transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and deliver refined products from those markets to major demand centers and (b) storage tanks and financing receivables that are secured by pipelines, storage tanks, docks, truck and rail racks and other infrastructure used to stage and transport intermediate and finished products. The Partnership’s assets also include interests in entities that own natural gas and refinery gas pipelines that transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast. The Partnership’s common units representing limited partner interests in the Partnership (“Common Units”) are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SHLX.” On                 , 2022, the most recent practicable date before the printing of this information statement,                Common Units were issued and outstanding.

SHELL MIDSTREAM PARTNERS GP LLC

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Phone: (888) 467-4355

(option 8)

Shell Midstream Partners GP LLC, a Delaware limited liability company (the “General Partner”), is the general partner of the Partnership. Its board of directors (the “GP Board”) and executive officers manage the Partnership. The General Partner is a direct wholly owned subsidiary of Shell Pipeline Company LP (“SPLC”). The General Partner owns a non-economic general partner interest in the Partnership.

SHELL MIDSTREAM LP HOLDINGS LLC

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Phone: (888) 467-4355

(option 8)

Shell Midstream LP Holdings LLC, a Delaware limited liability company (“Holdings”), is an indirect wholly owned subsidiary of Shell USA, Inc., a Delaware corporation (“Parent”). Holdings holds 269,457,304

Common Units and 50,782,904 Series A perpetual convertible preferred units representing limited partner interests in the Partnership (“Preferred Units”), which collectively represents approximately 72% of the voting power of the Partnership’s outstanding limited partner interests as of September 9, 2022.

SHELL USA, INC.

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Phone: (888) 467-4355

(option 8)

Parent is wholly owned by Shell Petroleum Inc., a Delaware corporation, whose shares are indirectly owned 100% by Shell plc, a public limited company incorporated under the laws of England and Wales (“Shell”). Parent and its subsidiaries organize their activities into Upstream, Downstream, Integrated Gas, Renewables and Energy Solutions (R&ES) and Corporate businesses. The Upstream business explores for and extracts crude oil, natural gas and natural gas liquids in the United States. The Downstream business is primarily engaged in oil products and chemicals manufacturing and marketing and trading activities that turn crude oil and other feedstocks into a range of products that are moved and marketed around the world for domestic, industrial and transport use. The Integrated Gas business is primarily engaged in the marketing and trading of liquified natural gas. The Renewables and Energy Solutions business includes Parent’s production and marketing of hydrogen, nature-based and environmental solutions as well as its integrated power activities. The Corporate business covers the non-operating activities supporting Parent’s businesses.

SEMISONIC ENTERPRISES LLC

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Phone: (888) 467-4355

(option 8)

Semisonic Enterprises LLC, a Delaware limited liability company (“Merger Sub”), is an indirect wholly owned subsidiary of Parent formed solely for the purpose of facilitating the Merger (as defined below). Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement (as defined below), including the Merger (the “Proposed Transaction”). By operation of the Merger, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the Merger as a wholly owned subsidiary of Parent.

Relationship of the Parties to the Merger

Shell is the sole ultimate parent of (i) Parent, Holdings and the General Partner, which collectively own the non-economic general partner interest in the Partnership, approximately 72% of the voting power of the Partnership’s outstanding limited partner interests as of September 9, 2022, and (ii) Merger Sub. SOPC Holdings West LLC, a Delaware limited liability company (“SOPC West”), is a wholly owned subsidiary of Parent and is the sole member of Merger Sub. SPLC is an indirect wholly owned subsidiary of Parent and is the sole member of Holdings and the General Partner, which is the sole general partner of the Partnership. As the sole member of the General Partner, SPLC has the right, subject to the limitations set forth in the Merger Agreement, to appoint and remove all of the members of the GP Board and indirectly owns the non-economic general partner interest in the Partnership, which is directly held by the General Partner. As the indirect sole owner of SPLC, Shell has a controlling interest in the General Partner, which manages the operations and activities of the Partnership.

The General Partner has no business or operations other than managing the business of the Partnership. In addition, outside of its investment in the Partnership, the General Partner owns no assets or property. The Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 1, 2020 (the “Partnership Agreement”), imposes no additional material liabilities upon the General Partner or obligations to contribute to the Partnership other than those liabilities and obligations imposed on general partners under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”).

The Merger (see page 57)

Parent has agreed to acquire all of the Common Units held by persons other than Parent, Holdings, the General Partner and their respective affiliates (“Public Common Units” and the holders of such units, the “Public Unitholders”) of the Partnership under the terms of the Agreement and Plan of Merger, dated as of July 25, 2022 (the “Merger Agreement”), by and among Parent, Holdings, Merger Sub, the Partnership and the General Partner, as described in this information statement. Under the terms of the Merger Agreement, Merger Sub will merge with and into the Partnership, with the Partnership surviving as an indirect wholly owned subsidiary of Parent (the “Merger”). The non-economic general partner interest in the Partnership, and the Common Units and Preferred Units held by Parent and its affiliates, in each case that are issued and outstanding immediately prior to the Effective Time (as defined below), will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof. Following the consummation of the Merger, Parent, as the parent of the General Partner and Holdings, will indirectly own all of the limited partner interests and the non-economic general partner interest in the Partnership. The Merger will become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by Parent and the Partnership and set forth in the certificate of merger (the “Effective Time”).

The Merger Agreement is attached as Annex A to this information statement and is incorporated herein by reference. The Partnership encourages you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

The Merger Consideration (see page 60)

Each Public Common Unit issued and outstanding as of the Effective Time will be converted into, and will thereafter represent only, the right to receive (i) $15.85 per Public Common Unit in cash, without interest (the “Merger Consideration”), and (ii) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of the Merger Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. As of the Effective Time, (i) the Public Common Units will no longer be outstanding and will automatically be cancelled and cease to exist and (ii) each Public Unitholder will cease to have rights with respect to the Public Common Units, except with respect to the right to receive the Merger Consideration and any distributions described above. The Merger Consideration is subject to adjustment pursuant to the terms of the Merger Agreement to reflect the effect of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the Public Unitholders the same economic effect as contemplated by the Merger Agreement prior to any such event.

All of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into a number of Common Units in the Partnership as the surviving entity in the Merger equal to the number of Public Common Units converted into the right to receive Merger Consideration. The (i) non-economic general partner interest, (ii) the Common Units held by Parent and its affiliates and (iii) the Preferred Units, each as are issued and outstanding immediately prior to the Effective Time will not be cancelled, will not be converted into or entitle the holder thereof to receive Merger Consideration and will remain outstanding as equity interests in the Partnership as the surviving entity in the Merger.

Effects of the Merger (see page 15)

If the Merger is completed, (i) the Partnership will become an indirect wholly owned subsidiary of Parent, (ii) the Public Unitholders will no longer have an equity interest in the Partnership, (iii) the Common Units will no longer be listed on the NYSE, (iv) the registration of the Common Units with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated and (v) Parent, as the parent of the General Partner, Holdings and Merger Sub, will own all of the limited partner interests and the non-economic general partner interest in the Partnership. For more information regarding the effects of the Merger, see “Special Factors—Effects of the Merger” and “The Merger Agreement—The Merger.”

Action by Written Consent (see page 23)

Under the applicable provisions of the Partnership Agreement, the approval of the Merger Agreement requires the approval of a “Unit Majority,” which means at least a majority of the outstanding Common Units and outstanding Preferred Units, with such Preferred Units to be treated as Common Units on an “as if” converted basis, voting together as a single class.

On July 25, 2022, Parent caused Holdings, its indirect, wholly owned subsidiary, which, as of the date thereof beneficially owned 269,457,304 Common Units and 50,782,904 Preferred Units in the Partnership, which collectively represented approximately 72% of the voting power of the Partnership’s outstanding limited partner interests, to deliver, concurrently with the execution of the Merger Agreement, a written consent (the “Written Consent”) as holder of a Unit Majority approving the Merger Agreement and the transactions contemplated thereby, including the Merger. The delivery of the Written Consent was sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the limited partners of the Partnership (the “Limited Partners”). For this reason, this information statement is being provided to you for informational purposes only. You are not being asked for a proxy, and you are requested not to send a proxy.

The Conflicts Committee and GP Board Recommendations and Reasons for the Merger (see page 25)

The Conflicts Committee of the GP Board (the “Conflicts Committee”) consists of the three directors who meet the independence and other qualifications set forth in the Partnership Agreement for membership on the Conflicts Committee: James J. Bender (Chairman), Carlos A. Fierro and Rob L. Jones. The Partnership Agreement requires that members of the Conflicts Committee (i) not be officers or employees of the General Partner or directors, officers or employees of its affiliates, (ii) are not holders of any ownership interest in the General Partner or its affiliates other than (A) Common Units and (B) awards that are granted to such director in his capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (iii) are determined by the GP Board to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder and by the NYSE.

In connection with the Proposed Transaction, the GP Board on March 4, 2022, by resolutions, reaffirmed that each of the members of the Conflicts Committee continued to satisfy the requirements under the Partnership Agreement to serve on the Conflicts Committee and authorized, and ratified the prior authorization of, the Conflicts Committee to (i) consider, review, evaluate and analyze any potential conflicts that may exist among or between (A) the General Partner and its affiliates and (B) the Partnership and the Public Unitholders, arising in connection with the Proposed Transaction, (ii) perform appropriate due diligence on and valuation analyses with respect to the Proposed Transaction, (iii) consider, review, evaluate and analyze the terms and conditions of the Proposed Transaction submitted to the GP Board by an affiliate of Parent, on behalf of the Partnership and the Public Unitholders, (iv) negotiate the terms and conditions and any documentation of the Proposed Transaction on behalf of the Partnership and the Public Unitholders directly with Parent and its affiliates and the counsel and advisor to each of them, as the Conflicts Committee deems necessary or appropriate, in its sole discretion, (v) review and make such investigation of potential alternatives to the Proposed Transaction, including maintaining the status quo, as the Conflicts Committee deems necessary or appropriate, in its sole discretion, (vi) consult with, advise and/or direct management of the Partnership in connection with discussions and/or negotiations concerning potential terms and conditions of the Proposed Transaction, (vii) determine whether the Proposed Transaction is in the best interest of the Partnership and the Public Unitholders, and (viii) determine whether to approve, and to recommend that the GP Board approve, the Proposed Transaction, with any such approval by the Conflicts Committee constituting “Special Approval” for all purposes under the Partnership Agreement, including but not limited to Section 7.10(a) thereof.

The Conflicts Committee conducted an extensive review and evaluation of the Proposed Transaction and negotiated with Parent and its representatives with respect to the Merger and the Merger Agreement. The Conflicts Committee retained Intrepid Partners, LLC (“Intrepid”) as its financial advisor and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as its legal counsel. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the Conflicts Committee considered a number of factors affecting the Public Unitholders in its deliberations. For a more complete discussion of these items, see “Special Factors—Reasons for Approval of the Merger Agreement and the Merger by the Conflicts Committee and the GP Board—Reasons for the Conflicts Committee’s Approval.”

The Conflicts Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership, including the Public Unitholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” of the Merger Agreement and the transactions contemplated thereby, including the Merger, for all purposes of the Partnership Agreement, including Section 7.10(a) thereof; (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; and (iv) recommended that the GP Board (A) direct that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (B) authorize the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Following the receipt of the recommendation of the Conflicts Committee (and the approval of the General Partner’s sole member), as well as discussion regarding, among other things, the Conflicts Committee’s receipt of an opinion of Intrepid, dated July 25, 2022, to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Merger Consideration in the Proposed Transaction to be received by the Public Unitholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Public Unitholders, the terms of the transaction documents and their negotiation by the various parties, including in-house counsel for the Partnership, the terms of comparable recent master limited partnership (“MLP”) buy-in transactions, and the process undertaken by the Conflicts Committee in connection with the Merger, the GP Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) fair and reasonable to the Public Unitholders and (B) in the best interests of the Partnership, including the Public Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement, recommended approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Position of the Shell Filing Parties as to the Fairness of the Merger (see page 47)

Under the SEC’s rules governing “going private” transactions, each of Parent, Holdings, the General Partner and Merger Sub (collectively, the “Shell Filing Parties”) is an affiliate of the Partnership that is required to express its belief as to the fairness of the Merger to the Public Unitholders. The Shell Filing Parties believe that the Merger (which is the Rule 13e-3 transaction for which the Schedule 13E-3 (as defined below) was filed with the SEC) is substantively and procedurally fair to the Public Unitholders on the basis of the factors described in “Special Factors—Purposes and Reasons of the Shell Filing Parties for the Merger” and based on their consideration of the factors discussed in “Special Factors—Position of the Shell Filing Parties as to the Fairness of the Merger.”

The Shell Filing Parties did not participate in the deliberations of the Conflicts Committee regarding, or receive advice from either the Partnership’s or the Conflicts Committee’s legal or financial advisors as to, the fairness of the Merger to the Public Unitholders. None of the Shell Filing Parties has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Public Unitholders. Based on the knowledge and analysis by the Shell Filing Parties of available information regarding the Partnership, as well as discussions with members of the General Partner’s senior management regarding the Partnership and its business and the factors considered by the GP Board discussed in this information statement in “Special Factors—Purposes and Reasons of the Shell Filing Parties for the Merger,” the Shell Filing Parties believe that the Merger is substantively and procedurally fair to the Public Unitholders. In particular, the belief of the Shell Filing Parties as to the procedural and substantive fairness of the Merger is based on their consideration of the factors discussed in “Special Factors—Position of the Shell Filing Parties as to the Fairness of the Merger.”

Opinion of Financial Advisor to the Conflicts Committee (see page 37)

The Conflicts Committee engaged Intrepid to act as its financial advisor in connection with evaluating the Proposed Transaction. As part of that engagement, the Conflicts Committee requested that Intrepid evaluate the fairness, from a financial point of view, of the Merger Consideration in the Proposed Transaction to be received by the Public Unitholders. On July 25, 2022, Intrepid delivered to the Conflicts Committee its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Merger Consideration in the Proposed Transaction to be received by the Public Unitholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Public Unitholders. For a more complete discussion, see “Special Factors—Opinion of Financial Advisor to the Conflicts Committee.”

Interests of the Directors and Executive Officers of the General Partner in the Merger (see page 52)

Some of the directors and executive officers of the General Partner have financial interests in the Merger that may be different from, or in addition to, those of the Limited Partners generally. The Conflicts Committee and the GP Board were aware of these interests and considered them, among other matters, in approving the Proposed Transaction and making their recommendations that the Limited Partners approve the Merger Agreement and the Merger.

The General Partner’s directors and executive officers are also entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the Merger Agreement for a period of six years after the Effective Time. For a further discussion of the interests of directors and executive officers in the Merger, see “Special Factors—Interests of the Directors and Executive Officers of the General Partner in the Merger” beginning on page 52.

Regulatory Approvals Required for the Merger (see page 53)

None of Parent, Holdings, the General Partner or the Partnership is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

Conditions to Completion of the Merger (see page 58)

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including:

•

with respect to each party’s obligation to effect the Merger, (i) the Written Consent providing approval of the Limited Partners shall have not been amended, modified, withdrawn, terminated or revoked, (ii) the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or making the consummation of the foregoing illegal and (iii) the mailing of a definitive information statement to the Limited Partners at least 20 days prior to the closing of the Merger (“Closing”);

•

with respect to Parent’s, Holdings’ and Merger Sub’s obligation to effect the Merger, (i) the representations and warranties of the Partnership and the General Partner being true and correct, both when made and as of the Closing as though made on the closing date of the Merger (the “Closing Date”), unless otherwise specified, subject to certain materiality qualifications and, with respect to certain representations and warranties, unless the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect (as defined in the Merger Agreement), (ii) the performance by the Partnership and the General Partner of their respective obligations under the Merger Agreement, subject to certain materiality qualifications and (iii) the receipt by Parent of an officer’s certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner certifying that the two preceding conditions have been satisfied; and

•

with respect to the Partnership’s obligation to effect the Merger, (i) the representations and warranties of Parent, Holdings and Merger Sub being true and correct, both when made and as of the Closing as though made on the Closing Date, unless otherwise specified, subject to certain materiality qualifications and, with respect to certain representations and warranties, unless the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in the Merger Agreement), (ii) the performance by Parent, Holdings and Merger Sub of their respective obligations under the Merger Agreement, subject to certain materiality qualifications and (iii) the receipt by the Partnership of an officer’s certificate signed on behalf of Parent by a duly authorized person of Parent certifying that the two preceding conditions have been satisfied.

The Partnership can give no assurance when or if all of the conditions to the Merger will be satisfied or, to the extent possible, waived, or that the Merger will be consummated.

Termination of the Merger Agreement (see page 66)

The Merger Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time:

•	by the mutual written consent of Parent and the Partnership duly authorized by Parent and the Conflicts Committee, respectively;

•	by either Parent or the Partnership, if:

•

the Closing does not occur on or before January 25, 2023, except that the right to terminate the Merger Agreement in this situation will not be available (i) to the Partnership if the failure of the Closing to occur by such date is due to the failure of either the Partnership or the General Partner to perform and comply in all material respects with the covenants and agreements in the Merger Agreement to be performed or complied with by it prior to the Closing, (ii) to Parent if the failure of the Closing to occur by such date is due to the failure of any of Parent, Holdings or Merger Sub to perform and comply in all material respects with the covenants and agreements contained in the Merger Agreement to be performed or complied with by it prior to the Closing or (iii) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or in the case of the Partnership, Parent, Holdings or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted under the terms of the Merger Agreement; or

•

any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or making the consummation of the foregoing illegal, except that the right to terminate the Merger Agreement will not be available to the Partnership or Parent if the restraint was due to the failure of, in the case of the Partnership, the Partnership or the General Partner, and in the case of Parent, Parent, Holdings or Merger Sub, to perform any of its obligations under the Merger Agreement in any material respect;

•

by Parent, if the Partnership or the General Partner has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in the Merger Agreement fail to be true), and such breach or failure (i) would (if it occurred or is continuing as of the Closing Date) (A) cause certain fundamental representations and warranties of the Partnership or the General Partner to fail to be true and correct in all respects or (B) constitute a failure by the Partnership or the General Partner to perform in all material respects their obligations under the Merger Agreement and (ii) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent will not have the right to terminate the Merger Agreement under this condition if Parent, Holdings or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•

by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the GP Board), if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (or if any of Parent’s representations or warranties contained in the Merger Agreement fails to be true) and such breach or failure (i) would (if it occurred or is continuing as of the Closing Date) (A) cause certain fundamental representations and warranties of Parent, Holdings or Merger Sub to fail to be true and correct in all respects or (B) constitute a failure by Parent, Holdings or Merger Sub to perform in all material respects their obligations under the Merger Agreement and (ii) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, however, that the Partnership will not have the right to terminate the Merger Agreement under this condition if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

Effect of Termination; Termination Expenses (see page 67)

In the event of termination of the Merger Agreement as summarized above under “—Termination of the Merger Agreement,” the Merger Agreement will terminate and become null and void and there will be no liability on the part of any of Parent, Holdings, Merger Sub, the Partnership or the General Partner, or their respective representatives, directors, officers, subsidiaries and affiliates, to the other parties to the Merger Agreement; provided, however, that no such termination will relieve any party from (i) its obligations to reimburse the other party for its expenses, as provided below, or (ii) any liability for international fraud or a willful breach of any covenant or other agreement contained in the Merger Agreement.

The Merger Agreement contains various amounts payable under the circumstances described below:

•

if the Merger Agreement is validly terminated by Parent due to a material uncured breach by the Partnership or the General Partner of any of their representations, warranties, covenants or agreements as described above, then the Partnership will promptly pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $5.0 million; and

•

if the Merger Agreement is validly terminated by the Partnership due to a material uncured breach by Parent of any of its representations, warranties, covenants or agreements as described above, then Parent will promptly pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $5.0 million, subject to certain limited restrictions.

Financing of the Merger (see page 53)

The total amount of funds necessary for Parent to consummate the Merger, excluding expenses related thereto, is anticipated to be approximately $1.96 billion. Parent expects to fund the Merger with cash on hand. The Merger is not subject to any financing condition, and Parent does not expect any difficulties in obtaining the cash required to fund the Merger.

See “Special Factors—Financing of the Merger.”

Expenses Relating to the Merger (see page 53)

Under the terms of the Merger Agreement, all expenses will generally be borne by the party incurring such expenses, whether or not the Merger is consummated, except that (i) Parent and the Partnership will each pay one half of the expenses, other than the expenses of financial advisors or outside legal counsel, incurred in connection with the printing, filing and mailing of this information statement and a Rule 13e-3 transaction statement on SEC Schedule 13E-3 relating to the Written Consent and the Merger (“Schedule 13E-3”) and any amendments or supplements hereto or thereto, (ii) Parent will pay all costs and fees of Citibank, N.A. (the “Paying Agent”) and all expenses associated with the exchange of the Public Common Units for the Merger Consideration and (iii) in the event of a material uncured breach, Parent or the Partnership, as the case may be, will be liable for up to $5.0 million in reimbursement of expenses as described above under “—Effect of Termination; Termination Expenses.”

For more information regarding the estimated fees and expenses associated with the Merger, see “Special Factors—Fees and Expenses.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 69)

The receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction to U.S. Common Unitholders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. In general, gain or loss recognized on the receipt of cash in exchange for Common Units will be taxable as capital gain or loss. As discussed in “Material U.S. Federal Income Tax Consequences of the Merger” below, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Passive losses that were not deductible by a U.S. Common Unitholder in prior taxable periods because they exceeded the Common Unitholder’s (as defined below) share of the Partnership’s income may become available to offset a portion of the gain recognized by such holder. However, the precise U.S. federal income tax consequences of the Merger will depend on the holder’s personal tax situation. Accordingly, each Common Unitholder should consult its tax advisor regarding the tax consequences of the exchange of Common Units for cash pursuant to the Merger in the light of its particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

No Appraisal Rights

Holders of Common Units (the “Common Unitholders”) are not entitled to dissenters’ rights of appraisal under the Partnership Agreement, the Merger Agreement or applicable Delaware law. See “Special Factors—No Appraisal Rights.”

Accounting Treatment

The Merger will be accounted for in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Because Parent has a controlling financial interest in the Partnership before the Merger (through its indirect ownership of the General Partner and Holdings) and will retain the controlling financial interest in the Partnership after the Merger, changes in Parent’s ownership interest in the Partnership will be accounted for as an equity transaction. Accordingly, no gain or loss on the Merger will be recognized in Parent’s consolidated statements of earnings. See “Special Factors—Accounting Treatment of the Merger.”

Delisting and Deregistration of Common Units

The Common Units are currently listed on the NYSE under the ticker symbol “SHLX.” If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Set forth below are questions that you, as a Public Unitholder, may have regarding the Merger and the Merger Agreement, and brief answers to those questions. You are urged to read carefully this information statement and the other documents referred to in this information statement in their entirety, including the Merger Agreement, which is attached as Annex A to this information statement, and Intrepid’s opinion, which is attached as Annex B to this information statement, and the documents incorporated by reference into this information statement, because this section may not provide all of the information that is important to you with respect to the Merger and the Merger Agreement. You may obtain a list of the documents incorporated by reference into this information statement in the section titled “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

The Partnership and the General Partner, together with Parent, Holdings and Merger Sub, have agreed to a merger, pursuant to which Merger Sub will merge with and into the Partnership, with the Partnership surviving as an indirect wholly owned subsidiary of Parent. After the Merger, the Common Units will cease to be publicly traded. This information statement describes the Merger, and the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by Written Consent of Holdings. The GP Board is providing this information statement to you pursuant to Section 14(c) of the Exchange Act solely to inform you of, and provide you with information about, the Merger Agreement and the transactions contemplated thereby, including the Merger, before the Merger is consummated. This information statement is first being mailed to Common Unitholders on or about             , 2022.

Q:	Why am I not being asked to vote on the Merger?

A:

Consummation of the Merger requires approval of a “Unit Majority” of the Limited Partners, which means at least a majority of the outstanding Common Units and outstanding Preferred Units, with such Preferred Units to be treated as Common Units on an “as if” converted basis, voting together as a single class. Holdings owns approximately 72% of the voting power of the Partnership’s outstanding limited partner interests, a sufficient number to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the Limited Partners. Concurrently with the execution of the Merger Agreement, Holdings delivered the Written Consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement or the Merger, and does not intend to call a meeting of the Limited Partners to approve the Merger Agreement or the transactions contemplated thereby, including the Merger. See “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	What will happen in the Merger?

A:

In the Merger, Merger Sub will merge with and into the Partnership. The Partnership will survive as an indirect wholly owned subsidiary of Parent. If the Merger is completed, the Common Units will cease to be listed on the NYSE, will be deregistered under the Exchange Act, and will cease to be publicly traded. See “Special Factors—Effects of the Merger.”

Q:	What will I, as a Common Unitholder, receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive (i) $15.85 per Common Unit in cash, without interest, less any applicable withholding taxes, and (ii) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of the Merger Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. See “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	Will the Partnership continue to pay quarterly distributions?

A:

During the period from July 25, 2022, the date of the Merger Agreement, until consummation of the Merger, if permitted by applicable law and in accordance with the terms and conditions in the Partnership Agreement, the General Partner will cause the Partnership to declare and pay regular quarterly cash distributions to the Common Unitholders consistent with past practice. In no event will any regular quarterly cash distribution declared or paid by Partnership to the Common Unitholders and the holders of the Preferred Units be less than $0.300 per Common Unit and $0.2363 per Preferred Unit, respectively. See “The Merger Agreement.”

Q:	How does the $15.85 per Common Unit Merger Consideration compare to the market price of the Common Units prior to the execution of the Merger Agreement?

A:

The $15.85 per Common Unit Merger Consideration represents an approximate 25% premium to the trailing 30-day volume-weighted average price (“VWAP”) of the Common Units as of February 10, 2022 (the last trading day prior to the time that Parent offered to acquire all of the Public Common Units), an approximate 23% premium to the closing price of the Common Units on February 10, 2022, and an approximate 13% premium to the trailing 30-day VWAP of the Common Units as of July 22, 2022 (the last trading day prior to the Conflicts Committee’s approval of the Merger). See “Common Unit Market Price and Distribution Information—Common Unit Market Price Information.”

Q:	Did the Conflicts Committee approve the Merger Agreement and the Merger?

A:

Yes. The Conflicts Committee, consisting of the three directors who meet the independence and other qualifications set forth in the Partnership Agreement for membership on the Conflicts Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership, including the Public Unitholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” for all purposes of the Partnership Agreement, including Section 7.10(a) thereof); (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; and (iv) recommended that the GP Board (A) direct that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (B) authorize the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement. See “Special Factors—Reasons for Approval of the Merger Agreement and the Merger by the Conflicts Committee and the GP Board—Reasons for the Conflicts Committee’s Approval” beginning on page 26 of this information statement.

Q:	Did the GP Board recommend that the Limited Partners approve the Merger Agreement and the Merger?

A:

Yes, the GP Board unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (1) fair and reasonable to the Public Unitholders and (2) in the best interests of the Partnership, including the Public Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (c) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (d) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement, recommended approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement. See “Special Factors—Reasons for Approval of the Merger Agreement and the Merger by the Conflicts Committee and the GP Board—Reasons for the GP Board’s Recommendation” beginning on page 30 of this information statement.

Q:	When do you expect the Merger to be completed?

A:

Parent and the Partnership expect the Merger will close as soon as possible following the satisfaction of the closing conditions to the Merger described in this information statement, which the parties expect to occur in the fourth quarter of 2022. See “The Merger Agreement—Effective Time; Closing.”

Q:	What if the Merger is not completed?

A:

If the Merger is not completed because the closing conditions are not satisfied or waived, you will not receive any form of consideration for your Common Units in connection with the Merger. Instead, the Partnership will remain a publicly traded master limited partnership, and the Common Units will continue to be listed and traded on the NYSE.

Q:	What conditions must be satisfied to complete the Merger?

A:

Parent and the Partnership are not required to complete the Merger unless a number of customary conditions are satisfied or waived. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	What do I need to do now?

A:

No action by you is requested or required at this time. If the Merger is consummated, you will receive any relevant instructions regarding the surrender of, and payment of the Merger Consideration for, your Common Units. See “The Merger Agreement—The Merger Consideration.”

Q:	What happens if I sell my Common Units before the Effective Time?

A:

If you transfer your Common Units before the Effective Time, you will transfer the right to receive the per unit Merger Consideration, if the Merger is consummated, to the person to whom you transfer your Common Units. See “The Merger Agreement—The Merger Consideration.”

Q:	How will I receive the per unit Merger Consideration to which I am entitled?

A:

Promptly after the Effective Time, the Paying Agent will mail or provide to each Public Unitholder of record certain transmittal materials and instructions for use in effecting the surrender of Common Units to the Paying Agent. The Partnership does not have certificated Common Units as of the date of this information statement. As such, your Common Units are held in “street name” through a bank, brokerage firm or other nominee, and you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” Common Units in exchange for the per unit Merger Consideration. In the event that unit certificates are issued to you after the date of this information statement, please do not send such certificates to the Paying Agent until you receive the transmittal materials and instructions for use in effecting the surrender of Common Units to the Paying Agent. See “The Merger Agreement—The Merger Consideration.”

Q:	Am I entitled to appraisal or dissenters’ rights?

A:	No. Common Unitholders are not entitled to dissenters’ rights of appraisal under the Partnership Agreement, the Merger Agreement or applicable Delaware law. See “Special Factors—No Appraisal Rights.”

Q:	What are the expected U.S. federal income tax consequences to Common Unitholders as a result of the Merger?

A:

If you are a U.S. Common Unitholder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and the resulting tax liability, if any, will depend on your particular situation. In general, gain or loss recognized on the receipt of cash in exchange for Common Units will be taxable as capital gain or loss, a portion of which will be separately computed and taxed as ordinary income or loss under the Code. Accordingly, you should consult your tax advisors regarding the particular tax consequences to you of the exchange of Common Units for cash pursuant to the Merger in the light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Q:	What is “householding”?

A:

The Partnership has adopted a procedure approved by the SEC called “householding.” Under this procedure, Common Unitholders who have the same address and have consented to the Partnership’s mailing of proxy materials and other unitholder information only to one account in such household will receive only one paper copy of this information statement, unless one or more of these Common Unitholders notifies the Partnership that they wish to continue receiving individual copies. This procedure helps reduce the Partnership’s printing costs and postage fees.

A number of brokerage firms with account holders who are Common Unitholders may also use householding. Once you have received notice from your bank or broker that it will be householding materials to your address, householding generally will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and you prefer to receive separate materials, please notify your broker or write to the following address:

SHELL MIDSTREAM PARTNERS, L.P.

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attention: Investor Relations

Phone: (832) 337-2837

For further discussion of householding matters, see “Other Matters—Householding of Materials.”

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or need additional copies of this information statement, you should contact the Partnership at the above address and phone number.

SPECIAL FACTORS

This section of the information statement describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire information statement and the documents incorporated herein by reference, including the full text of the Merger Agreement and Intrepid’s opinion for a more complete understanding of the Merger. Copies of the Merger Agreement and Intrepid’s opinion are attached hereto as Annex A and Annex B, respectively. In addition, important business and financial information about the Partnership is included in or incorporated into this information statement by reference. See “Where You Can Find More Information.”

Effects of the Merger

Pursuant to the Merger Agreement, Merger Sub, an indirect wholly owned subsidiary of Parent, will merge with and into the Partnership, with the Partnership surviving the Merger and continuing to exist as a Delaware limited partnership, and each Public Common Unit will be converted into the right to receive the Merger Consideration. If the Merger is completed, (i) the Public Unitholders will no longer have an equity interest in the Partnership, (ii) the Common Units will no longer be listed on the NYSE, (iii) the Common Units will be deregistered under the Exchange Act as promptly as practicable following the Effective Time and (iv) Parent, as the parent of Holdings, the General Partner and Merger Sub, will indirectly own all of the limited partner interests and the non-economic general partner interest in the Partnership.

The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into a number of Common Units in the Partnership as the surviving entity in the Merger equal to the number of Public Common Units converted into the right to receive Merger Consideration. At the Effective Time, the books and records of the Partnership will be revised to reflect (i) the conversion and cancellation of all Public Common Units and the right to receive the Merger Consideration, (ii) the conversion of the limited liability company interests in Merger Sub and that, immediately after the Effective Time, Holdings and SOPC West will be the only holders of Common Units and Limited Partners and (iii) the continuation of the existence of the Partnership without dissolution.

The (i) non-economic general partner interest, (ii) the Common Units held by Parent and its affiliates and (iii) the Preferred Units, each as are issued and outstanding immediately prior to the Effective Time will not be cancelled, will not be converted into, or entitle the holder thereof to receive, Merger Consideration and will remain outstanding as equity interests in the Partnership as the surviving entity in the Merger.

As a result and upon consummation of the Merger, the Partnership will cease to be a publicly traded partnership and the Common Units will no longer be traded on the NYSE. The Public Unitholders will no longer have any interest in the Partnership’s future earnings or growth. The Merger will have the federal tax consequences described under “Material U.S. Federal Income Tax Consequences of the Merger.”

The Partnership’s net book value (calculated as total assets minus total liabilities) as of June 30, 2022 was approximately $(441) million, and the Partnership’s net income attributable to the Partnership for the six months ended June 30, 2022 was approximately $306 million. Based on their ownership in the Partnership on an as-converted basis, the Shell Filing Parties’ aggregate beneficial interest in the Partnership’s net book value as of June 30, 2022 was approximately 72% (approximately $(318) million) and the Shell Filing Parties’ aggregate beneficial interest in the Partnership’s net income attributable to the Partnership for the six months ended June 30, 2022 was approximately 72% (approximately $221 million). If the Merger is consummated, the Shell Filing Parties’ aggregate beneficial interest in the Partnership’s net book value and net income attributable to the Partnership each will increase to 100%. Accordingly, if the Merger is consummated, the Shell Filing Parties’ aggregate beneficial interest in the Partnership’s net book value and net income attributable to the Partnership will increase to approximately $(441) million and approximately $306 million, respectively (based on the Partnership’s June 30, 2022 financial data). Parent and its affiliates will also be entitled to any future increase in the Partnership’s value and all income generated by the Partnership’s operations going forward.

Background of the Merger

Parent and its management regularly review operational and strategic opportunities to increase value for Shell’s investors. Likewise, since its formation and initial public offering, the Partnership has executed a strategy to increase value for its investors. In connection with these reviews, the parties have, from time to time, evaluated potential transactions that would further their respective strategic objectives.

Parent and its controlled affiliates formed the Partnership to serve as a growth vehicle for Shell’s midstream business by accessing public capital markets. Following the Partnership’s initial public offering in 2014, Parent and its affiliates engaged in a number of dropdown transactions through April 2020 to support the Partnership’s growth strategy. These transactions, along with the restructuring discussed below, were funded by a combination of cash raised by borrowings from credit facilities with Parent and its affiliates, public issuances of Common Units by the Partnership and the direct issuance by the Partnership of Common Units and the Preferred Units to Parent and its affiliates. Additionally, as part of its efforts to support the Partnership’s growth strategy and to lower its cost of capital, Parent and its affiliates agreed to waive payments totaling $130 million with respect to the Partnership’s incentive distribution rights and Common Units beginning in 2019 and, concurrently with the April 2020 dropdown transaction, completed a restructuring that eliminated the Partnership’s incentive distribution rights and the General Partner’s economic general partner interest. In May 2021, an affiliate of Parent also engaged in a transaction with the Partnership in which certain assets of the Partnership were exchanged for Parent’s remaining interests in Zydeco Pipeline Company LLC.

In recent years, Parent has from time to time considered the environment for MLPs generally, and for the Partnership specifically, including the reduced accessibility of equity capital markets for MLPs, which limited the ability of MLPs to fund acquisitions using additional equity issuances; the increasing cost of capital for MLPs, even for MLPs that had already eliminated their incentive distribution rights; the increased desire of investors for companies legally structured as traditional corporations for governance and liquidity reasons; the passage of the Tax Cuts and Jobs Act of 2017, which lowered the U.S. federal corporate income tax rate from 35% to 21% and thereby reduced the relative tax benefits of the MLP pass-through structure; and rising interest rates and inflationary pressures and the perceived effects of such market dynamics on the trading prices for the Common Units. These market trends have led to numerous transactions involving MLPs, including buy-ins of MLPs by their corporate sponsors, acquisitions of MLPs by third parties, conversions of MLPs to corporations for income tax purposes and simplifications of MLPs in which incentive distribution rights are modified or eliminated to improve an MLP’s cost of capital. The overall result of these transactions, combined with a lack of initial public offerings by MLPs in recent years, has been a significant reduction in the number of outstanding MLPs.

As a result of these considerations and in the light of the uncertainty surrounding the early phases of the COVID-19 pandemic, in March 2020 Parent began to explore the feasibility of acquiring the Partnership either through a negotiated merger or by utilizing the limited call right included in the Partnership Agreement, which would allow Parent to acquire the outstanding Public Common Units at a specified price once it owned 75% of the total outstanding Common Units. In exploring such a transaction, Parent considered various options to reach the 75% threshold required to exercise the limited call right. Parent ultimately decided against pursuing a transaction with respect to the Partnership at that time due to the continuing uncertain effects of the COVID-19 pandemic and overall market conditions on Shell and the Partnership. No such potential transaction was discussed with either management of the General Partner or the GP Board.

Management of Parent and its affiliates continued to monitor the Partnership’s performance and the market for MLPs generally throughout the remainder of 2020 and 2021. Performance of the Common Units continued to decline during this period, and the Partnership decreased its distribution for the quarter ended June 30, 2021. In January 2022, Parent again began actively considering potential options with respect to its investment in the Partnership and engaged Baker Botts L.L.P. (“Baker Botts”) and Richards, Layton & Finger, P.A. (“RLF”) to serve as its counsel in connection with a potential buy-in transaction. Parent also engaged Barclays Capital Inc. (“Barclays”) on February 8, 2022, to serve as its financial advisor. Following initial discussions with its advisors, on February 4, 2022, Parent management sought and received organizational approval to pursue a potential acquisition of the Public Common Units using cash consideration from Parent. Shell determined not to issue its own equity as consideration in a potential transaction, which would have been inconsistent with its announced share repurchase goals. Following this approval, Parent management and its advisors prepared to submit an initial cash proposal to the Partnership. On February 9, 2022, Parent discussed with Evercore Group L.L.C. (“Evercore”) the possibility of serving as a financial advisor to Parent in connection with the potential transaction. Parent subsequently engaged Evercore on March 17, 2022, to serve as its financial advisor alongside Barclays.

On February 10, 2022, representatives of Parent alerted the Chief Executive Officer and the Chief Financial Officer of the General Partner that Parent would be submitting a proposal with respect to the Proposed Transaction the following morning. On February 11, 2022, Thomas P. Stokes, Parent’s Head of Finance Acquisitions & Divestments and New Business Development, Americas, submitted to the GP Board on behalf of an affiliate of Parent a proposal with respect to the Proposed Transaction reflecting consideration of $12.89 per Public Common Unit payable in cash (the “Initial Proposal”), which was the closing price of the Common Units on the prior trading day. The Initial Proposal indicated that the applicable affiliate of Parent was only interested in acquiring all of the Public Common Units and had no interest in pursuing other strategic alternatives involving the Partnership. That same day, Parent amended its Schedule 13D to publicly disclose the Initial Proposal, and each of the Partnership and Parent issued press releases announcing the proposal.

Later that day, the GP Board held a meeting at which the GP Board constituted the Conflicts Committee and authorized the Conflicts Committee to, among other things, review, evaluate and negotiate the Proposed Transaction for the purpose of determining whether to grant “Special Approval” under the Partnership Agreement. Following the meeting of the GP Board, the Conflicts Committee held an initial meeting to discuss the Initial Proposal.

Following the Initial Proposal, Mr. Stokes held several discussions on February 14, 2022 and February 15, 2022 with management of the General Partner and the members of the GP Board concerning next steps with regard to the Proposed Transaction and preparation of a management presentation to the Conflicts Committee and its advisors.

On February 14 and 15, 2022, the Conflicts Committee interviewed representatives of potential legal counsels to advise the Conflicts Committee in connection with the Proposed Transaction. The Conflicts Committee ultimately selected Gibson Dunn as its legal counsel with respect to the Proposed Transaction.

On February 22, 2022, the Conflicts Committee met with the other members of the GP Board and provided a general status update of the Proposed Transaction process.

On February 23 and 24, 2022, the Conflicts Committee interviewed representatives of four potential financial advisors to advise the Conflicts Committee in connection with the Proposed Transaction.

On February 25, 2022, the Conflicts Committee met with representatives of Gibson Dunn. At the meeting, the Conflicts Committee approved the engagement of Intrepid as its financial advisor with respect to the Proposed Transaction. The Conflicts Committee and representatives of Gibson Dunn also discussed the transaction process, certain issues and considerations in the evaluation and negotiation of the Proposed Transaction, and next steps.

On March 4, 2022, the GP Board, by resolutions, confirmed that each of James J. Bender, Carlos A. Fierro and Rob L. Jones continued to satisfy the requirements under the Partnership Agreement to serve on the Conflicts Committee and authorized, and ratified the prior authorization of, the Conflicts Committee to (i) consider, review, evaluate and analyze any potential conflicts that may exist among or between (A) the General Partner and its affiliates and (B) the Partnership and the Public Unitholders arising in connection with the Proposed Transaction; (ii) perform appropriate due diligence on and valuation analyses with respect to the Proposed Transaction; (iii) consider, review, evaluate and analyze the terms and conditions of the Proposed Transaction submitted to the GP Board by an affiliate of Parent, on behalf of the Partnership and the Public Unitholders;

(iv) negotiate the terms and conditions and any documentation of the Proposed Transaction on behalf of the Partnership and the Public Unitholders directly with Parent and its affiliates and the counsel and advisor to each of them, as the Conflicts Committee deems necessary or appropriate, in its sole discretion; (v) review and make such investigation of potential alternatives to the Proposed Transaction, including maintaining the status quo, as the Conflicts Committee deems necessary or appropriate, in its sole discretion; (vi) consult with, advise and/or direct management of the Partnership in connection with discussions and/or negotiations concerning potential terms and conditions of the Proposed Transaction; (vii) determine whether the Proposed Transaction is in the best interest of the Partnership and the Public Unitholders; and (viii) determine whether to approve, and to recommend that the GP Board approve, the Proposed Transaction, with any such approval by the Conflicts Committee constituting “Special Approval” for all purposes under the Partnership Agreement, including but not limited to Section 7.10(a) thereof. The GP Board also authorized and ratified the retention of legal and financial advisors by the Conflicts Committee in its sole discretion.

On March 8, 2022, the Conflicts Committee met with representatives of Gibson Dunn to discuss the materials prepared by Gibson Dunn regarding the role and duties of the Conflicts Committee, the framework for resolution of conflicts of interest involving the Partnership, the process and recommendations for resolution of conflicts of interest in connection with the Conflicts Committee’s exploration, consideration, review and evaluation of the Proposed Transaction and related topics. After such discussion, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid, at which meeting Intrepid reviewed the materials prepared by Intrepid with respect to the Proposed Transaction. The Conflicts Committee and representatives of Gibson Dunn and Intrepid also discussed the transaction process, certain issues and considerations in the evaluation and negotiation of the Proposed Transaction, and next steps.

On March 9, 2022, the Conflicts Committee and representatives of Gibson Dunn and Intrepid met with management of the General Partner, members of the Parent transaction team and representatives of Barclays, Evercore and Baker Botts, during which meeting management of the General Partner presented to the Conflicts Committee and its advisors a presentation regarding the Proposed Transaction. During the presentation, management of the General Partner provided a summary of management’s projections relating to the Partnership’s business at an asset level, discussed specific potential positive and negative impacts on the Partnership’s business during the forecast period and answered questions posed by Intrepid and members of the Conflicts Committee regarding the projections. After the meeting with management of the General Partner, the Conflicts Committee, Gibson Dunn and Intrepid had a preliminary discussion regarding the presentation and next steps for the Proposed Transaction.

Also on March 9, 2022, the Conflicts Committee and its advisors were given access to a virtual data room containing various due diligence information with respect to the Partnership and its business. Following the management presentation, representatives of the General Partner held a series of due diligence sessions with Intrepid, Gibson Dunn and members of the Conflicts Committee through April 11, 2022. Aside from participation in these due diligence sessions and management presentations, management of the General Partner and the members of the GP Board affiliated with Parent were not involved in the ongoing negotiations between Parent and the Conflicts Committee.

On March 28, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss the materials prepared by Intrepid evaluating the Proposed Transaction based on the preliminary data provided by the Parent transaction team and management of the General Partner.

On April 8, 2022, the Parent transaction team and management of the General Partner provided updated financial projections of the Partnership (the “Interim Projections”) to the Conflicts Committee and its advisors.

On April 12, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss the materials prepared by Intrepid evaluating the Proposed Transaction based on the Interim Projections.

On April 13, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss a potential counterproposal with respect to the Proposed Transaction. After the discussion, the Conflicts Committee members unanimously agreed to reject the Initial Proposal and to make a counterproposal whereby an affiliate of Parent would acquire all of the Public Common Units at a price of $17.50 per Public Common Unit payable in cash (the “First Committee Counterproposal”). The Conflicts Committee members also unanimously agreed that, on the Conflicts Committee’s behalf, Gibson Dunn should deliver to the applicable affiliate of Parent a letter setting forth the First Committee Counterproposal.

On April 14, 2022, Gibson Dunn delivered the letter setting forth the First Committee Counterproposal to the applicable affiliate of Parent on behalf of the Conflicts Committee.

After receiving the First Committee Counterproposal, on April 18, 2022, representatives of Parent held a meeting with Barclays and Evercore at which the details of the First Committee Counterproposal were discussed along with how the premium implicit in the counterproposal compared to recent precedent transactions. Following this meeting and internal discussions, on April 21, 2022, an affiliate of Parent delivered to the Conflicts Committee a response to the First Committee Counterproposal, which proposed consideration of $14.02 per Public Common Unit payable in cash (such response, the “Second Proposal,” and such proposed consideration, the “Second Proposed Consideration”).

On April 25, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss the Second Proposal, at which meeting Intrepid reviewed the materials prepared by Intrepid evaluating the Proposed Transaction. After such discussion, the Conflicts Committee members unanimously agreed that Intrepid should contact Evercore and Barclays to obtain more information with respect to the Second Proposal, including the rationale for the Second Proposed Consideration, and report back to the Conflicts Committee.

On April 26, 2022, Intrepid had a call with Barclays regarding the Second Proposal, during which Barclays informed Intrepid that Barclays did not have Parent and its affiliates’ valuation framework supporting the Second Proposed Consideration.

On April 27, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid. Intrepid reported on the call with Barclays on the previous day. Discussion then ensued among the Conflicts Committee, Gibson Dunn and Intrepid regarding the Second Proposal and Intrepid’s call with Barclays. After such discussion, the Conflicts Committee members unanimously agreed to reject the Second Proposal, noting that the Second Proposed Consideration was well below the Conflicts Committee’s view of the intrinsic value of the Partnership and below the market trading price of the Common Units. The Conflicts Committee members directed Gibson Dunn to prepare a draft form of counterproposal letter for the Conflicts Committee’s review, with the amount of the proposed consideration to be further discussed by the Conflicts Committee.

On April 29, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss a potential counterproposal. After such discussion, the Conflicts Committee members unanimously agreed: (i) to make a counterproposal whereby an affiliate of Parent would acquire all of the Public Common Units at a price of $17.10 per Public Common Unit payable in cash (the “Second Committee Counterproposal”) and (ii) that, on the Conflicts Committee’s behalf, Intrepid should deliver the Second Committee Counterproposal verbally to Barclays and Gibson Dunn should deliver to the applicable affiliate of Parent a letter setting forth the Second Committee Counterproposal. Later that day, on the Conflicts Committee’s behalf, Intrepid verbally delivered the Second Committee Counterproposal to Barclays, and Gibson Dunn delivered a letter setting forth the Second Committee Counterproposal to the applicable affiliate of Parent.

Between May 2 and May 6, 2022, Parent held a series of discussions with its financial and legal advisors to discuss the Second Committee Counterproposal.

On May 6, 2022, Intrepid had a call with Barclays. During the call, Barclays verbally delivered a proposal with respect to the Proposed Transaction on behalf of an affiliate of Parent, which proposed consideration of $14.75 per Public Common Unit payable in cash (such proposal, the “Third Proposal,” and such proposed consideration, the “Third Proposed Consideration”). After the call between Intrepid and Barclays, an affiliate of Parent delivered a letter setting forth the Third Proposal to the Conflicts Committee.

Later that day, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss the Third Proposal. Representatives of Intrepid reviewed materials prepared by Intrepid analyzing the Proposed Transaction. The Conflicts Committee and representatives of Gibson Dunn and Intrepid also discussed materials sent by a purported holder of Public Common Units to the Conflicts Committee regarding such purported holder’s valuation of the Public Common Units. After such discussion, the Conflicts Committee instructed Intrepid to call Barclays to obtain more information regarding the Third Proposal, including the rationale of the Third Proposed Consideration, which Intrepid did after the meeting.

Later that day, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid, during which meeting representatives of Intrepid reported on the call with Barclays earlier that afternoon. The Conflicts Committee and representatives of Gibson Dunn and Intrepid then discussed the Third Proposal. After such discussion, the Conflicts Committee members unanimously agreed: (i) to reject the Third Proposal; and (ii) that Intrepid should inform Barclays, on behalf of the Conflicts Committee, that the Conflicts Committee would not approve the Proposed Transaction for consideration less than $16.00 per Public Common Unit.

On May 9, 2022, Intrepid had a call with Barclays, during which Intrepid informed Barclays, on behalf of the Conflicts Committee, that the Conflicts Committee was currently contemplating a price per Public Common Unit that was in the $16s. In response, on behalf of an affiliate of Parent, Barclays asked that the Conflicts Committee deliver its counterproposal in writing. Also on May 9, 2022, the chairman of the Conflicts Committee, Mr. James Bender, and representatives of Gibson Dunn and Intrepid received an oral presentation from a purported holder of Public Common Units regarding such purported holder’s valuation of the Public Common Units.

Later that day, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid, during which meeting representatives of Intrepid reported on the call with Barclays earlier that day. Discussion then ensued among the Conflicts Committee members and representatives of Gibson Dunn and Intrepid regarding a potential counterproposal and negotiation strategy. After such discussion, the Conflicts Committee members unanimously agreed: (i) to make a counterproposal whereby an affiliate of Parent would acquire all of the Public Common Units at a price of $16.85 per Public Common Unit payable in cash (the “Third Committee Counterproposal”) and (ii) that, on the Conflicts Committee’s behalf, Intrepid should deliver the Third Committee Counterproposal verbally to Barclays, and Gibson Dunn should deliver to the applicable affiliate of Parent a letter setting forth the Third Committee Counterproposal.

On May 10, 2022, on the Conflicts Committee’s behalf, Intrepid verbally delivered the Third Committee Counterproposal to Barclays, and Gibson Dunn delivered to the applicable affiliate of Parent a letter setting forth the Third Committee Counterproposal. Following receipt of the Third Committee Counterproposal, Mr. Stokes called Mr. Bender to propose a meeting between the parties and their financial and legal advisors, which was set for May 24, 2022.

Prior to the May 24, 2022 meeting, Parent held a series of discussions with its financial and legal advisors to prepare for such meeting. Parent also held discussions with its advisors regarding potential alternative transaction structures should an agreement with the Conflicts Committee not be reached on acceptable terms. These alternative structures involved conversion of the Preferred Units and additional Common Unit purchases by Parent, either through a tender offer, individually negotiated purchases or open market purchases. No such alternative structure was discussed with the Conflicts Committee or its advisors.

On May 24, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss and prepare for the upcoming meeting later that afternoon of the Conflicts Committee and its advisors with Parent and its advisors regarding the Proposed Transaction.

Later that day, the Conflicts Committee and representatives of Intrepid and Gibson Dunn met with members of the Parent transaction team and representatives of Barclays, Evercore and Baker Botts. At that meeting, the parties’ financial advisors discussed the respective methodologies they were using to evaluate the Proposed Transaction and key differences between them. Mr. Stokes then noted for the Conflicts Committee and its advisors certain elements that Parent believed may be leading the Conflicts Committee to overvalue the Partnership. After this meeting, Mr. Stokes and Mr. Bender further discussed the matters raised at the meeting and potential paths forward with respect to the Proposed Transaction. Mr. Stokes advised that Parent would revert with a revised proposal.

Following the May 24, 2022 meeting, Parent held further discussions with its advisors regarding potential alternative transaction structures, but continued to view a negotiated transaction with the Conflicts Committee as the preferred path forward. Additionally, as part of its normal business planning process, management of the General Partner prepared updated projections for the Partnership’s business during this period.

On June 15, 2022, the Parent transaction team and management of the General Partner provided to the Conflicts Committee and its advisors further updated financial projections of the Partnership (the “Updated Financial Projections”).

On June 16, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss the Updated Financial Projections, during which meeting representatives of Intrepid reviewed with the Conflicts Committee the materials prepared by Intrepid comparing the Updated Financial Projections against the Interim Projections. After such discussion, the Conflicts Committee members unanimously agreed that Intrepid should contact Parent and Parent’s financial advisors on behalf of the Conflicts Committee to arrange a meeting among the Conflicts Committee, Parent and management of the General Partner to discuss the Updated Financial Projections.

On June 20, 2022, Mr. Bender had a call with Mr. Stokes with respect to the Proposed Transaction. During the call, Mr. Stokes discussed the Updated Financial Projections and informed Mr. Bender that an affiliate of Parent would deliver to the Conflicts Committee later that day a proposal with respect to the Proposed Transaction proposing consideration of $15.10 per Public Common Unit payable in cash (such proposal, the “Fourth Proposal,” and such proposed consideration, the “Fourth Proposed Consideration”).

Following the call, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss the call between Mr. Bender and Mr. Stokes. After such discussion, the Conflicts Committee members agreed that, after the receipt of the Fourth Proposal, the Conflicts Committee would convene another meeting to discuss the Proposed Transaction. Later that day, an affiliate of Parent delivered a letter setting forth the Fourth Proposal to the Conflicts Committee. After the delivery of the Fourth Proposal, Parent continued to explore with its advisors potential alternative transaction structures.

On June 22, 2022, the Conflicts Committee and representatives of Gibson Dunn and Intrepid met with members of the Parent transaction team, management of the General Partner and representatives of Barclays, Evercore and Baker Botts, during which meeting management of the General Partner responded to questions asked by Intrepid on behalf of the Conflicts Committee with respect to the Updated Financial Projections.

On June 23, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss next steps for the Proposed Transaction. After such discussion, the Conflicts Committee members unanimously agreed that Intrepid should update its financial analysis based on the Updated Financial Projections and current capital market conditions and present to the Conflicts Committee such updated analysis at a later meeting.

On June 28, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss the updated financial analysis prepared by Intrepid with respect to the Proposed Transaction based on the Updated Financial Projections and current capital market conditions. The Conflicts Committee members and representatives of Gibson Dunn and Intrepid also discussed communications from purported holders of Public Common Units and next steps with respect to the Proposed Transaction. After such discussion, the Conflicts Committee members unanimously directed Intrepid to contact Evercore and Barclays to discuss the Proposed Transaction, which Intrepid did after the meeting.

Later that day, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss the call Intrepid had with Evercore and Barclays earlier that day. After such discussion, the Conflicts Committee members unanimously agreed that, on behalf of the Conflicts Committee, Mr. Bender should contact Mr. Stokes to discuss the Proposed Transaction.

On the same day, the Parent transaction team and management of the General Partner provided to the Conflicts Committee and its advisors further updated financial projections of the Partnership (the “Final Financial Projections”).

On June 29, 2022, Mr. Bender had a call with Mr. Stokes, during which Mr. Stokes, on behalf of an affiliate of Parent, verbally delivered a proposal to the Conflicts Committee with respect to the Proposed Transaction, which proposed consideration of $15.75 per Public Common Unit payable in cash (such proposal, the “Fifth Proposal,” and such proposed consideration, the “Fifth Proposed Consideration”).

On June 30, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss the call between Mr. Bender and Mr. Stokes on the previous day, the Fifth Proposal and a potential counterproposal to be delivered by the Conflicts Committee to an affiliate of Parent. After such discussion, the Conflicts Committee members unanimously agreed: (i) to make a counterproposal whereby an affiliate of Parent would acquire all of the Public Common Units either (A) for $15.75 per Public Common Unit payable in cash, subject to approval by holders of a majority of the Public Common Units (“Majority of the Minority Approval”), or (B) for $16.00 per Public Common Unit payable in cash (the “Fourth Committee Counterproposal”); and (ii) that, on behalf of the Conflicts Committee, Mr. Bender should contact Mr. Stokes to verbally deliver the Fourth Committee Counterproposal, which Mr. Bender did on July 1, 2022.

Between July 1, 2022 and July 9, 2022, Mr. Bender had several calls with Mr. Stokes regarding the Fourth Committee Counterproposal and the Proposed Transaction. On a call between Mr. Bender and Mr. Stokes on July 9, 2022, Mr. Stokes, on behalf of an affiliate Parent, verbally delivered a proposal to the Conflicts Committee whereby: (i) an affiliate of Parent would acquire all the Public Common Units for $15.85 per Public Common Unit payable in cash (such proposed consideration, the “Sixth Proposed Consideration”) without the Majority of the Minority Approval; (ii) the Partnership would make quarterly distributions on the Common Units consistent with past practice; and (iii) if a record date for such distribution occurs before the closing of the Proposed Transaction, such distribution would be paid even if the payment date is post-closing (such proposal, the “Sixth Proposal”).

On July 11, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid to discuss the Sixth Proposal, during which meeting representatives of Intrepid reviewed with the Conflicts Committee an updated financial analysis prepared by Intrepid with respect to the Proposed Transaction based on the Final Financial Projections. After such discussion, the Conflicts Committee members unanimously agreed: (i) that the Sixth Proposal was acceptable, subject to negotiation and execution of definitive documentation, receipt of an acceptable fairness opinion from Intrepid and formal approval by the Conflicts Committee; and (ii) that, on behalf of the Conflicts Committee, Mr. Bender should convey that view to Mr. Stokes, which Mr. Bender did later that day.

On July 12, 2022, Baker Botts had a call with Gibson Dunn regarding the draft merger agreement to be provided in connection with the Proposed Transaction. After the call, Baker Botts sent to Gibson Dunn the draft merger agreement and a support agreement to be executed by Holdings concurrently with the execution of the Merger Agreement (“Support Agreement”), pursuant to which Holdings would agree to deliver the consent of a Unit Majority.

On July 15, 2022, the Conflicts Committee met with representatives of Gibson Dunn to discuss the draft merger agreement provided by Baker Botts in connection with the Proposed Transaction, the issues list prepared by Gibson Dunn summarizing Gibson Dunn’s proposed revisions to the draft merger agreement and a revised draft of the merger agreement prepared by Gibson Dunn, which, among other things, (i) required Holdings to deliver a written consent approving the Merger concurrently with the execution of the Merger Agreement and therefore eliminated the need for Holdings to execute a Support Agreement; (ii) revised the scope of the approval contemplated by the Conflicts Committee; (iii) deleted various interim operating covenants with respect to the Partnership; (iv) increased the cap on expense reimbursement to the terminating party in case of termination for material breach by the other party from $3.5 million to $5.0 million; and (v) required the Conflicts Committee’s authorization for any amendment to the Merger Agreement on behalf of the Partnership or the General Partner, or any determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner pursuant to the Merger Agreement. The Conflicts Committee members confirmed agreement with Gibson Dunn’s proposed changes in the revised draft of the merger agreement and directed Gibson Dunn to send the merger agreement markup to Baker Botts and the applicable affiliate of Parent, on behalf of the Conflicts Committee, which Gibson Dunn did after the meeting.

On July 19, 2022, the board of directors of Parent held a meeting at which they approved the Proposed Transaction and delegated to the Parent transaction team the authority to finalize and execute the transaction documentation. Later that day, Baker Botts sent a further revised merger agreement to Gibson Dunn. Among other things, the further revised draft (i) revised the scope of the approval contemplated by the Conflicts Committee; (ii) reinserted certain interim operating covenants with respect to the Partnership; (iii) accepted the increase of the cap on expense reimbursement in case of termination for material breach to $5.0 million; and (iv) required the Conflicts Committee’s approval for any amendment to the Merger Agreement on behalf of the Partnership or the General Partner, or any determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner pursuant to the Merger Agreement.

Later that day, Gibson Dunn sent a further revised draft of the merger agreement to Baker Botts and the applicable affiliate of Parent, which, among other things, revised the scope of the approval contemplated by the Conflicts Committee and deleted various interim operating covenants with respect to the Partnership.

Between July 20 and 23, 2022, representatives of Parent, Baker Botts, RLF and Gibson Dunn held a series of calls to discuss the scope of the approval contemplated by the Conflicts Committee. On July 20, 2022, management of the General Partner was informed of the status of the Proposed Transaction and was subsequently engaged to prepare materials regarding the Proposed Transaction for review by the full GP Board. Also between July 20 and 23, 2022, Baker Botts and Gibson Dunn exchanged further revised drafts of the merger agreement, which incorporated comments from management of the General Partner and representatives of the Partnership, and drafts of the Partnership’s disclosure schedules to the merger agreement prepared by representatives of the Partnership.

On July 25, 2022, the Conflicts Committee met with representatives of Gibson Dunn and Intrepid. Gibson Dunn discussed the summary of the Merger Agreement prepared by Gibson Dunn. Following the presentation by Gibson Dunn, representatives of Intrepid discussed materials prepared by Intrepid regarding financial analyses with respect to the Proposed Transaction and delivered an oral opinion, confirmed by delivery of a written opinion dated July 25, 2022, to the Conflicts Committee to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Merger Consideration in the Proposed Transaction to be received by the Public Unitholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Public Unitholders. After all representatives of Intrepid left the meeting, Gibson Dunn provided the Conflicts Committee with Gibson Dunn’s legal assessment of the Conflicts Committee process. Thereafter, the Conflicts Committee, by unanimous vote, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership, including the Public Unitholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” of the Merger Agreement and the transactions contemplated thereby, including the Merger, for all purposes of the

Partnership Agreement, including Section 7.10(a) thereof; (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; and (iv) recommended that the GP Board (A) direct that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (B) authorize the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Following a report from Mr. Bender regarding the process undertaken by the Conflicts Committee and receipt of the recommendation of the Conflicts Committee (and the approval of the General Partner’s sole member), as well as discussion regarding, among other things, the Conflicts Committee’s receipt of Intrepid’s opinion, the terms of the transaction documents and their negotiation by the various parties, including in-house counsel for the Partnership, the terms of comparable recent MLP buy-in transactions, and the process undertaken by the Conflicts Committee in connection with the Merger, at a meeting duly called and held on July 25, 2022, the GP Board unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (1) fair and reasonable to the Public Unitholders and (2) in the best interests of the Partnership, including the Public Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (c) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (d) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement, recommended approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement. Later that afternoon, the parties executed the Merger Agreement, Holdings delivered the Written Consent, and the parties issued a joint press release announcing the execution of the Merger Agreement. The Partnership also filed a Form 8-K announcing the execution of the Merger Agreement, and Parent amended its Schedule 13D to reflect the execution of the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

Under Section 7.10(a) of the Partnership Agreement, whenever a potential conflict of interest exists between the General Partner or any of its affiliates, on the one hand, and the Partnership, any Group Member or any Partner (each as defined in the Partnership Agreement), on the other hand, any resolution or course of action by the General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by the General Partner and all of the Partnership’s limited partners and will not constitute a breach of the Partnership Agreement, of any Group Member Agreement (as defined in the Partnership Agreement), of any agreement contemplated in the Partnership Agreement or in any Group Member Agreement, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by “Special Approval.” “Special Approval” is defined in the Partnership Agreement as approval by a majority of the members of the Conflicts Committee.

Under Section 7.10(b) of the Partnership Agreement, whenever the General Partner, the GP Board or any committee thereof (including the Conflicts Committee) makes a determination or takes, or declines to take, any other action, or any of its affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under the Partnership Agreement, any Group Member Agreement or any other agreement, then, unless another express lesser standard is provided for in the Partnership Agreement, the General Partner, the GP Board or such committee, or such affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by the Partnership Agreement, any other agreement contemplated thereby or under the DRULPA or any other law, rule or regulation or at equity. Pursuant to Section 7.10(b) of the Partnership Agreement, a determination or other action is deemed to be in “good faith” for purposes of the Partnership Agreement if the person or persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in, or not adverse to, the best interests of the Partnership.

The Conflicts Committee determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership, including the Public Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” as such term is defined in the Partnership Agreement.

Pursuant to Section 7.10(a) of the Partnership Agreement, if a transaction giving rise to a potential conflict of interest is approved by “Special Approval”, then it is presumed that, in making its decision to approve such transaction, the Conflicts Committee and/or the GP Board acted in good faith. In any proceeding brought by any limited partner challenging such approval by the Conflicts Committee or the GP Board, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Under Section 7.11(b) of the Partnership Agreement, the General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion of such persons as to matters that the General Partner reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

Reasons for Approval of the Merger Agreement and the Merger by the Conflicts Committee and the GP Board

The Conflicts Committee

The Conflicts Committee consists of the three directors who meet the independence and other qualifications under the Partnership Agreement for membership on the Conflicts Committee: James J. Bender (Chairman), Carlos A. Fierro and Rob L. Jones. The Partnership Agreement requires that members of the Conflicts Committee (i) not be officers or employees of the General Partner or directors, officers or employees of its affiliates, (ii) are not holders of any ownership interest in the General Partner or its affiliates other than (A) Common Units and (B) awards that are granted to such director in his capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (iii) are determined by the GP Board to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder and by the NYSE.

In connection with the Proposed Transaction, the GP Board on March 4, 2022, by resolutions, reaffirmed that each of the members of the Conflicts Committee continued to satisfy the requirements under the Partnership Agreement to serve on the Conflicts Committee and authorized, and ratified the prior authorization of, the Conflicts Committee to (i) consider, review, evaluate and analyze any potential conflicts that may exist among or between (A) the General Partner and its affiliates and (B) the Partnership and the Public Unitholders, arising in connection with the Proposed Transaction, (ii) perform appropriate due diligence on and valuation analyses with respect to the Proposed Transaction, (iii) consider, review, evaluate and analyze the terms and conditions of the Proposed Transaction submitted to the GP Board by an affiliate of Parent, on behalf of the Partnership and the Public Unitholders, (iv) negotiate the terms and conditions and any documentation of the Proposed Transaction on behalf of the Partnership and the Public Unitholders directly with Parent and its affiliates and the counsel and advisor to each of them, as the Conflicts Committee deems necessary or appropriate, in its sole discretion, (v) review and make such investigation of potential alternatives to the Proposed Transaction, including maintaining the status quo, as the Conflicts Committee deems necessary or appropriate, in its sole discretion, (vi) consult with, advise and/or direct management of the Partnership in connection with discussions and/or negotiations concerning potential terms and conditions of the Proposed Transaction, (vii) determine whether the Proposed Transaction is in the best interest of the Partnership and the Public Unitholders, and (viii) determine whether to approve, and to recommend that the GP Board approve, the Proposed Transaction, with any such approval by the Conflicts Committee constituting “Special Approval” for all purposes under the Partnership Agreement, including but not limited to Section 7.10(a) thereof. The GP Board also authorized and ratified the retention of legal and financial advisors by the Conflicts Committee in its sole discretion.

The Conflicts Committee conducted an extensive review and evaluation of the Proposed Transaction and negotiated with Parent and its representatives with respect to the Merger and the Merger Agreement. The Conflicts Committee retained Intrepid as its financial advisor and Gibson Dunn as its legal counsel. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the Conflicts Committee considered a number of factors affecting the Public Unitholders in its deliberations.

On July 25, 2022, the Conflicts Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership, including the Public Unitholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” of the Merger Agreement and the transactions contemplated thereby, including the Merger, for all purposes of the Partnership Agreement, including Section 7.10(a) thereof; (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; and (iv) recommended that the GP Board (A) direct that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (B) authorize the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Reasons for the Conflicts Committee’s Approval

At a meeting of the Conflicts Committee on July 25, 2022, the Conflicts Committee, by unanimous vote, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership, including the Public Unitholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” of the Merger Agreement and the transactions contemplated thereby, including the Merger, for all purposes of the Partnership Agreement, including Section 7.10(a) thereof; (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; and (iv) recommended that the GP Board (A) direct that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (B) authorize the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

In evaluating the Proposed Transaction and reaching its determination and approval, the Conflicts Committee considered information supplied by management of the General Partner and Parent and its affiliates, consulted with its legal and financial advisors, and considered a number of factors. The Conflicts Committee also consulted with its legal counsel regarding its authority and duties.

The Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and granting “Special Approval” of the Proposed Transaction:

•

Through negotiation, the Conflicts Committee was able to increase the Merger Consideration by $2.96 per Public Common Unit, or approximately 23% as compared to the $12.89 per Public Common Unit offer initially proposed by an affiliate of Parent on February 11, 2022.

•

The Conflicts Committee believed that $15.85 per Public Common Unit was likely the highest price per Public Common Unit that Parent would be willing to pay at the time of the Conflicts Committee’s determination and grant of “Special Approval.”

•

The Merger Consideration represents an approximately 25% premium to the trailing 30-day VWAP of the Common Units as of February 10, 2022 (the last trading day prior to the time that Parent offered to acquire all of the Public Common Units), an approximate 23% premium to the closing price of the Common Units on February 10, 2022, and an approximate 13% premium to the trailing 30-day VWAP of the Common Units as of July 22, 2022 (the last trading day prior to the Conflicts Committee’s approval of the Merger).

•

The financial analyses prepared by Intrepid, as financial advisor to the Conflicts Committee, and the oral opinion of Intrepid delivered to the Conflicts Committee on July 25, 2022 and subsequently confirmed in writing, which analyses and opinion the Conflicts Committee adopted as its own, that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and others matters set forth in Intrepid’s written opinion (as more fully described below under “Opinion of Financial Advisor to the Conflicts Committee”), the Merger Consideration in the Proposed Transaction to be received by the Public Unitholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Public Unitholders.

•

The Merger Consideration is an all-cash amount, which the Conflicts Committee believes provides greater value to the Public Unitholders than the long-term value of the Partnership as a publicly traded partnership, after taking into account the opportunities for, as well as the risks and challenges facing, the Partnership’s current business and financial prospects.

•

The Conflicts Committee believed that there were no viable alternative transactions for the Partnership in lieu of a transaction with Parent that would provide comparable or superior value, in the light of Parent’s controlling position in the Partnership through Parent’s indirect ownership of the General Partner and approximately 72% of the voting power of the Partnership’s outstanding limited partner interests as of July 25, 2022, the Parent’s affiliate being the sole lender to the Partnership and its subsidiaries and the Conflicts Committee’s recognition of overall risks and uncertainties in midstream corporate and asset transactions.

•

The Conflicts Committee’s belief that it was unlikely that any other transaction with a third party involving a sale of the Partnership or a significant interest in the Partnership or its assets could be consummated at the time of the Conflict Committee’s determination and approval in the light of Parent’s stated position when it delivered the Initial Proposal (and throughout its negotiations with the Conflicts Committee) that it was only interested in acquiring all of the outstanding Common Units owned by the Public Unitholders and had no interest in approving any combination of the Partnership with, or a sale of all or substantially all of the assets of the Partnership to, any other acquirer.

•

Further increases in market interest rates, which are expected, may adversely affect the attractiveness of the Common Units to investors compared to other financial instruments or alternate investment opportunities.

•

The Conflicts Committee’s belief that investor sentiment increasingly disfavors MLP structures as compared to alternative structures and, as a result, the state of the MLP debt and equity capital markets will continue to present challenges for the Partnership to fund acquisitions and growth capital expenditures.

•

The receipt of cash consideration eliminates downside risk associated with the continued ownership of the Common Units, including any possible decrease in the future revenues and cash available for distribution, growth or value of the Partnership following the Merger.

•

Parent’s and its affiliates’ historical status as one of the Partnership’s largest customers and primary sources of debt capital and the dependence of the Partnership’s growth on the growth of Parent’s and its affiliates’ businesses.

•

The Partnership’s base business being unable to sustain the prior distribution level, leading the Partnership to decrease its distribution by 35% in the second quarter of 2021 and to maintain its distribution at such lower level.

•	Given the difficulty the Partnership would face in accessing the capital markets to fund a dropdown, growth prospects for the Partnership were expected to be limited.

•	The Written Consent executed and delivered by Holdings is sufficient to approve the Proposed Transaction on behalf of the Limited Partners, which increases certainty of Closing.

•	Certain terms of the Merger Agreement, principally:

•	Each Public Unitholder will receive $15.85 in cash for each Public Common Unit owned;

•

Parent’s obligation to reimburse certain of the Partnership’s expenses, up to $5.0 million, in connection with the termination of the Merger Agreement as a result of a material uncured breach by Parent;

•

Provisions prohibiting Parent and its subsidiaries, including the General Partner, from revoking or diminishing the authority of the Conflicts Committee, increasing the size of the Conflicts Committee or removing any member of the Conflicts Committee, in each case, without the consent of the Conflicts Committee between signing of the Merger Agreement and the Closing;

•

Provisions requiring the prior written approval of the Conflicts Committee to amend the Merger Agreement and to authorize other actions on behalf of the Partnership and the General Partner as specified in the Merger Agreement;

•

Provisions requiring the Partnership to make distributions of no less than $0.30 per Common Unit through the Effective Time and to pay any distributions with a record date prior to the Effective Time that remain unpaid as of the Effective Time;

•	The limited nature of the operational representations and warranties and covenants given by the Partnership and its subsidiaries;

•	The Merger Agreement contains only limited conditions and exceptions to the closing conditions, and the consummation of the Proposed Transaction is not contingent upon financing; and

•

A provision prohibiting Parent, Holdings and the General Partner from transferring any interests in the Partnership that Parent, Holdings and the General Partner or their respective subsidiaries own beneficially or of record until Closing or the earlier termination of the Merger Agreement.

As part of its deliberative process, the Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and granting “Special Approval” of the Proposed Transaction:

•	The Conflicts Committee was not authorized to and did not engage in the review, solicitation, consideration or evaluation of any alternative proposals by third parties unaffiliated with Parent.

•	The Common Units have, in the past, traded at levels that exceed the per unit Merger Consideration.

•

The Merger Agreement does not include a condition that requires the approval by a majority of the Public Common Units, and therefore approval of the Proposed Transaction does not require the affirmative vote of any Public Unitholder.

•

The fact that the market price of the Common Units could be affected by many factors, including the following if the Merger Agreement is terminated: (i) the reason for such termination and whether such termination resulted from factors adversely affecting the Partnership, (ii) the possibility that, as a result of the termination of the Merger Agreement, possible acquirers (including Parent and its affiliates in any future consideration) may consider the Partnership to be an unattractive acquisition candidate and (iii) the possible sale of Common Units by short-term investors following an announcement that the Merger Agreement was terminated.

•

The risks and contingencies relating to the announcement and pendency of the Merger, including the potential for diversion of management and employee attention and the potential effect on the Partnership’s business and the restrictions on the conduct of the Partnership’s business during the period between the execution of the Merger Agreement and the completion of the Merger.

•	Certain terms of the Merger Agreement, principally:

•

The Partnership’s obligations to reimburse certain of Parent’s expenses, up to $5.0 million, in connection with the termination of the Merger Agreement as a result of a material uncured breach by the Partnership or the General Partner; and

•

The operating covenants of the Partnership providing protection to Parent prior to Closing by restricting the Partnership’s ability to take certain actions prior to Closing that could reduce the value of the Common Units in the event the Merger Agreement is terminated.

•	The Public Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the Partnership Agreement or Delaware law.

•

The Public Unitholders will not have any equity participation in the Partnership following the consummation of the Proposed Transaction, and the Public Unitholders will accordingly cease to participate in the Partnership’s future earnings or growth, if any, or benefit from any increases, if any, in the value of the Common Units.

•	The Proposed Transaction may result in a cash tax liability for certain Public Unitholders.

•	The Partnership has incurred and will continue to incur transaction costs and expenses in connection with the Proposed Transaction, whether or not the Proposed Transaction is completed.

•	Litigation may be commenced in connection with the Proposed Transaction, and such litigation may increase costs and result in a diversion of management focus.

•	The Proposed Transaction might not be completed in a timely manner, or at all, and a failure to complete the Proposed Transaction could negatively affect the trading price of the Common Units.

•

Some of the directors and executive officers of Parent, its affiliates and the General Partner may have interests in the Proposed Transaction that are different from, or in addition to, the interests of the Public Unitholders.

The Conflicts Committee also considered the following factors relating to the procedural safeguards that the Conflicts Committee believed were and are present with respect to the fairness of the Proposed Transaction and to permit the Conflicts Committee to make its determination and grant “Special Approval”, which the Conflicts Committee believes support its decision and provide assurance as to the procedural fairness of the Proposed Transaction to the Public Unitholders:

•

The Conflicts Committee consists solely of directors who are not securityholders (other than of Common Units), officers or employees of the General Partner or its affiliates, are not officers, employees or controlling shareholders of Shell, any of its affiliates or the Partnership, are not otherwise affiliated with Parent and its affiliates and are all independent of management of the General Partner.

•

The terms and conditions of the Merger Agreement, including the Merger Consideration, were determined as a result of arm’s length negotiations between Parent and the Conflicts Committee and their respective representatives that included multiple proposals and counterproposals.

•

The Conflicts Committee retained independent financial and legal advisors with reputations, knowledge and experience with respect to public merger and acquisition transactions, MLPs, and midstream and oil and gas companies, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Proposed Transaction and familiarity with the Partnership and its business.

•

The members of the Conflicts Committee are members of the GP Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of the Partnership.

•	The compensation of the members of the Conflicts Committee is in no way contingent on their approving the Proposed Transaction.

•

Although no specific issues came to the attention of the Conflicts Committee with respect to the information it was ultimately provided, the Conflicts Committee was aware that Parent, as the controlling party of the Partnership, controlled the delivery and presentation of information the Conflicts Committee received for purposes of evaluating the Proposed Transaction and the fairness of the Merger Consideration to be received by the Public Unitholders.

•

The resolutions of the GP Board establishing the Conflicts Committee granted authority to the Conflicts Committee, including the authority to determine whether or not to proceed with the Proposed Transaction and to negotiate the terms and conditions of the Proposed Transaction, and the members of the Conflicts Committee were aware that they were under no obligation to approve, and could reject, the Proposed Transaction.

After taking into account all of the factors set forth above, as well as others, the Conflicts Committee concluded that the potential benefits of the Proposed Transaction outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership, including Public Unitholders.

The foregoing discussion of the information and factors considered by the Conflicts Committee is not intended to be exhaustive, but includes material factors the Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Proposed Transaction and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and granting its approval. In addition, each of the members of the Conflicts Committee may have given differing weights to different factors. The Conflicts Committee granted its approval based on the totality of information presented to, and the investigation conducted by, the Conflicts Committee. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in the light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The GP Board

The GP Board consists of seven directors, three of whom (Messrs. Bender, Fierro and Jones) constitute the Conflicts Committee. As such, some of the directors on the GP Board may have different interests in the Merger than the Public Unitholders. For a discussion of these and other interests of the members of the GP Board in the Merger, see “—Interests of the Directors and Executive Officers of the General Partner in the Merger.”

Following the receipt of the recommendation of the Conflicts Committee discussed above (and the approval of the General Partner’s sole member) and after considering the factors discussed below, on July 25, 2022, the GP Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) fair and reasonable to the Public Unitholders and (B) in the best interests of the Partnership, including the Public Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Limited Partners for approval, recommended approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Limited Partners and authorized the Limited Partners to act by written consent. In making the determination described above, the GP Board has expressly adopted the analysis of the Conflicts Committee, which expressly adopted the analyses and opinion of Intrepid, among other factors considered in the course of making its recommendation that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Reasons for the GP Board’s Recommendation

In determining that the Merger Agreement and the Proposed Transaction are fair and reasonable to the Public Unitholders and in the best interests of the Partnership, including the Public Unitholders, recommending that the Limited Partners vote in favor of the Merger Agreement and the Proposed Transaction and authorizing the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement, the GP Board considered a number of factors, including the following material factors:

•	The terms of comparable recent MLP buy-in transactions, including the premium paid in such transactions.

•	The approval of the General Partner’s sole member.

•

The factors considered by the Conflicts Committee to be generally positive or favorable in making its determination and granting “Special Approval” of the Proposed Transaction, including the material factors considered by the Conflicts Committee to be generally positive or favorable described under “—Reasons for the Conflicts Committee’s Approval.”

The GP Board considered the following factors to be generally negative or unfavorable in making its determination and approvals, and the related recommendation to the Limited Partners:

•

The Conflicts Committee was not authorized to and did not engage in the review, solicitation, consideration or evaluation of any alternative proposals by third parties unaffiliated with Parent. Since Parent indirectly controls the Partnership, it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of the Partnership, and it was unlikely that the Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of the Partnership.

•

The factors considered by the Conflicts Committee to be generally negative or unfavorable in making its determination and granting “Special Approval” of the Proposed Transaction, including the material factors considered by the Conflicts Committee to be generally negative or unfavorable described under “—Reasons for the Conflicts Committee’s Approval.”

In making its determination, the GP Board also considered:

•

The Conflicts Committee’s unanimous approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” for all purposes of the Partnership Agreement, and the recommendation to the GP Board discussed above.

•

The GP Board’s understanding of the process and procedures undertaken by the Conflicts Committee by which the Conflicts Committee arrived at its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of the Partnership, including the Public Unitholders, which included:

•

the Conflicts Committee consists solely of directors who are not securityholders (other than of Common Units), officers or employees of the General Partner or its affiliates, are not officers, employees or controlling shareholders of Shell, any of its affiliates or the Partnership, are not otherwise affiliated with Parent and its affiliates and are all independent of management of the General Partner;

•

the Conflicts Committee retained independent financial and legal advisors with reputations, knowledge and experience with respect to public merger and acquisition transactions, MLPs, and midstream and oil and gas companies, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Proposed Transaction and familiarity with the Partnership and its business;

•

the GP Board’s determination that the members of the Conflicts Committee were independent and otherwise met the test for membership on the Conflicts Committee as set forth in the Partnership Agreement;

•

the GP Board’s resolution that the Conflicts Committee would not have any duty (fiduciary or otherwise) to consider the interests of the General Partner or its controlling affiliates, including Parent, in its consideration of the Proposed Transaction;

•

the terms and conditions of the Merger Agreement, including the Merger Consideration, were determined as a result of arm’s length negotiations between Parent and the Conflicts Committee and their respective representatives, including in-house counsel for the Partnership, that included multiple proposals and counterproposals;

•	that certain actions, including amendment of the Merger Agreement, may not be taken without prior written approval of the Conflicts Committee; and

•

the Conflicts Committee’s receipt of Intrepid’s opinion, dated July 25, 2022, to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Merger Consideration in the Proposed Transaction to be received by the Public Unitholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Public Unitholders.

In addition, under the SEC rules governing “going private” transactions, the Partnership and the General Partner are engaged in a “going private” transaction and, therefore, are required to express their position as to the fairness of the Merger to the Partnership’s “unaffiliated security holders,” as defined in Rule 13e-3 under the Exchange Act. The GP Board, on behalf of the General Partner and the Partnership, is making the following statements for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The GP Board, on behalf of the General Partner and the Partnership, on the basis of the factors described above, believes that the Merger (which is the Rule 13e-3 transaction for which the Schedule 13E-3 was filed with the SEC) is both substantively and procedurally fair to the Public Unitholders. The GP Board did not retain an unaffiliated representative to act solely on behalf of the Public Unitholders for purposes of negotiating the terms of the Merger Agreement.

In addition, the GP Board did not consider the Partnership’s net book value, which is defined as total assets minus total liabilities, because the GP Board believed that net book value was not a material indicator of the value of the Partnership as a going concern. The GP Board also did not consider the liquidation value of the Partnership’s assets, and did not perform a liquidation analysis, because it considers the Partnership to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Common Units, and the GP Board believes that the liquidation value of the Common Units is irrelevant to a determination of whether the Merger is fair to the Public Unitholders. The GP Board was not aware of, and thus did not consider, any firm offers or proposals made by any unaffiliated person during the past two years for: (i) a merger or consolidation of the Partnership with another company; (ii) the sale or transfer of all or substantially all of the Partnership’s assets; or (iii) the purchase of securities of the Partnership that would enable such person to exercise control of or significant influence over the Partnership. The GP Board is not aware of, and thus did not consider, any purchases by the Partnership of Common Units during the past two years.

The GP Board’s consideration of the factors described above reflects its assessment of the fairness of the Merger. The GP Board implicitly considered the value of the Partnership in a sale as a going concern by taking into account the Partnership’s current and anticipated business, financial conditions, results of operations, prospects and other forward-looking matters. The GP Board did not, however, explicitly calculate a stand-alone going concern value of the Partnership because the GP Board believes that going concern value is not an appropriate method of determining the value of the Common Units for purposes of the Merger. In the light of the fact that the Shell Filing Parties already have, and will continue to have, control of the Partnership, and that the Shell Filing Parties continue to desire to retain their Common Units, the GP Board does not believe that it would be appropriate for the Public Common Units to be valued on a basis that includes a control premium.

The foregoing discussion of the information and factors considered by the GP Board is not intended to be exhaustive, but includes material factors the GP Board considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the GP Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the GP Board may have given differing weights to different factors. Overall, the GP Board believed that the positive factors supporting the Merger outweighed the negative factors it considered. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in the light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Unaudited Financial Projections of the Partnership

In connection with the Proposed Transaction, the General Partner’s management prepared projections relating to the Partnership (without giving effect to the Merger) that included future financial and operating performance (the “Initial Projections”) of the Partnership, which were provided to the Conflicts Committee on March 9, 2022. The General Partner’s management based the Initial Projections on projections previously prepared during a periodic budgeting process. On April 8, 2022, the Parent transaction team and management of the General Partner provided the Interim Projections to the Conflicts Committee and its advisors, which provided updates for (i) selected key changes since the Initial Projections, (ii) certain new customer contracts and (iii) a change to the assumption that the Preferred Units would be converted. Subsequent to preparation of the Initial Projections and the Interim Projections, during discussions regarding the Proposed Transaction and as part of its normal business planning process, the General Partner’s management prepared the Final Financial Projections on June 15, 2022 and June 28, 2022, which superseded the Interim Projections and took into account the most recent forecasts and information with respect to the Partnership’s anticipated joint venture interests, updated views of the General Partner with respect to the Partnership’s future financial and operating performance and revised assumptions underlying interest rates being charged to the Partnership under certain of its credit facilities (such Final Financial Projections, together with the Initial Projections, the “Projections”). It should be noted that the Projections and certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in the light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The Projections were prepared only for internal purposes and not with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation of prospective financial information but, in the view of the General Partner’s management, were prepared on a reasonable basis and reflect the best then-available estimates and judgments of the General Partner’s management, taking into account, among other things, projections provided by operators of relevant joint ventures. However, this information is not fact and should not be relied upon as necessarily predictive of actual future results, and readers of this information statement are cautioned not to place undue reliance on this and other prospective financial information.

The Projections were provided to the Conflicts Committee and Intrepid in connection with its evaluation of the Proposed Transaction and the Final Financial Projections were provided to Intrepid for its use and reliance in connection with its financial analyses and opinion described under “—Opinion of Financial Advisor to the Conflicts Committee.”

These Projections are included below to give Public Unitholders access to certain non-public unaudited prospective financial information that was made available to the Conflicts Committee, the GP Board, and Intrepid in connection with the Proposed Transaction. The inclusion of these Projections in this information statement should not be regarded as an indication that the Partnership, the General Partner or their respective representatives considered or consider the Projections to be necessarily predictive of actual future performance or events, and the Projections set forth below should not be relied upon as such.

Uncertainties are inherent in prospective financial information of any kind. None of the Partnership, the General Partner or any of their respective affiliates, officers, directors, managers, advisors or other representatives has made or makes any representation to any Limited Partner or can give any assurance to any Limited Partner or any other person regarding the ultimate performance of the Partnership compared to the information set forth below or that any such results will be achieved.

While the Partnership may provide public earnings guidance from time to time, the Partnership does not as a matter of course publicly disclose other financial forecasts as to future earnings or financial performance or results because of, among other reasons, the uncertainty underlying assumptions and estimates. The Projections summarized below were prepared by the General Partner’s management.

Neither Ernst & Young LLP, the Partnership’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The Projections are, in general, prepared primarily for internal use. Such internal forecasts are inherently subjective in nature, susceptible to interpretation and, accordingly, such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management of the General Partner, including material assumptions with respect to the business of the Partnership for the periods covered by the Projections. Such assumptions may not be achieved and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Parent or the Partnership. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will be realized. Some of the assumptions made by management of the General Partner in connection with the Projections included, but were not limited to, the following:

•	weather conditions;

•	commodity pricing;

•	the amount and timing of distributions made to the Partnership by its equity method investments;

•	the amount and timing of distributions to the unitholders by the Partnership;

•

the amount and timing of the administrative fee paid by the Partnership under its Omnibus Agreement effective February 1, 2019, by and among the Partnership, the General Partner, SPLC and Shell Midstream Operating LLC;

•	the amounts of revenue and expenses per budget;

•	the demand for the Partnership’s transportation, storage and other services;

•	the competitive landscape in any market that the Partnership serves;

•	the ability of the Partnership to renew or extend agreements with its customers and the terms of such renewals or extensions;

•	the ability of the Partnership to remain a public entity;

•	the amounts and nature of future capital expenditures, including the allocation of capital to expansion capital expenditures or maintenance capital expenditures; and

•	other general business, market, industry and interest rate assumptions.

There will be differences between actual and forecasted results, and the differences may be material. Important factors that may affect actual results and cause these Projections not to be achieved include, but are not limited to, risks and uncertainties relating to the Partnership’s business (including the Partnership’s ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions, the regulatory environment and other factors described in or referenced under “Cautionary Statement Regarding Forward-Looking Statements” and those risks and uncertainties detailed in the “Risk Factors” sections of the Partnership’s public filings with the SEC, including the Partnership’s Annual Report on Form 10-K filed with the SEC on February 24, 2022. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased given the length of time in the future over which these assumptions apply. Any assumptions and projections in early periods could have a compounding effect on the projections shown for later periods. Thus, any failure of an assumption or projections to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

Initial Projections

	Year Ended December 31,
	2022E	2023E	2024E	2025E	2026E
	(Financial metrics in millions)
Revenue Total, Net of Cost of Goods Sold	$520	$524	$512	$505	$525
Operating expense	$(242)	$(247)	$(258)	$(259)	$(252)
Depreciation and amortization	$(54)	$(55)	$(55)	$(57)	$(57)
Property and other taxes	$(22)	$(22)	$(22)	$(23)	$(23)
Loss/gain from disposition of fixed assets	$0	$0	$0	$0	$0
Total costs and expenses	$(318)	$(324)	$(335)	$(338)	$(332)
Operating income	$202	$199	$177	$166	$193
Income from equity investment	$397	$464	$466	$474	$490
Dividend income from investment	$0	$0	$0	$0	$0
Other income / expense	$37	$48	$48	$47	$47
Income from other investments	$434	$512	$513	$521	$537
Interest income / expense	$(57)	$(59)	$(63)	$(66)	$(68)
Income before income taxes	$579	$652	$627	$621	$661
Tax expense	$0	$0	$0	$0	$0
Net Income	$579	$652	$627	$621	$661
Net income attributable to non-controlling interests	$(12)	$(15)	$(15)	$(15)	$(14)
Net income attributable to Parent	$0	$0	$0	$0	$0
Net income attributable to the Partnership	$566	$637	$612	$606	$647

	Year Ended December 31,
	2022E	2023E	2024E	2025E	2026E
	(Financial metrics in millions, except per Common Unit figures)
Net Income	$579	$652	$627	$621	$661
Depreciation	$54	$55	$55	$57	$57
Contract asset amortization	$15	$15	$15	$15	$15
Loss (gain) from disposition of fixed assets	$0	$0	$0	$0	$0
Allowance oil reduction to net realizable value	$0	$0	$0	$0	$0
Interest expense and income tax expense, net	$58	$60	$64	$66	$69
Distributions from equity investments	$(35)	$(38)	$(37)	$(36)	$(35)
Equity method distributions included in other income	$455	$536	$543	$548	$564
Income from equity investments	$(397)	$(464)	$(466)	$(474)	$(490)
Adjusted EBITDA(1)	$728	$815	$801	$797	$841
Adjusted EBITDA attributable to non-controlling interests	$(12)	$(15)	$(15)	$(15)	$(14)
Consolidated Partnership Adjusted EBITDA(1)	$716	$800	$786	$783	$827
Partnership finance receivable, interest and income taxes paid(2)	$(52)	$(54)	$(57)	$(59)	$(58)
Partnership share of volume deficiency payments	$0	$0	$0	$0	$0
Partnership share of maintenance capital expenditures	$(37)	$(10)	$(25)	$(21)	$(21)
Series A Convertible Preferred Coupon Payments	$0	$0	$0	$0	$0
Reimbursements from Parent included in partners’ capital	$0	$0	$0	$0	$0
Cash Available for Distribution(3)	$627	$736	$704	$703	$748
Distributions per Common Unit per Year	$1.20	$1.20	$1.20	$1.20	$1.20
Yearly Coverage Ratio	1.18x	1.38x	1.32x	1.32x	1.40x
Growth Capital Expenditure	$23	$26	$28	$25	$36

Updated Projections

	Year Ended December 31,
	2022E(4)	2023E	2024E	2025E	2026E
	(Financial metrics in millions)
Revenue Total, Net of Cost of Goods Sold	$559	$538	$551	$521	$545
Operating expense	$(270)	$(258)	$(270)	$(258)	$(280)
Depreciation and amortization	$(50)	$(52)	$(53)	$(54)	$(55)
Property and other taxes	$(19)	$(20)	$(20)	$(20)	$(20)
Loss/gain from disposition of fixed assets	$0	$0	$0	$0	$0
Total costs and expenses	$(340)	$(330)	$(342)	$(332)	$(355)
Operating income	$220	$208	$208	$189	$190
Income from equity investment	$370	$458	$463	$469	$491
Dividend income from investment	$0	$0	$0	$0	$0
Other income / expense	$36	$49	$47	$46	$44
Income from other investments	$407	$507	$511	$515	$536
Interest income / expense	$(64)	$(74)	$(73)	$(75)	$(79)
Income before income taxes	$563	$642	$646	$628	$646
Tax expense	$0	$0	$0	$0	$0
Net Income	$563	$642	$646	$628	$646
Net income attributable to non-controlling interests	$(8)	$(11)	$(11)	$(10)	$(4)
Net income attributable to Parent	$0	$0	$0	$0	$0
Net income attributable to the Partnership	$555	$631	$635	$618	$642

	Year Ended December 31,
	2022E(4)	2023E	2024E	2025E	2026E
	(Financial metrics in millions, except per Common Unit figures)
Net Income	$563	$642	$646	$628	$646
Depreciation	$50	$52	$53	$54	$55
Contract asset amortization	$15	$15	$15	$15	$15
Loss (gain) from disposition of fixed assets	$0	$0	$0	$0	$0
Allowance oil reduction to net realizable value	$0	$0	$0	$0	$0
Interest expense and income tax expense, net	$64	$74	$73	$76	$79
Distributions from equity investments	$(33)	$(34)	$(33)	$(33)	$(32)
Equity method distributions included in other income	$505	$516	$531	$537	$561
Income from equity investments	$(370)	$(458)	$(463)	$(469)	$(491)
Adjusted EBITDA(1)	$794	$806	$821	$808	$833
Adjusted EBITDA attributable to non-controlling interests	$(8)	$(11)	$(12)	$(11)	$(5)
Consolidated Partnership Adjusted EBITDA(1)	$786	$795	$809	$797	$828
Partnership finance receivable, interest and income taxes paid(2)	$(59)	$(68)	$(67)	$(69)	$(71)
Partnership share of volume deficiency payments	$6	$0	$0	$0	$0
Partnership share of maintenance capital expenditures	$(30)	$(21)	$(19)	$(18)	$(21)
Series A Convertible Preferred Coupon Payments	$(48)	$(48)	$(48)	$(48)	$(48)
Reimbursements from Parent included in partners’ capital	$1	$0	$0	$0	$0
Cash Available for Distribution(3)	$656	$658	$676	$662	$688
Distributions per Common Unit per Year	$1.20	$1.20	$1.20	$1.20	$1.20
Yearly Coverage Ratio	1.39x	1.39x	1.43x	1.40x	1.46x
Growth Capital Expenditure	$8	$27	$37	$24	$40

(1)

Adjusted EBITDA, a non-GAAP financial measure, is defined by the Partnership as net income before income taxes, interest expense, interest income, gain or loss from dispositions of fixed assets, allowance oil reduction to net realizable value, loss from revision of asset retirement obligation, and depreciation, amortization and accretion, plus cash distributed to the Partnership from equity method investments for the applicable period, less equity method distributions included in other income and income from equity method investments. Consolidated Partnership Adjusted EBITDA is defined as Adjusted EBITDA attributable to the Partnership less Adjusted EBITDA attributable to noncontrolling interests.
(2)	Finance receivables represent the annual net payment of $140 million that the Partnership receives in relation to certain logistics assets at the Shell Norco Manufacturing Complex.
(3)

Cash Available for Distribution, a non-GAAP financial measure, is defined as Adjusted EBITDA attributable to the Partnership less maintenance capital expenditures attributable to the Partnership, net interest paid by the Partnership, cash reserves, income taxes paid and distributions on the Preferred Units, plus net adjustments from volume deficiency payments attributable to the Partnership, reimbursements from Parent included in partners’ capital, principal and interest payments received on financing receivables and certain one-time payments received. Cash Available for Distribution will not reflect changes in the Partnership’s working capital balances. The term “maintenance capital expenditures” is defined as cash expenditures, including expenditures for (a) the acquisition (through an asset acquisition, merger, stock acquisition, equity acquisition or other form of investment) by the Partnership or any of its subsidiaries of existing assets or assets under construction, (b) the construction or development of new capital assets by the Partnership or any of its subsidiaries, (c) the replacement, improvement or expansion of existing capital assets by the Partnership or any of its subsidiaries or (d) a capital contribution by the Partnership or any of its subsidiaries to a person that is not a subsidiary in which the Partnership or any of its subsidiaries has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund the Partnership or such subsidiary’s share of the cost of the acquisition, construction or development of new, or the replacement, improvement or expansion of existing, capital assets by such person, in each case if and to the extent such acquisition, construction, development, replacement, improvement or expansion is made to maintain, over the long-term, the operating capacity or operating income of the Partnership and its subsidiaries, in the case of clauses (a), (b) and (c), or such person, in the case of clause (d), as the operating capacity or operating income of the Partnership and its subsidiaries or such person, as the case may be, existed immediately prior to such acquisition, construction, development, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

(4)	Includes actual results through March 31, 2022, and projected results for the remainder of 2022.

EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, NONE OF PARENT, THE PARTNERSHIP, THE GENERAL PARTNER OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS OR MANAGERS INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS PRESENTED ABOVE TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

Opinion of Financial Advisor to the Conflicts Committee

The Conflicts Committee engaged Intrepid to act as its financial advisor in connection with evaluating the Proposed Transaction. As part of that engagement, the Conflicts Committee requested that Intrepid evaluate the fairness, from a financial point of view, of the Merger Consideration in the Proposed Transaction to be received by the Public Unitholders. On July 25, 2022, Intrepid delivered to the Conflicts Committee its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Merger Consideration in the Proposed Transaction to be received by the Public Unitholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Public Unitholders.

The full text of Intrepid’s written opinion, dated July 25, 2022, which sets forth, among other things, certain of the assumptions made, procedures followed, matters considered, and the qualifications and limitations with respect to the review undertaken by Intrepid, is attached as Annex B to this information statement and is incorporated by reference into this section.

Intrepid provided its opinion solely for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the Proposed Transaction. The opinion does not address the Partnership’s underlying business decision to enter into the Merger Agreement or the relative merits of the Proposed Transaction as compared with any other strategic alternative that may be available to the Partnership. The opinion is not intended to be and does not constitute a recommendation to any Limited Partner as to how such Limited Partner should act with respect to the Proposed Transaction or any other matter. In addition, the opinion was not rendered to or for the benefit of, and does not confer rights or remedies upon, any person other than the Conflicts Committee (including any equity holders, creditors, bondholders or other constituencies of the Partnership, the General Partner or Parent). This summary is qualified in its entirety by reference to the full text of the opinion.

Intrepid’s opinion was necessarily based upon business, market, economic, regulatory and other conditions as they existed on, and were evaluated as of, July 25, 2022. Intrepid assumes no responsibility for updating, revising or reaffirming its opinion based on developments, circumstances or events occurring, or information made available to it, after July 25, 2022. Intrepid’s opinion did not express any opinion as to any equity securities or debt securities of the Partnership (except as set forth in the last paragraph of the written opinion), Parent or Holdings or the price, trading range or volume at which any securities will trade at any time.

In connection with rendering its opinion, Intrepid, among other things:

•	reviewed a draft of the Merger Agreement, dated July 23, 2022;

•	reviewed the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 1, 2020;

•	reviewed certain presentations to the Conflicts Committee from management of the General Partner;

•

reviewed certain publicly available information relating to the Partnership that Intrepid deemed relevant, including the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Report on Form 10-Q for the three months ended March 31, 2022 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the SEC by the Partnership;

•	reviewed certain non-public projected financial data and related assumptions of the Partnership, as prepared and furnished to Intrepid by management of the General Partner;

•

reviewed the Partnership’s business plan with management of the General Partner, including a detailed review of certain material growth projects and commercial contracts and legal, environmental, regulatory and other matters;

•	reviewed certain recent announcements made by the Partnership;

•

discussed past and current operations and operational projections of the Partnership with management of the General Partner (including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided);

•	discussed the strategic rationale for, and potential benefits of, the Proposed Transaction with management of the General Partner;

•	performed discounted cash flow analyses based on forecasts and other data provided by management of the General Partner;

•

reviewed and analyzed publicly available historical and current financial information, share and unit price data and broker research estimates with respect to certain public companies with operations and assets considered comparable to the Partnership; and

•

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that Intrepid deemed appropriate for purposes of providing its opinion.

For purposes of its analyses and opinion, Intrepid assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax and other information provided to, discussed with or reviewed by Intrepid, or that was publicly available, and Intrepid has not assumed any responsibility for independent verification of the accuracy or completeness of any such information. Intrepid further relied upon the assurances of management of the General Partner that they are not aware of any facts that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts and projections of the Partnership, Intrepid relied, with the Conflicts Committee’s consent, upon the assurances of management of the General Partner that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the General Partner as to the future financial performance of the Partnership, under the assumptions reflected therein. The opinion expressed no view as to such financial forecasts or any judgments, estimates or assumptions on which they are based.

Intrepid relied, with the Conflicts Committee’s consent, upon the assessments of management of the General Partner as to (i) the potential impact on the Partnership of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry, including commodity pricing and supply and demand for oil and gas, and (ii) existing and future contracts and relationships, agreements and arrangements that are necessary or desirable for the operation of the Partnership. Intrepid undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Partnership is or may be a party or is or may be subject. Intrepid also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to the Partnership since the date of the latest information relating to the Partnership made available to Intrepid. Intrepid did not conduct a physical inspection of the properties and facilities of the Partnership and did not make an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership, the potential realization of the value of the Partnership or the solvency or fair value of the Partnership, the General Partner or any of the potential parties to the Merger under any state or federal laws relating to bankruptcy, insolvency or similar matters, nor was Intrepid furnished with any such evaluations or appraisals, nor does Intrepid assume any responsibility to obtain any such evaluations, appraisals or physical inspections. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Intrepid assumes no responsibility for their accuracy.

In rendering its opinion, Intrepid assumed, in all respects material to its analysis and with the Conflicts Committee’s consent, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that the Proposed Transaction will be consummated on the terms described in the Merger Agreement, in each case in the draft form reviewed by Intrepid, without any waiver or modification of any material terms or conditions contained therein. Intrepid assumed that all governmental, regulatory or other consents, approvals or releases, and any financing necessary for the consummation of the Proposed Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Proposed Transaction, their equity holders or the consummation of the Proposed Transaction or materially reduce the benefits of the Proposed Transaction to the Partnership. Intrepid assumed that the Proposed Transaction will be consummated in a manner that complies with all applicable federal, state and local statutes, rules and regulations. Intrepid assumed that the Partnership and the Conflicts Committee have relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Partnership, the Merger Agreement and the Proposed Transaction. Intrepid assumed that the final executed and delivered versions of all documents reviewed by it in draft form will conform in all material respects to the drafts reviewed by it.

Intrepid was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Merger Consideration to be received by the Public Unitholders in the Proposed Transaction. Intrepid was not asked to, nor did it express any view on, and its opinion does not address, any other terms, conditions, aspects or implications of the Proposed Transaction or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure or timing of the Proposed Transaction and the covenants of the Partnership under the Merger Agreement. Intrepid’s opinion does not address any financing transactions associated with the Proposed Transaction. In addition, Intrepid did not express any view on, and its opinion does not address, the fairness (financial or otherwise) of the Proposed Transaction to any individual subsidiary of the Partnership or any creditors, bondholders or other constituencies of the Partnership (other than to the Public Unitholders) or its subsidiaries, or the fairness (financial or otherwise) of the amount or nature of, or any other aspects relating to, any compensation to be paid to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, whether relative to the Merger Consideration or otherwise. Intrepid’s opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Partnership might engage or the merits of the underlying decision by the Partnership to engage in the Proposed Transaction.

Intrepid’s opinion does not address whether Parent has sufficient cash, available lines of credit or other sources of funds to enable it to consummate the Proposed Transaction. Intrepid’s opinion does not address accounting, legal, actuarial, regulatory or tax matters. Intrepid is not a legal, tax or bankruptcy advisor. In preparing the opinion, Intrepid did not take into account any tax consequences of the Proposed Transaction to any Public Unitholders. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described in Intrepid’s opinion. Intrepid’s opinion does not constitute a solvency opinion and does not address the solvency or financial condition of the Partnership or any of the potential parties to the Proposed Transaction. The opinion expressly disclaims any responsibility or liability relating to counterparty credit risk, and the opinion assumes that, for purposes of the opinion, each of the Partnership and the counterparties to the Proposed Transaction (including Parent and Holdings) is and will continue to be a solvent going concern with a stable and sound financial condition.

In arriving at its opinion, Intrepid did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Intrepid in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Intrepid. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Intrepid believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Intrepid, therefore, is based on the application of Intrepid’s own experience and judgment to all analyses and factors considered by it, taken as a whole. Intrepid’s opinion was approved by the fairness opinion committee of Intrepid.

Overview of Material Financial Analyses

Public Company Peer Group Trading Analysis

Intrepid performed a public company peer group trading analysis of the Partnership by reviewing and comparing the market values and trading yields, as well as certain financial information and metrics, of the following publicly traded companies that, in Intrepid’s experience and professional judgment, may have certain characteristics that are similar to those of the Partnership:

Liquids Transportation and Storage Peers:

•	Genesis Energy, L.P. (GEL)

•	Holly Energy Partners, L.P. (HEP)

•	Magellan Midstream Partners, L.P. (MMP)

•	NuStar Energy L.P. (NS)

•	PBF Logistics LP (PBFX)

Diversified Peers:

•	Enbridge Inc. (ENB)

•	Enterprise Products Partners L.P. (EPD)

•	Energy Transfer LP (ET)

•	Kinder Morgan, Inc. (KMI)

•	MPLX LP (MPLX)

•	ONEOK, Inc. (OKE)

•	Plains All American Pipeline, L.P. (PAA)

•	The Williams Companies, Inc. (WMB)

Although the trading comparables were compared to the Partnership for purposes of this analysis, no company used in the public company peer group trading analysis is identical or directly comparable to the Partnership. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Proposed Transaction and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Partnership and the trading comparables also are relevant. In order to calculate peer group trading multiples, Intrepid relied upon such companies’ publicly available filings with the SEC and equity research analyst estimates.

For each of the public company peer group companies analyzed, Intrepid applied the following metrics:

•

LP Distributable Cash Flow Yield, which is calculated as limited partner distributable cash flow per unit divided by limited partner equity value per unit. Distributable cash flow (“DCF”) is calculated as EBITDA less maintenance capital expenditures, less interest expense, less state and local taxes and other cash flow adjustments (each company’s definition of EBITDA and DCF may vary). LP distributable cash flow is calculated as DCF less the DCF allocation to the economic general partner interest and the incentive distribution rights, as applicable; and

•	LP Distribution Yield, which is calculated as limited partner cash distribution per unit divided by limited partner equity value per unit.

	LP DCF Yield		Distribution Yield
LT&S	2022E	2023E	2022E
Genesis Energy, L.P.	23.0%	29.7%	7.5%
Holly Energy Partners, L.P.	14.3%	14.8%	8.3%
Magellan Midstream Partners, L.P.	10.7%	11.4%	8.5%
NuStar Energy L.P.	22.3%	22.1%	11.1%
PBF Logistics LP	20.6%	22.0%	9.0%

	LP DCF Yield		Distribution Yield
Diversified	2022E	2023E	2022E
Enbridge Inc.	9.6%	9.7%	6.2%
Energy Transfer LP	23.5%	23.9%	9.1%
Enterprise Products Partners L.P.	12.9%	13.1%	7.4%
Kinder Morgan, Inc.	12.6%	13.0%	6.3%
MPLX LP	15.2%	15.6%	9.5%
ONEOK, Inc.	10.5%	11.3%	6.5%
Plains All American Pipeline, L.P.	18.1%	24.6%	8.2%
The Williams Companies, Inc.	10.5%	10.9%	5.3%

	LP DCF Yield		Distribution Yield
Company	2022E	2023E	2022E
Mean - All (13 Companies)	15.7%	17.1%	7.9%
Median - All (13 Companies)	14.3%	14.8%	8.2%
Mean - LT&S (5 Companies)	18.2%	20.0%	8.9%
Median - LT&S (5 Companies)	20.6%	22.0%	8.5%
Mean - Diversified (8 Companies)	14.1%	15.3%	7.3%
Median - Diversified (8 Companies)	12.8%	13.1%	6.9%

The table below includes relevant yield ranges selected by Intrepid based on the market trading yields of the trading comparables set forth above and Intrepid’s professional judgment and the implied Common Unit price derived from such ranges.

Metrics	Range	Implied Common Unit Price
LP DCF / Unit (2022E)	14.75% - 12.75%	$12.16 - $14.06
LP DCF / Unit (2023E)	15.25% - 13.25%	$11.52 - $13.26
LP Distribution / Unit (2022E)	8.50% - 7.00%	$14.12 - $17.14

At the direction of the Conflicts Committee, Intrepid evaluated the LP DCF / Unit metrics set forth above to reflect a normalized distribution policy of Colonial Enterprises, Inc. (“Colonial”), the parent of Colonial Pipeline Company in which the Partnership owns a 16.125% interest. At the direction of the Conflicts Committee and for informational purposes only, Intrepid calculated the implied Common Unit price excluding a normalized distribution policy at Colonial, which equated to $11.26 to $13.02 and $10.97 to $12.62 on a 2022E and 2023E basis, respectively.

Based on its review of the public company peer groups and Intrepid’s professional judgment, Intrepid calculated an implied Common Unit price range of $12.60 to $14.82 per Common Unit based on the averages of the respective minimum and maximum values as derived by each of the methodologies.

Discounted Cash Flow Analysis – Levered Free Cash Flow

For purposes of this analysis, “levered free cash flow” is calculated as distributable cash flow less growth capital expenditures. Intrepid performed discounted cash flow analysis to calculate the estimated present value of: (i) the levered free cash flow the Partnership is projected to generate, on a per unit basis, for the five-year period beginning with the twelve months ending December 31, 2022, based on the Projections, and (ii) an implied terminal Common Unit value.

Using an estimated cost of equity capital of the Partnership ranging from 12.50% to 7.75%, Intrepid discounted: (i) the Partnership’s estimated levered free cash flow per unit, and (ii) a range of illustrative terminal Common Unit values, calculated by applying a range of LP DCF / Unit yields of 15.25% to 13.25% to terminal year

LP DCF / Unit. Intrepid derived such estimated cost of equity capital range by application of the capital asset pricing model and such terminal yield range using its professional judgment and experience, taking into account, among other things, an analysis of the Partnership and selected comparable companies operating with similar asset profiles. The analysis resulted in an implied equity value per Common Unit range of $12.51 to $15.87.

Discounted Cash Flow Analysis – Limited Partner Distributions per Unit

Using an estimated cost of equity capital ranging from 12.50% to 7.75%, Intrepid discounted: (i) the Partnership’s estimated limited partnership distributions per unit, and (ii) a range of illustrative terminal Common Unit values, calculated by applying a range of LP Distribution / Unit yields of 8.50% to 7.00% to terminal year LP Distribution / Unit. Intrepid derived such estimated cost of equity capital range by application of the capital asset pricing model and such terminal yield range using its professional judgment and experience, taking into account, among other things, an analysis of the Partnership and selected comparable companies. The analysis resulted in an implied equity value per Common Unit range of $12.37 to $16.81.

Precedent Transactions

Intrepid reviewed selected publicly available information for recent affiliate transactions involving the buy-in of limited partnerships and limited liability companies, although Intrepid noted that none of the selected transactions were directly comparable to the Merger:

Unaffected Date	Buyer	Target	FY+1 LP DCF Yield	FY+1 LP DPU Yield
5/13/2022	Diamondback Energy, Inc.	Rattler Midstream LP	11.3%	8.0%
1/11/2022	Hartree Partners, LP	Sprague Resources LP	12.6%	9.2%
10/25/2021	Phillips 66	Phillips 66 Partners LP	10.6%	4.2%
10/8/2021	Ergon, Inc.	Blueknight Energy Partners L.P.	9.0%	3.7%
8/4/2021	BP Pipelines (North America), Inc.	BP Midstream Partners LP	11.2%	9.8%
2/4/2021	Chevron Corporation	Noble Midstream Partners, LP	21.3%	6.0%
10/2/2020	TC Energy Corporation	TC PipeLines, LP	13.5%	8.8%
2/25/2020	Equitrans Midstream Corporation	EQM Midstream Partners LP	21.6%	5.2%
8/27/2019	Blackstone Infrastructure Partners	Tallgrass Energy, LP	10.6%	10.0%
11/7/2018	Western Gas Equity Partners, LP	Western Gas Partners, LP	8.5%	8.1%
10/19/2018	EnLink Midstream, LLC	EnLink Midstream Partners, LP	9.2%	8.5%
10/17/2018	Valero Energy Corporation	Valero Energy Partners LP	7.0%	5.7%
9/18/2018	Dominion Energy, Inc.	Dominion Energy Midstream Partners, LP	6.6%	n/a
8/1/2018	Energy Transfer Equity, L.P.	Energy Transfer Partners, L.P.	12.5%	9.8%
7/9/2018	ArcLight Capital Partners LLC	TransMontaigne Partners L.P.	9.3%	7.8%
5/16/2018	Enbridge Inc.	Spectra Energy Partners, LP	9.8%	8.7%
5/16/2018	Enbridge Inc.	Enbridge Energy Partners, L.P.	14.9%	9.1%
3/15/2018	The Williams Companies, Inc.	Williams Partners L.P.	7.6%	6.4%
2/7/2018	Tallgrass Energy GP	Tallgrass Energy Partners, LP	9.6%	8.4%
9/23/2016	Columbia Pipeline Group, Inc.	Columbia Pipeline Partners LP	4.9%	4.7%

Intrepid reviewed the LP Distributable Cash Flow Yield and LP Distribution Yield in the selected transactions, summarized in the table below.

	Transaction Metrics
	FY+1 LP DCF Yield	FY+1LP DPU Yield
75th Percentile	12.5%	9.0%
Mean	11.1%	7.5%
Median	10.2%	8.1%
25th Percentile	8.9%	5.9%

The table below includes relevant yield ranges selected by Intrepid based on the selected transactions set forth above and Intrepid’s professional judgment and the implied Common Unit price derived from such ranges.

Metrics	Range	Implied Common Unit Price
LP DCF / Unit (2022E)	12.00% - 9.00%	$14.94 - $19.92
LP Distribution / Unit (2022E)	9.00% - 6.00%	$13.33 - $20.00

At the direction of the Conflicts Committee, Intrepid evaluated the LP DCF / Unit metric set forth above to reflect a normalized distribution policy at Colonial. At the direction of the Conflicts Committee and for informational purposes only, Intrepid calculated the implied Common Unit price excluding a normalized distribution policy at Colonial, which equated to $13.84 to $18.45.

Based on its review of the selected transactions and Intrepid’s professional judgment, Intrepid calculated an implied Common Unit price range of $14.14 to $19.96 per Common Unit based on the averages of the respective minimum and maximum values as derived by each of the methodologies.

Precedent Premiums Paid

Intrepid prepared a premiums paid analysis based upon comparable MLP buy-in transactions, as compared to the proposal received from Parent. Intrepid analyzed the implied premium or discount from the Parent’s proposal versus both (i) MLP buy-in transactions with 100% cash consideration and (ii) MLP buy-in transactions with cash and/or equity consideration. The following unaffected reference metrics were used to generate comparisons of the Parent’s proposal against the various precedent transactions: T-1, 10-day VWAP, 20-day VWAP, 30-day VWAP, 60-day VWAP, 90-day VWAP, 52-week high and 52-week low. Based on its premiums paid analysis and Intrepid’s professional judgment, Intrepid derived a range of premiums to the Partnership’s unaffected Common Unit price as of February 10, 2022, of 10.0% to 15.0% and calculated an implied Common Unit price range of $14.18 to $14.82 per Common Unit.

Other Presentations by Intrepid

In addition to the presentation made to the Conflicts Committee on July 25, 2022, the date on which Intrepid delivered its opinion as described above, Intrepid made other presentations to the Conflicts Committee on March 8, 2022, March 28, 2022, April 12, 2022, April 25, 2022, May 6, 2022, June 16, 2022, June 28, 2022 and July 11, 2022, which are referred to as the preliminary Intrepid presentations. Copies of the preliminary Intrepid presentations have been attached as exhibits to the Schedule 13E-3. These written presentations and Intrepid’s written opinion will be available for any interested unitholder of the Partnership to inspect at the Partnership’s executive offices during regular business hours. None of the preliminary Intrepid presentations, alone or together, constitutes an opinion of Intrepid with respect to the Merger Consideration.

The preliminary illustrative draft materials dated March 8, 2022 contained, among other information, a situation overview, market trading data, implied premiums analysis and preliminary transaction timeline and next steps.

The preliminary illustrative draft materials dated March 28, 2022 contained, among other information, market trading data, a summary of Intrepid’s due diligence, detail on the Partnership’s assets, a review of the financial projections of management of the General Partner and a preliminary illustrative valuation analysis.

The preliminary illustrative draft materials dated April 12, 2022 contained, among other information, a review of the updates to the financial projections of management of the General Partner, a preliminary illustrative valuation analysis, preliminary illustrative sensitivity analyses and market trading data and implied premiums analysis.

The preliminary illustrative draft materials dated April 25, 2022 contained, among other information, market trading data, implied premiums and precedent premiums analysis and a preliminary illustrative valuation analysis.

The preliminary illustrative draft materials dated May 6, 2022 contained, among other information, an implied premiums analysis.

The preliminary illustrative draft materials dated June 16, 2022 contained, among other information, a comparison of the updated financial projections of management of the General Partner relative to the prior financial projections.

The preliminary illustrative draft materials dated June 28, 2022 contained, among other information, a review of the updates to the financial projections of management of the General Partner, a preliminary illustrative valuation analysis and market trading data.

The preliminary illustrative draft materials dated July 11, 2022 contained, among other information, a review of the financial projections of management of the General Partner and a preliminary illustrative valuation analysis.

Each of the analyses performed in these preliminary illustrative draft presentations was subject to further updating and subject to the final analyses presented to the Conflicts Committee on July 25, 2022 by Intrepid. Each of these analyses was necessarily based on financial, economic, market and other conditions as they existed and as could be evaluated by Intrepid as of the dates on which Intrepid performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the July 25, 2022 presentation.

General

As described above in this section, the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Intrepid’s opinion. In arriving at its fairness determination, Intrepid considered the results of all of its analyses and, except as otherwise described in Intrepid’s opinion, did not attribute any particular weight to any factor or analysis considered by it. Intrepid made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole. No company or transaction used in the above analyses as a comparison is directly comparable to the Partnership, Parent or the Merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected comparable companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Intrepid prepared these analyses for purposes of Intrepid providing its opinion only to the Conflicts Committee as to the fairness, from a financial point of view, of the Merger Consideration to be received by the Public Unitholders in the Proposed Transaction. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Partnership, the General Partner, Intrepid or any other person assumes responsibility if future results are materially different from those forecasts.

As described above, Intrepid’s opinion to the Conflicts Committee was only one of many factors taken into consideration by the Conflicts Committee and should not be viewed as determinative of the views of the Conflicts Committee in making its determination to approve the Proposed Transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Intrepid in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Intrepid attached as Annex B to this information statement.

Miscellaneous

Intrepid and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, private placements and other transactions as well as for real estate, corporate and other purposes. Intrepid and its affiliates also engage in advisory work, private equity activities, underwriting and financing, principal investing, investment management and other financial and non-financial activities and services for various persons and entities.

Intrepid and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in (i) equity, debt and other securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans and other obligations) of the Partnership, Parent, Shell, any of their respective affiliates and third parties or any of the other parties to the Proposed Transaction, or (ii) any currency or commodity that may be involved in the Proposed Transaction and other matters otherwise contemplated by the Merger Agreement for the accounts of Intrepid, its affiliates, employees and their customers.

Intrepid acted as financial advisor to the Conflicts Committee in connection with, and participated in certain of the negotiations leading to, the Proposed Transaction. Intrepid may in the future provide certain investment banking services to the Partnership, Parent, Shell and/or their affiliates, for which Intrepid may receive compensation.

Intrepid was engaged by the Conflicts Committee to act as its financial advisor in connection with an evaluation of the Proposed Transaction by entering into an engagement letter. The engagement letter between the Conflicts Committee and Intrepid provides for an opinion fee of $1,000,000, which has been paid to Intrepid by the Partnership and was earned by Intrepid upon delivery, regardless of the conclusion reached by Intrepid. The Intrepid engagement letter also provides for a financial advisory fee of $500,000, which was paid upon execution of the engagement letter, and a transaction fee of $1,500,000, which becomes payable upon the consummation of the Proposed Transaction. The engagement letter also provides for a discretionary fee in an amount not to exceed $1,000,000, to be determined by the Conflicts Committee at its sole discretion, payable upon the closing of the Proposed Transaction. In addition, the Partnership has agreed to reimburse Intrepid for certain of its expenses, including certain attorneys’ fees and disbursements (which shall not exceed $100,000 in the aggregate without the Conflicts Committee’s consent), and to indemnify Intrepid and related persons against various liabilities, including certain liabilities under the federal securities laws. During the past two years, no material relationship has existed between Intrepid and its affiliates and the Partnership, Parent or Shell or any of their respective affiliates pursuant to which compensation was received by Intrepid or its affiliates as a result of such a relationship. The engagement letter includes a consent for use of Intrepid’s opinion in the Partnership’s SEC filings related to the Proposed Transaction, including this information statement.

The Conflicts Committee selected Intrepid as its financial advisor because it is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. The Conflicts Committee selected Intrepid to act as its financial advisor on the basis of Intrepid’s qualifications and expertise, knowledge of the energy industry, reputation in the investment community, independence and experience in transactions similar to the transactions described in the Merger Agreement, as well as familiarity with the Partnership.

Position of the Shell Filing Parties as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the Shell Filing Parties is an affiliate of the Partnership that is required to express its belief as to the fairness of the Merger to the Public Unitholders. The Shell Filing Parties are making the statements included in this section for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Shell Filing Parties believe that the Merger (which is the Rule 13e-3 transaction for which the Schedule 13E-3 was filed with the SEC) is substantively and procedurally fair to the Public Unitholders on the basis of the factors described in “Special Factors—Purposes and Reasons of the Shell Filing Parties for the Merger” and the additional factors described below.

The Shell Filing Parties did not participate in the deliberations of the Conflicts Committee regarding, or receive advice from either the Partnership’s or the Conflicts Committee’s legal or financial advisors as to, the fairness of the Merger to the Public Unitholders. None of the Shell Filing Parties has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Public Unitholders. Based on the knowledge and analysis by the Shell Filing Parties of available information regarding the Partnership, as well as discussions with members of the General Partner’s senior management regarding the Partnership and its business and the factors considered by the GP Board discussed in this information statement in “Special Factors—Purposes and Reasons of the Shell Filing Parties for the Merger,” the Shell Filing Parties believe that the Merger is substantively and procedurally fair to the Public Unitholders. In particular, the Shell Filing Parties believe that the Merger is both substantively and procedurally fair to the Public Unitholders based on their consideration of the following factors, among others:

•

The Merger Consideration with respect to the Common Units constitutes an approximate 25% premium to the trailing 30-day VWAP as of February 10, 2022 (the last trading day prior to the time that Parent offered to acquire all of the Public Common Units), an approximate 23% premium to the closing price of the Common Units on February 10, 2022, and an approximate 13% premium to the trailing 30-day VWAP of the Common Units as of July 22, 2022 (the last trading day prior to the Conflicts Committee’s approval of the Merger).

•

The Merger Consideration is an all-cash amount with a premium, which the Shell Filing Parties believe provides greater value to the Public Unitholders than the long-term value of the Partnership as a publicly traded partnership, after taking into account the risks and challenges facing the Partnership’s current business and financial prospects.

•

The receipt of cash consideration eliminates downside risk associated with the continued ownership of the Common Units, including any possible decrease in the future revenues and cash available for distribution, growth or value of the Partnership following the Merger.

•

The Partnership’s base business being unable to sustain the prior distribution level, leading the Partnership to decrease its distribution by 35% in the second quarter of 2021 and to maintain its distribution at such lower level.

•

Further increases in market interest rates, which are expected, may adversely affect the attractiveness of the Common Units to investors compared to other financial instruments or alternate investment opportunities.

•

The Shell Filing Parties’ belief that investor sentiment increasingly disfavors MLP structures as compared to alternative structures and, as a result, the state of the MLP debt and equity capital markets will continue to present challenges for the Partnership to fund acquisitions and growth capital expenditures.

•	The terms of comparable recent MLP buy-in transactions, including the premium paid in such transactions.

•	The Merger is not conditioned on Parent’s having to obtain any financing for the Merger Consideration.

•	The Written Consent executed and delivered by Holdings is sufficient to approve the Proposed Transaction on behalf of the Limited Partners, which increases certainty of Closing.

•	Certain terms of the Merger Agreement, principally:

•	provisions entitling the Partnership to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement;

•

provisions requiring the General Partner to declare and cause the Partnership to pay regular quarterly cash distributions on the Common Units until the Effective Time, subject to certain specified criteria; and

•	provisions requiring Parent to reimburse the Partnership for out-of-pocket expenses up to $5.0 million in the event the Merger Agreement is terminated under certain circumstances.

•

The authorization of the Conflicts Committee to (i) consider, review, evaluate and analyze any potential conflicts that may exist among or between (A) the General Partner and its affiliates and (B) the Partnership and the Public Unitholders, arising in connection with the Proposed Transaction, (ii) perform appropriate due diligence on and valuation analyses with respect to the Proposed Transaction, (iii) consider, review, evaluate and analyze the terms and conditions of the Proposed Transaction submitted to the GP Board by an affiliate of Parent, on behalf of the Partnership and the Public Unitholders, (iv) negotiate the terms and conditions and any documentation of the Proposed Transaction on behalf of the Partnership and the Public Unitholders directly with Parent and its affiliates and the counsel and advisor to each of them, as the Conflicts Committee deems necessary or appropriate, in its sole discretion, (v) review and make such investigation of potential alternatives to the Proposed Transaction, including maintaining the status quo, as the Conflicts Committee deems necessary or appropriate, in its sole discretion, (vi) consult with, advise and/or direct management of the Partnership in connection with discussions and/or negotiations concerning potential terms and conditions of the Proposed Transaction, (vii) determine whether the Proposed Transaction is in the best interest of the Partnership and the Public Unitholders, and (viii) determine whether to approve, and to recommend that the GP Board approve, the Proposed Transaction, with any such approval by the Conflicts Committee constituting “Special Approval” for all purposes under the Partnership Agreement, including but not limited to Section 7.10(a) thereof.

•

The GP Board’s resolution that the Conflicts Committee would not have any duty (fiduciary or otherwise) to consider the interests of the General Partner or its controlling affiliates, including Parent, in its consideration of the Proposed Transaction.

•

The Conflicts Committee’s unanimous approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommendation to the GP Board, which members of the Conflicts Committee have no economic interest or expectancy of an economic interest in the Shell Filing Parties following the Merger.

•

The other factors considered by the Conflicts Committee and the GP Board described in the section entitled “—Reasons for Approval of the Merger Agreement and the Merger by the Conflicts Committee and the GP Board.”

The Shell Filing Parties did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors considered in reaching their conclusion as to fairness. The Shell Filing Parties also did not consider the liquidation value of the Partnership’s assets, and did not perform a liquidation analysis, because they consider the Partnership to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Common Units, and the Shell Filing Parties believe that the liquidation value of the Common Units is irrelevant to a determination as to whether the Merger is fair to the Public Unitholders.

The Shell Filing Parties did not consider the Partnership’s net book value, which is defined as total assets minus total liabilities, because the Shell Filing Parties believed that net book value was not a material indicator of the value of the Partnership as a going concern. The Shell Filing Parties also did not consider the liquidation value of the Partnership’s assets, and did not perform a liquidation analysis, because it considers the Partnership to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Common Units, and the Shell Filing Parties believe that the liquidation value of the Common Units is irrelevant to a determination of whether the Merger is fair to the Public Unitholders. The Shell Filing Parties were not aware of, and thus did not consider, any firm offers or proposals made by any unaffiliated person during the past two years for: (i) a merger or consolidation of the Partnership with another company; (ii) the sale or transfer of all or substantially all of the Partnership’s assets; or (iii) the purchase of securities of the Partnership that would enable such person to exercise control of or significant influence over the Partnership. The Shell Filing Parties are not aware of, and thus did not consider, any purchases by the Partnership of Common Units during the past two years. In any event, the Shell Filing Parties have no intention of selling their Common Units beneficially owned by them, and therefore did not consider the possibility that any such offers might be made in reaching their conclusion as to fairness.

While the Shell Filing Parties considered the trading history of the Common Units and noted that at various times, this trading history reflected prices above the $15.85 to be paid for each Common Unit held by the Public Unitholders as Merger Consideration, the Shell Filing Parties concluded that this trading history was not important in determining present value in the light of the Partnership’s current business operations and future prospects.

The Shell Filing Parties’ consideration of the factors described above reflects their assessment of the fairness of the Merger. The Shell Filing Parties implicitly considered the value of the Partnership in a sale as a going concern by taking into account the Partnership’s current and anticipated business, financial conditions, results of operations, prospects and other forward-looking matters. The Shell Filing Parties did not, however, explicitly calculate a stand-alone going concern value of the Partnership because the Shell Filing Parties believe that going concern value is not an appropriate method of determining the value of the Common Units for purposes of the Merger. In the light of the fact that the Shell Filing Parties already have, and will continue to have, control of the Partnership, and that the Shell Filing Parties continue to desire to retain their Common Units, the Shell Filing Parties do not believe that it would be appropriate for the Public Common Units to be valued on a basis that includes a control premium.

The foregoing discussion of the information and factors considered and weight given by the Shell Filing Parties is not intended to be exhaustive, but includes the material factors considered by the Shell Filing Parties. The Shell Filing Parties’ views as to the fairness of the Merger should not be construed as a recommendation to Common Unitholders with respect to the Merger Agreement. Other than the GP Board, the Shell Filing Parties did not make any recommendation as to how the Limited Partners should vote their limited partner interests on the Merger Agreement and the Merger.

Purposes and Reasons of the Shell Filing Parties for the Merger

Under the SEC rules governing “going private” transactions, each of the Shell Filing Parties is an affiliate of the Partnership that is required to express its purpose and reasons for the Merger to the Public Unitholders. The Shell Filing Parties are making the statements included in this section for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

If the Merger is completed, the Partnership will become an indirect wholly owned subsidiary of Parent. For the Shell Filing Parties, the purpose of the Merger is to acquire 100% ownership of the Partnership’s assets and to bear the rewards and risks of such ownership after the Common Units cease to be publicly traded. The Shell Filing Parties noted that market trends have led to numerous transactions involving MLPs, including buy-ins of MLPs by their corporate sponsors, acquisitions of MLPs by third parties, conversions of MLPs to corporations for federal income tax and state law purposes and simplifications of MLPs in which incentive distribution rights are modified or eliminated to improve the MLPs’ cost of capital. The overall result of these transactions, combined with a lack of initial public offerings by MLPs in recent years, has been a significant reduction in the number of outstanding MLPs. Additionally, the Partnership’s base business was unable to sustain prior distribution levels, leading the Partnership to decrease its distribution by 35% in the second quarter of 2021 and to maintain its distribution at such lower level. The Shell Filing Parties explored the feasibility of acquiring the Partnership utilizing the limited call right included in the Partnership Agreement, which would allow Parent to acquire the outstanding Public Common Units at a specified price once it owned 75% of the total outstanding Common Units. In exploring such a transaction, Parent considered various options to reach the 75% threshold required to exercise the limited call right, including conversion of the Preferred Units and additional Common Unit purchases by Parent, either through a tender offer, individually negotiated purchases or open market purchases. Parent ultimately decided against pursuing a transaction with respect to the Partnership at that time due to continuing uncertain effects of the COVID-19 pandemic and overall market conditions on Parent and the Partnership. No such potential transaction was discussed with either management of the General Partner, the GP Board or the Conflicts Committee.

The Shell Filing Parties’ purposes and reasons for the Merger include, but are not limited to:

•

A Simplified Corporate Governance Structure. The Merger will result in Parent ultimately owning all of the equity interests of the Partnership through the holdings of its affiliates. The Merger will enable Parent to simplify its ownership of strategic infrastructure assets and allows for increased speed and flexibility of capital and portfolio actions for Parent’s strategies and assets.

•

Reduced Administrative Burden. Following the consummation of the Merger, Parent will indirectly own all of the equity interests of the Partnership. This is expected to allow synergies to occur through the streamlining of general and administrative expenses and eliminated costs associated with the Common Units being publicly traded, and for the Partnership to operate more efficiently and effectively as a private entity.

•

Eliminates the Concern over the Partnership’s Access to Equity Capital Markets. As a result of dislocation in the MLP market in recent years, the Partnership has had its cost of capital increase. This dislocation is further concerning because the ability to access equity capital markets to fund dropdowns was a key component in Parent’s determination to form the Partnership and pursue an initial public offering of its Common Units.

•

Guarantee of Parent’s Control over Key Assets. The Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems that are integral to the Parent’s operations. Following the consummation of the Merger, Parent will indirectly own all of the equity interests of the Partnership, which ensures Parent’s full operational control over the Partnership’s assets.

The Shell Filing Parties have undertaken to pursue the Merger at this time for the reasons described above. Although the Shell Filing Parties believe that there will be opportunities associated with their investment in the Partnership, the Shell Filing Parties realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Partnership) and that such opportunities may never be fully realized. Further, following the Merger, there will be no trading market for the equity securities of the Partnership.

The Shell Filing Parties believe that structuring the Proposed Transaction as a merger transaction is preferable to other transaction structures because (i) it will enable Parent to acquire all of the outstanding Common Units at the same time and (ii) it represents an opportunity for the Partnership’s Public Unitholders to receive a premium for their Common Units. The Merger Consideration represents an approximate 25% premium to the trailing 30-day VWAP as of February 10, 2022 (the last trading day prior to the time that Parent offered to acquire all of the Public Common Units), an approximate 23% premium to the closing price of the Common Units on February 10, 2022, and an approximate 13% premium to the trailing 30-day VWAP of the Common Units as of July 22, 2022 (the last trading day prior to the Conflicts Committee’s approval of the Merger).

Further, the Shell Filing Parties believe that structuring the Proposed Transaction as a merger transaction provides a prompt and orderly transfer of ownership of the Partnership in a single step, without the necessity of financing additional Common Unit purchases by Parent, either through a tender offer, individually negotiated purchases or open market purchases, and without incurring any additional transaction costs associated with such activities.

Primary Benefits and Detriments of the Merger

Benefits and Detriments to Public Unitholders

The primary benefits of the Merger to Public Unitholders, who will not have a continuing interest in the Partnership following the Merger, include the following:

•

the receipt by the Public Unitholders of $15.85 per Common Unit in cash, without interest, which represents an approximate 25% premium to the trailing 30-day VWAP as of February 10, 2022 (the last trading day prior to the time that Parent offered to acquire all of the Public Common Units,) an approximate 23% premium to the closing price of the Common Units on February 10, 2022, and an approximate 13% premium to the trailing 30-day VWAP of the Common Units as of July 22, 2022 (the last trading day prior to the Conflicts Committee’s approval of the Merger);

•

the avoidance of exposure to costs and dilution associated with the additional capital raising of the Partnership needed to support growth, address upcoming debt maturities, provide sufficient operating liquidity to and support other initiatives relating to the Partnership’s capital structure following the Merger; and

•

the elimination of downside risk associated with the continued ownership of the Common Units, including any possible decrease in the future revenues and cash available for distribution, growth or value of the Partnership following the Merger.

The primary detriments of the Merger to Public Unitholders, who will not have a continuing interest in the Partnership following the Merger, include the following:

•	Public Unitholders may have purchased Common Units prior to the price decline of the Common Units beginning in 2020;

•

Public Unitholders will cease to have an interest in the Partnership and, therefore, will no longer benefit from possible increases in the future revenues and cash available for distribution, growth or value of the Partnership or payment of distributions on Common Units, if any;

•	the all-cash aspect of the Merger Consideration does not allow the Public Unitholders to benefit from any synergies that may result from the Merger; and

•

the receipt of cash in exchange for Common Units pursuant to the Merger will generally be a taxable transaction to Public Unitholders and may result in taxable gains and income, depending on each Public Unitholder’s particular tax situation.

Benefits and Detriments to the Partnership and the Shell Filing Parties

The primary benefits of the Merger to the Partnership and the Shell Filing Parties include the following:

•	the Merger will enable Parent to focus on managing the assets of the Partnership for Parent;

•

the Shell Filing Parties (other than Merger Sub), as the owners of the Partnership, will become the beneficiaries of any savings associated with the reduced burden and administrative expenses of complying with the substantive requirements that federal securities laws impose on public companies;

•

the value of Parent’s equity investment could increase because of possible increases in future revenues and cash flow, increases in the underlying value of the Partnership or the payment of distributions, if any, that would accrue to Parent; and

•	the Merger eliminates the concern that an MLP structure may no longer be the most cost-efficient way to fund Parent’s future midstream business.

The primary detriments of the Merger to the Partnership and the Shell Filing Parties include the following:

•	the loss of a public market as a reference point for the value of the Partnership’s assets;

•	as a result of the Merger, Parent will lose the Public Common Units as a potential acquisition currency;

•	the Partnership’s growth forecasts may not be realized, which could result in the future impairment of Parent’s investment in the Partnership; and

•	the potential benefits sought in the Merger may not be realized.

Interests of the Directors and Executive Officers of the General Partner in the Merger

In reading this information statement, Public Unitholders should be aware that some of the General Partner’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, those of Common Unitholders generally. The GP Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and making its recommendation that the Limited Partners approve the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance

All of the directors and executive officers of the GP Board will receive continued indemnification and insurance coverage for their actions as directors and executive officers for a period of six years after the Effective Time of the Merger.

Beneficial Ownership of Common Units

Certain of the directors and executive officers of the General Partner hold Common Units and will be entitled to receive the Merger Consideration in connection with the Merger. See “Unit Ownership of Certain Beneficial Owners, Directors and Executive Officers of the Shell Filing Parties” for more information.

Golden Parachute Compensation

No executive officer or director of the General Partner is entitled to or will receive any severance payments or “golden parachute compensation” in connection with the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction to Common Unitholders. A Common Unitholder who receives cash in exchange for Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

•	the sum of (i) the amount of any cash received by the Common Unitholder and (ii) such Common Unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Merger; and

•	such Common Unitholder’s adjusted tax basis for Common Units (which includes such Common Unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Merger).

Except as noted in “Material U.S. Federal Income Tax Consequences of the Merger” below, gain or loss recognized by a Common Unitholder on the sale or exchange of a Common Unit will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code, to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to substantially appreciated “inventory items” owned by the Partnership and its subsidiaries. Passive losses that were not deductible by a Common Unitholder in prior taxable periods because they exceeded such Common Unitholder’s share of the Partnership’s income may become available to offset a portion of the gain recognized by such Common Unitholder.

The U.S. federal income tax consequences of the Merger to a Common Unitholder will depend on such Common Unitholder’s own personal tax situation. Accordingly, the Partnership strongly urges you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Ownership of the Partnership After the Merger

After the Merger, the Partnership will survive as an indirect wholly owned subsidiary of Parent.

Regulatory Approvals and Clearances Required for the Merger

None of Parent, the General Partner or the Partnership is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

Financing of the Merger

The total amount of funds necessary for Parent to consummate the Merger and the related transactions, excluding expenses related thereto, is anticipated to be approximately $1.96 billion. Parent expects to fund the Merger with cash on hand. The Merger is not subject to any financing condition, and Parent does not expect any difficulties in obtaining the cash required to fund the Merger.

Fees and Expenses

Generally, all fees and expenses incurred in connection with the Merger will be the obligation of the respective party incurring such fees and expenses, except that (i) Parent and the Partnership will each pay one half of the expenses, other than the expenses of financial advisors or outside legal counsel, incurred in connection with the filing, printing and mailing of this information statement and the Schedule 13E-3, and any amendments or supplements hereto or thereto, (ii) Parent shall pay all costs and fees of the Paying Agent and all expenses associated with the exchange of the Public Common Units for the Merger Consideration and (iii) in the event of a material uncured breach, Parent or the Partnership, as the case may be, will be liable for up to $5.0 million in reimbursement of expenses, as discussed below under “The Merger Agreement—Effect of Termination; Termination Expenses.”

Total fees and expenses incurred or to be incurred by the Partnership in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	$
Legal, accounting and other professional fees	$
Printing and mailing costs and filing fees	$
Paying agent fees and expenses	$
Other fees and expenses	$
Total	$

Parent and its affiliates (other than the General Partner and the Partnership) are expected to incur and pay fees and expenses of approximately $                million in connection with the Merger, consisting primarily of legal and financial advisory fees.

Certain Legal Matters

General

In the Merger Agreement, the parties have agreed to cooperate with each other to make all necessary, proper or advisable filings with any applicable governmental authorities and to obtain promptly all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations.

Certain Litigation

Currently, the Partnership is not aware of any pending litigation related to the Merger.

Provisions for Public Unitholders

No provision has been made to grant Public Unitholders access to the files of the Partnership, the General Partner, Parent, Holdings or Merger Sub or to obtain counsel or appraisal services at the expense of the foregoing parties.

Delisting and Deregistration of Common Units

If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights

Common Unitholders are not entitled to dissenters’ rights of appraisal under the Partnership Agreement, the Merger Agreement or applicable Delaware law.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with GAAP. Because Parent has a controlling financial interest in the Partnership before the Merger (through its indirect ownership of the General Partner and Holdings) and will retain the controlling financial interest in the Partnership after the Merger, changes in Parent’s ownership interest in the Partnership will be accounted for as an equity transaction. Accordingly, no gain or loss on the Merger will be recognized in Parent’s consolidated statements of earnings.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement includes forward-looking statements. You can identify forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

The GP Board or management of the General Partner or Parent, as applicable, based the forward-looking statements on current expectations, estimates and projections about the Partnership and the industries in which the Partnership operates in general. You are cautioned that these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties that cannot be predicted. In addition, many of these forward-looking statements were based on assumptions about future events that may prove to be inaccurate. Accordingly, the Partnership’s actual outcomes and results may differ materially from what is expressed in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•

The inability to complete the Merger due to the failure to satisfy conditions to completion of the Merger, including the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal.

•	Whether the Merger will be consummated in 2022 or at all.

•	The potential impact of the announcement or consummation of the Merger on relationships, including with employees, suppliers, customers and competitors.

•	The occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement.

•	Risks related to distraction of management of the General Partner from the Partnership’s ongoing business operations due to the time and effort such management must commit to the Merger.

•	The continued ability of Parent and the Partnership’s non-affiliate customers to satisfy their obligations under their commercial and other agreements.

•	The volume of crude oil, refined petroleum products and refinery gas the Partnership transports or stores and the prices that the Partnership can charge its customers.

•

The tariff rates with respect to volumes that the Partnership transports through its regulated assets, which rates are subject to review and possible adjustment imposed by federal and state regulators.

•	Changes in revenue the Partnership realizes under the loss allowance provisions of its fees and tariffs resulting from changes in underlying commodity prices.

•	The Partnership’s ability to renew or replace its third-party contract portfolio on comparable terms.

•	Fluctuations in the prices for crude oil, refined petroleum products and refinery gas, including fluctuations due to political or economic measures taken by various countries.

•	The level of production of refinery gas by refineries and demand by chemical sites.

•	The level of onshore and offshore (including deepwater) production and demand for crude oil by U.S. refiners.

•

Changes in global economic conditions and the effects of a global economic downturn on the business of Parent, the Partnership and the business of their respective suppliers, customers, business partners and credit lenders.

•

The ongoing COVID-19 pandemic and related governmental regulations and travel restrictions (including the Partnership’s vaccine mandate for offshore employees), and any resulting reduction in the global demand for oil and natural gas.

•	Liabilities associated with the risks and operational hazards inherent in transporting and/or storing crude oil, refined petroleum products and refinery gas.

•

Curtailment of operations or expansion projects due to unexpected leaks, spills or severe weather disruption, including disruptions caused by hurricanes; riots, strikes, lockouts or other industrial disturbances; or failure of information technology systems due to various causes, including unauthorized access or attack.

•

Costs or liabilities associated with federal, state and local laws and regulations, including those that may be implemented by the current U.S. presidential administration, relating to environmental protection and safety, including spills, releases and pipeline integrity.

•	Costs associated with compliance with evolving environmental laws and regulations on climate change.

•	Costs associated with compliance with safety regulations and system maintenance programs, including pipeline integrity management program testing and related repairs.

•	Changes in tax status or applicable tax laws.

•	Changes in the cost or availability of third-party vessels, pipelines, rail cars and other means of delivering and transporting crude oil, refined petroleum products and refinery gas.

•

Direct or indirect effects on the Partnership’s business resulting from actual or threatened terrorist incidents or acts of war, including the ongoing Russian invasion of Ukraine, its associated impacts on global commodity markets and the resulting political and economic sanctions on Russia.

•	The effect of releases from the U.S. Strategic Petroleum Reserve.

•

The factors generally described in Part I, Item 1A. Risk Factors of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021 and Part II, Item 1A. Risk Factors of the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, each of which are incorporated by reference into this information statement; all forward-looking statements included in this information statement are expressly qualified in their entirety by such factors and cautionary statements.

OTHER MATTERS

Householding of Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of this information statement may have been sent to multiple Common Unitholders in your household. If you would prefer to receive separate copies of this information statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Partnership, the Partnership will promptly provide a separate copy of this information statement. In addition, Common Unitholders sharing an address can request delivery of a single copy of this information statement if you are receiving multiple copies upon written or oral request to the Partnership at the address and telephone number stated above.

THE MERGER AGREEMENT

This section of this information statement describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement and incorporated by reference herein. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement, and this summary is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about Parent, the Partnership, the General Partner or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Parent, the Partnership, the General Partner or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Partnership’s public disclosures incorporated by reference in this information statement.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub, an indirect wholly owned subsidiary of Parent, will merge with and into the Partnership, with the Partnership continuing as the surviving entity and indirect wholly owned subsidiary of Parent, and each Public Common Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) $15.85 in cash, without interest, and (ii) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the Merger Agreement and which remains unpaid at the Effective Time. Following the consummation of the Merger, Parent, as the parent of the General Partner and Holdings, will indirectly own all of the limited partner interests and the non-economic general partner interest in the Partnership.

At the Effective Time, (i) the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into a number of Common Units in the Partnership as the surviving entity in the Merger equal to the number of Public Common Units converted into the right to receive Merger Consideration, (ii) (A) the non-economic general partner interest, (B) the Common Units held by Parent and its affiliates and (C) the Preferred Units, each as are issued and outstanding immediately prior to the Effective Time, will not be cancelled, will not be converted into, or entitle the holder thereof to receive, Merger Consideration and will remain outstanding as equity interests in the Partnership as the surviving entity in the Merger, and (iii) the books and records of the Partnership will be revised to reflect (A) the conversion and cancellation of all Public Common Units and the right to receive the Merger Consideration, (B) the conversion of the limited liability company interests in Merger Sub and that, immediately after the Effective Time, Holdings and SOPC West will be the only holders of Common Units and Limited Partners and (C) the continuation of the existence of the Partnership without dissolution.

Effective Time; Closing

The Effective Time will occur at such time as Parent and the Partnership cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Partnership in writing and specified in the certificate of merger.

The Closing will take place on the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as Parent and the Partnership may agree.

Conditions to Completion of the Merger

The Partnership and Parent may not complete the Merger unless each of the following conditions is satisfied or waived:

•	the Written Consent shall not have been amended, modified, withdrawn, terminated or revoked;

•	the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal; and

•	the mailing of this information statement to the Limited Partners at least 20 days prior to the Closing Date.

The obligations of Parent, Holdings and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the Partnership and the General Partner being true and correct, both when made and as of the Closing as though made on the Closing Date, unless otherwise specified, subject to certain materiality qualifications and, with respect to certain representations and warranties, unless the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect (as defined in the Merger Agreement);

•	the performance by the Partnership and the General Partner of their respective obligations under the Merger Agreement, subject to certain materiality qualifications; and

•

the receipt by Parent of an officer’s certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner certifying that the two preceding conditions have been satisfied.

The obligation of the Partnership to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Parent, Holdings and Merger Sub being true and correct, both when made and as of the Closing as though made on the Closing Date, unless otherwise specified, subject to certain materiality qualifications and, with respect to certain representations and warranties, unless the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in the Merger Agreement);

•	the performance by Parent, Holdings and Merger Sub of their respective obligations under the Merger Agreement, subject to certain materiality qualifications; and

•	the receipt by the Partnership of an officer’s certificate signed on behalf of Parent by a duly authorized person of Parent certifying that the two preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “Material Adverse Effect” means, when used with respect to a person, any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, (x) has a material adverse effect on the business, operations, assets, liquidity, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or (y) prevents or materially impedes a party’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger, on or before January 25, 2023; provided, however, that, with respect to clause (x), any adverse changes, conditions, circumstances, effects, events, developments, states of facts or occurrences arising out of, attributable to, resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, circumstances, effects, events, developments, states of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement, including the initiation of litigation by any person with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement, or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in the Merger Agreement relating to noncontravention by the parties and the satisfaction of the closing conditions set forth in the Merger Agreement with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by the Merger Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such person or the credit rating of such person (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism (including domestic terrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, natural disasters, pandemics (including COVID-19) or epidemics or other force majeure events not set forth in clause (v); (v) cyberterrorism, hacking, ransomware or any other electronic attack or sabotage; (vi) changes in any applicable Laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vii) any Proceedings commenced by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement; (viii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; (ix) any failure of a person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (x) with respect to the Partnership, the General Partner and their respective subsidiaries, any changes, conditions, circumstances, effects, events, developments, states of facts or occurrences (A) to which Parent has consented or expressly waived or (B) which resulted from any action or inaction which Parent or any of its Affiliates expressly requested of the Partnership, the General Partner or any of their respective subsidiaries, regardless of whether such action or inaction is permitted or required by the terms of the Merger Agreement; and (xi) with respect to Parent only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development, state of facts or occurrence that has a Material Adverse Effect on the Partnership and its subsidiaries; provided, however, that changes, conditions, circumstances, effects, events, developments, state of facts or occurrences referred to in clauses (i), (iv), (vi) and (viii) above shall be considered for purposes of determining whether there has been a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments, states of facts or occurrences have had a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and in the geographic markets in which such person and its subsidiaries operate (in which case, for the avoidance of doubt, only the incremental disproportionate adverse effect on such person and its subsidiaries when compared to such other companies may be taken into account in determining whether a Material Adverse Effect has occurred).

The Merger Consideration

Each Public Common Unit issued and outstanding as of the Effective Time will be converted into, and will thereafter represent only, the right to receive (i) the Merger Consideration and (ii) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of the Merger Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. As of the Effective Time, (i) the Public Common Units will no longer be outstanding and will automatically be cancelled and cease to exist and (ii) each Public Unitholder will cease to have rights with respect to the Public Common Units, except with respect to the right to receive the Merger Consideration and any distributions described above. The Merger Consideration is subject to adjustment pursuant to the terms of the Merger Agreement to reflect the effect of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the Public Unitholders the same economic effect as contemplated by the Merger Agreement prior to any such event.

All of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into a number of Common Units in the Partnership as the surviving entity in the Merger equal to the number of Public Common Units converted into the right to receive Merger Consideration. The (i) non-economic general partner interest, (ii) the Common Units held by Parent and its affiliates and (iii) the Preferred Units, each as are issued and outstanding immediately prior to the Effective Time will not be cancelled, will not be converted into, or entitle the holder thereof to receive, Merger Consideration and will remain outstanding as equity interests in the Partnership as the surviving entity in the Merger.

Representations and Warranties

The Merger Agreement contains representations and warranties by Parent, Holdings and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand.

These representations and warranties have been made solely for the benefit of the parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by certain public disclosures of the parties and disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this information statement and in the documents incorporated by reference into this information statement, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by the Partnership and the General Partner relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•

due authorization of the Merger Agreement and the transactions contemplated thereby, including the Merger, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the Merger;

•	documents filed with the SEC;

•	no undisclosed liabilities or obligations;

•	maintenance of a system of internal controls;

•	absence of changes or events since March 31, 2022;

•	legal proceedings;

•	compliance with applicable laws and the possession of certain permits;

•	information supplied in connection with this information statement and the Schedule 13E-3;

•	benefit plans and other employee matters;

•	real property;

•	environmental matters;

•	regulatory matters;

•	opinions of financial advisors;

•	insurance;

•	brokers and other advisors;

•	the Investment Company Act of 1940, as amended;

•	no other representations and warranties; and

•

certain operational representations and warranties of the Partnership and the General Partner with respect to non-operated joint ventures of the Partnership, which are qualified by knowledge of the Partnership.

The representations and warranties made by Parent, Holdings and Merger Sub relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•	due authorization of the Merger Agreement and the Proposed Transaction, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	available funds;

•	legal proceedings;

•	information supplied in connection with this information statement and the Schedule 13E-3;

•	brokers and other advisors;

•	ownership of Partnership interests; and

•	no other representations and warranties.

Conduct of Business Prior to Closing

Under the Merger Agreement, subject to certain exceptions, unless Parent consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), each of the Partnership and the General Partner has agreed, and will cause each of its respective subsidiaries, to (i) conduct its business in the ordinary course of business in all material respects; provided, that it shall not prohibit the Partnership and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business in response to (x) changes or developments resulting or arising from COVID-19 or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and to retain the services of its present officers and key employees, if any, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by the Partnership and its subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of certain material contracts of the Partnership; provided, that no action or inaction by the Partnership, the General Partner, or their respective subsidiaries with respect to the matters specifically addressed by any of the foregoing provisions shall be deemed a breach of this sentence unless such action would constitute a breach of such other foregoing provision. During the period from July 25, 2022, the date of the Merger Agreement, until the Effective Time, if permitted by applicable law and in accordance with the terms and conditions in the Partnership Agreement, the General Partner will cause the Partnership to declare and pay regular quarterly cash distributions to the holders of each of the Common Units and the Preferred Units, respectively, consistent with past practice; provided, that, in no event shall any regular quarterly cash distribution declared or paid by the Partnership to holders of the Common Units and the Preferred Units be less than $0.300 per Common Unit and $0.2363 per Preferred Unit, respectively.

Under the Merger Agreement, subject to certain exceptions, unless Parent consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Partnership and the General Partner, will not, and will not permit their respective subsidiaries to:

•

amend the organizational documents (whether by merger, consolidation, conversion or otherwise) of any such entity in any manner that would reasonably be expected to prevent or in any material respect impede the ability of the parties to satisfy any of the conditions to or the consummation of the Merger;

•

with respect to the Partnership only, declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of Common Units, other than regular quarterly cash distributions consistent with past practice;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any such entity’s capital stock or other equity interests;

•	adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

•

waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to have a Partnership Material Adverse Effect;

•	(1) change its fiscal year or any material method of tax accounting, (2) make, change or revoke any material tax election (including any entity classification election under Treasury Regulations

Section 301.7701-3), (3) settle or compromise any material liability for taxes or any audit, examination or other legal proceeding in respect of an amount of taxes, (4) file any material amended tax return, (5) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material tax, (6) surrender any right to claim a material tax refund, or (7) consent to any extension of waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;

•

engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

•

except as required by the terms of any benefit plan of the Partnership existing and in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement, (1) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material benefit plan of the Partnership (or any plan or arrangement that would be a material benefit plan of the Partnership if in effect as of the date of the Merger Agreement), (2) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers or employees of the Partnership, the General Partner or any of their respective subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (3) accelerate any material rights or benefits under any benefit plan of the Partnership, or (4) grant any awards issued under the Shell Midstream Partners GP LLC 2014 Long-Term Incentive Plan or other equity awards; or

•

agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of Parent, Holdings and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand, will cooperate with the other and use and cause their respective subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing of the Merger to be satisfied as promptly as reasonably practicable (and in any event not later than January 25, 2023), including, for the avoidance of doubt, in the case of Parent, Holdings and the General Partner, until the Effective Time or the termination of the Merger Agreement, retaining ownership and voting control, directly or indirectly, over all Common Units and Preferred Units and the General Partner’s interest in the Partnership beneficially owned by Parent, Holdings, any of their respective subsidiaries or the General Partner, as applicable, as of July 25, 2022, the date of the Merger Agreement, or acquired thereafter, and to consummate and make effective the Merger, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) promptly obtain (and in any event no later than January 25, 2023) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to complete the Merger, and (iii) defend any proceedings challenging the Merger Agreement or the consummation of the Merger or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger. Notwithstanding anything in the Merger Agreement to the contrary, no party nor its affiliates shall be obligated pursuant to the foregoing to offer or commit or consent to take or refrain from taking any action pursuant to any request or requirement of any governmental authority that involves (i) making any divestiture or disposition of any portion of any business or assets or (ii) accepting or entering any consent decree or hold separate order.

Conflicts Committee

Prior to the earlier of the Effective Time and the termination of the Merger Agreement, Parent will not, and will not permit any of its subsidiaries to, take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the then-existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee, increase the size of the Conflicts Committee, or remove or cause the removal of any director of the GP Board that is a member of the Conflicts Committee either as a director or as a member of such committee.

Access to Information

Until completion of the Merger, the Partnership has agreed to afford Parent and its representatives reasonable access, during normal business hours and on certain conditions, to all of its and its subsidiaries’ respective properties, books, contracts, commitments, personnel and records, in each case for integration and operational planning related to the Merger.

Indemnification and Insurance

The Merger Agreement provides that from and after the Effective Time, to the fullest extent permitted under applicable laws, Parent will, and will cause the Partnership (as the surviving entity of the Merger) to, (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding arising out of, relating to or in connection with their status or duties as officer, director or employee of the Partnership, the General Partner or any of their respective subsidiaries, any act or omission by them in their capacities as such occurring or alleged to have occurred at or prior to the Effective Time, and provide advancement of expenses with respect to each of the foregoing to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership, the General Partner or any of their respective subsidiaries or any other matter existing at or prior to the Effective Time relating to or that may involve their status or duties as an officer, director or employee of the Partnership, the General Partner or any of their respective subsidiaries (including the Merger Agreement and the transactions contemplated thereby) and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of the Partnership and the General Partner immediately prior to the Effective Time and ensure that the organizational documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, will for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such organizational documents. In addition, the Partnership (as the surviving entity of the Merger) will maintain in effect for six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such indemnified persons, provided that in no event will the Partnership (as the surviving entity of the Merger) be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance.

Certain Tax Matters

For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties have agreed to treat the Merger (i) with respect to the Public Unitholders, as a taxable sale of the Public Common Units to Parent as the tax-regarded owner of SOPC

Holdings West and (ii) with respect to Parent, as a purchase by Parent of Partnership Interests (as such term is defined in the Partnership Agreement) from the Public Unitholders. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental authority.

Withholding

Parent, Holdings, Merger Sub, the surviving entity and the Paying Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to the Merger Agreement to any person such amounts as Parent, Holdings, Merger Sub, the surviving entity or the Paying Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law with respect to the making of such payment. To the extent that deducted and withheld amounts are paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid or issued to the person in respect of whom such deduction and withholding was made.

Adjustments to Prevent Dilution

The distributions of the Partnership to holders of the Common Units and the Preferred Units, Merger Consideration and any other similar dependent item, as the case may be, will be adjusted to reflect fully the occurrence or record date of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction between the date of the Merger Agreement and the Effective Time to provide the Public Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

Termination of Trading and Deregistration

The Partnership has agreed to cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 16 Matters

Prior to the completion of the Merger, the Partnership has agreed to take all steps as may be required to cause any dispositions of Common Units resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Other Covenants and Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this information statement, the Schedule 13E-3 and additional agreements relating to, among other things, applicability of takeover statutes, fees and expenses, securityholder litigation and public announcements.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time:

•	by the mutual written consent of Parent and the Partnership duly authorized by Parent and the Conflicts Committee, respectively; or

•	by either Parent or the Partnership, if:

•

the Closing does not occur on or before January 25, 2023, except that the right to terminate the Merger Agreement in this situation will not be available (i) to the Partnership if the failure of the Closing to occur by such date is due to the failure of either the Partnership or the General Partner to perform and comply in all material respects with the covenants and agreements in the Merger Agreement to be performed or complied with by it prior to the Closing, (ii) to Parent if the failure of the Closing to occur by such date is due to the failure of any of Parent, Holdings or Merger Sub to perform and comply in all material respects with the covenants and agreements contained in the Merger Agreement to be performed or complied with by it prior to the Closing or (iii) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or in the case of the Partnership, Parent, Holdings or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted under the terms of the Merger Agreement; or

•

any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the foregoing illegal, except that the right to terminate the Merger Agreement will not be available to the Partnership or Parent if the restraint was due to the failure of, in the case of the Partnership, the Partnership or the General Partner, and in the case of Parent, Parent, Holdings or Merger Sub, to perform any of its obligations under the Merger Agreement in any material respect; and

•

by Parent, if the Partnership or the General Partner has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (or if any of the representations or warranties of the Partnership of the General Partner set forth in the Merger Agreement fail to be true), and such breach or failure (i) would (if it occurred or is continuing as of the Closing Date) (A) cause certain fundamental representations and warranties of the Partnership or the General Partner to fail to be true and correct in all respects or (B) constitute a failure by the Partnership or the General Partner to perform in all material respects their obligations under the Merger Agreement and (ii) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent will not have the right to terminate the Merger Agreement under this condition if Parent, Holdings or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; and

•

by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the GP Board), if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (or if any of Parent’s representations or warranties contained in the Merger Agreement fails to be true) and such breach or failure (i) would (if it occurred or is continuing as of the Closing Date) (A) cause certain fundamental representations and warranties of Parent, Holdings or Merger Sub to fail to be true and correct in all respects or (B) constitute a failure by Parent, Holdings or Merger Sub to perform in all material respects their obligations under the Merger Agreement and (ii) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, however, that the Partnership will not have the right to terminate the Merger Agreement under this condition if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

Effect of Termination; Termination Expenses

In the event of termination of the Merger Agreement as summarized above, the Merger Agreement will terminate and become null and void and there will be no liability on the part of any of Parent, Holdings, Merger Sub, the Partnership or the General Partner, or their respective representatives, directors, officers, subsidiaries and affiliates, to the other parties to the Merger Agreement; provided, however, that no such termination will relieve any party from (i) its obligations to reimburse the other party for its expenses, as provided below, or (ii) any liability for international fraud or a willful breach of any covenant or other agreement contained in the Merger Agreement.

The Merger Agreement contains various amounts payable under the circumstances described below:

•

if the Merger Agreement is validly terminated by Parent due to a material uncured breach by the Partnership or the General Partner of any of their representations, warranties, covenants or agreements as described above, then the Partnership will promptly, but in no event later than five business days after receipt of an invoice from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $5.0 million; and

•

if the Merger Agreement is validly terminated by the Partnership due to a material uncured breach by Parent of any of its representations, warranties, covenants or agreements as described above, then Parent will promptly, but in no event later than five business days after receipt of an invoice from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $5.0 million, in each case, subject to certain limited restrictions.

In no event shall a party be entitled to more than one payment or reimbursement in connection with a termination of the Merger Agreement pursuant to which such amounts are payable.

Amendment and Supplement; Waiver

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by Parent and the GP Board (upon prior written approval of the Conflicts Committee); provided, that there shall be no amendment or change to the provisions of the Merger Agreement that by applicable laws, the Partnership Agreement or stock exchange rules would require further approval by Limited Partners without obtaining the requisite approval of the Limited Partners.

Assignment

The Merger Agreement and any interests, rights or obligations under the Merger Agreement are not assignable, by operation of law or otherwise, by any party without the prior written consent of the other parties.

Specific Performance

The parties to the Merger Agreement have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) either party has an adequate remedy at law, or

(ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party has further agreed that no party is required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy, and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Action by the Partnership or the General Partner

Except as otherwise provided by the Merger Agreement, whenever any determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to the Merger Agreement (including any determination to exercise any termination rights under the Merger Agreement or enforce specifically the terms of the Merger Agreement), such determination, decision, approval, consent, waiver or agreement must be authorized in writing by the GP Board (upon prior written approval of the Conflicts Committee) on behalf of the General Partner.

Performance by the General Partner

The General Partner and the Partnership do not have any liability for, or will not be deemed to breach, violate or fail to perform any of the provisions of the Merger Agreement by reason of, any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective subsidiaries or any of their respective representatives at the direction of Parent, any of its subsidiaries or any of their respective representatives.

Governing Law

The Merger Agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Common Unitholders (as defined below). This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (“Treasury Regulations”) and current administrative rulings and court decisions, all as in effect on the date of this information statement, and all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Merger and does not describe any tax consequences arising under the net investment income tax, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, tax treaties, or under any U.S. federal laws other than those pertaining to income taxes. Moreover, the discussion focuses on Common Unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, entities treated as partnerships for U.S. federal income tax purposes, nonresident aliens, certain former citizens, or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, banks and other financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect mark-to-market, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold Common Units as part of a hedge, straddle or conversion transaction, persons who acquired Common Units by gift, or directors and officers of the General Partner or employees of one of its affiliates that received (or are deemed to receive) Common Units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under a Partnership or General Partner equity incentive plan. Also, the discussion is limited to U.S. Common Unitholders that hold their Common Units as “capital assets” within the meaning of Section 1221 of the Code at the time of the Merger (generally, property held for investment).

For purposes of this discussion, the term “U.S. Common Unitholder” means a beneficial owner of Common Units of the Partnership that is for U.S. federal income purposes (1) an individual citizen or resident of the United States; (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

The Partnership has not sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Moreover, no assurance can be given that the tax characterizations and the tax consequences contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Accordingly, the Partnership strongly urges each Common Unitholder to consult with, and depend upon, such Common Unitholder’s tax advisor in analyzing the Merger’s U.S. federal, state, local and foreign tax consequences particular to the Common Unitholder.

Tax Consequences of the Merger to Common Unitholders

Tax Treatment of the Partnership

Section 7704 of the Code provides that publicly traded limited partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded limited partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and refined products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. The Partnership expects to be treated as a partnership for federal income tax purposes under the Qualifying Income Exception. The remainder of this discussion assumes that the Partnership has been and will be treated as a partnership for U.S. federal income tax purposes.

Tax Characterization of the Merger

The receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction to U.S. Common Unitholders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of such Common Unitholder’s Common Units in exchange for cash received in the Merger.

Amount and Character of Gain or Loss Recognized

Generally, a U.S. Common Unitholder who receives cash in exchange for Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between the amount realized and the Common Unitholder’s adjusted tax basis for the Common Units exchanged. The amount realized equals the sum of (i) the amount of any cash received by the Common Unitholder and (ii) such Common Unitholder’s share of the Partnership’s liabilities immediately prior to the Merger. Such Common Unitholder’s adjusted tax basis for Common Units depends on many factors, including the amount the Common Unitholder paid for the Common Units, the Common Unitholder’s share of the Partnership’s liabilities immediately prior to the Merger, distributions from the Partnership to the Common Unitholder, the Common Unitholder’s share of the Partnership’s income and losses, and other considerations.

Except as noted below, gain or loss recognized by a U.S. Common Unitholder on the exchange of Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Ordinary income attributable to “unrealized receivables” and “inventory items” may exceed net taxable gain realized upon the exchange of a Common Unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange. Thus, a Common Unitholder may recognize both ordinary income and a capital loss upon the exchange of Common Units in the Merger.

Capital gain recognized by an individual on the sale of Common Units held for more than twelve months as of the Effective Time of the Merger will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains, in the case of corporations.

The amount of gain or loss recognized by each U.S. Common Unitholder in the Merger will vary depending on each such Common Unitholder’s particular situation, including the adjusted tax basis of the Common Units exchanged by each Common Unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular Common Unitholder to offset a portion of the gain recognized by each Common Unitholder. Passive losses that were not deductible by a Common Unitholder in prior taxable periods because they exceeded a Common Unitholder’s share of the Partnership’s income may be deducted in full upon the Common Unitholder’s taxable disposition of its entire investment in the Partnership pursuant to the Merger. However, gain recognized by a U.S. Common Unitholder on the Common Units may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded limited partnerships.

Each Common Unitholder is strongly urged to consult such Common Unitholder’s tax advisor with respect to the specific tax consequences of the Merger, taking into account such Common Unitholder’s own particular circumstances.

Partnership Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger

U.S. Common Unitholders will be allocated their share of the Partnership’s items of income, gain, loss and deduction for the taxable period of the Partnership ending on the date of the Merger. These allocations will be made in accordance with the terms of the Partnership Agreement. A U.S. Common Unitholder will be subject to U.S. federal income tax on any such allocated income and gain, even if such Common Unitholder does not receive a cash distribution from the Partnership attributable to such allocated income and gain. Any income and gain allocated to a Common Unitholder will increase the Common Unitholder’s tax basis in the Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such Common Unitholder resulting from the Merger. Any losses or deductions allocated to a Common Unitholder will decrease the Common Unitholder’s tax basis in the Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such Common Unitholder resulting from the Merger.

INFORMATION CONCERNING THE PARTNERSHIP

About the Partnership

SHELL MIDSTREAM PARTNERS, L.P.

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Phone: (832) 337-2034

The Partnership is a publicly traded master limited partnership that owns, operates, develops and acquires pipelines and other midstream and logistics assets. The Partnership’s assets include interests in entities that own (a) crude oil and refined products pipelines and terminals that serve as key infrastructure to transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and deliver refined products from those markets to major demand centers and (b) storage tanks and financing receivables that are secured by pipelines, storage tanks, docks, truck and rail racks and other infrastructure used to stage and transport intermediate and finished products. The Partnership’s assets also include interests in entities that own natural gas and refinery gas pipelines that transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast. The Common Units are listed on the NYSE under the ticker symbol “SHLX.” On                 , 2022, the most recent practicable date before the printing of this information statement,                Common Units were issued and outstanding. A detailed description of the Partnership’s business is contained in its Annual Report on Form 10-K for the year ended December 31, 2021, and the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, and June 30, 2022, each of which is incorporated by reference into this information statement. See “Where You Can Find More Information.”

The General Partner is the general partner of the Partnership and is solely responsible for conducting the business and managing the operations of the Partnership. The General Partner owns the non-economic general partner interest in the Partnership.

During the past five years, neither the Partnership nor the General Partner has been (i) convicted in a criminal proceeding or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Business and Background of Natural Persons Related to the Partnership

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of the current directors and executive officers of the following parties related to the Partnership, the General Partner and Parent.

Shell Midstream Partners GP LLC

None of the General Partner, the Partnership or any of their subsidiaries has any employees. The General Partner’s executive officers are not directly employed by the Partnership and are, instead, employed by an affiliate of Parent and their services are provided to the Partnership under contractual and other arrangements.

During the past five years, none of the directors or executive officers of the General Partner or the persons described below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Name	Age	Position with the General Partner
Paul R. A. Goodfellow	57	Director, Chairman of the Board of Directors
Steven C. Ledbetter	47	Director, Chief Executive Officer and President
Shawn J. Carsten	56	Director, Vice President and Chief Financial Officer
Lori M. Muratta	57	Vice President, General Counsel and Secretary
Gregory T. Mouras	42	Vice President, Operations
Sean Guillory	50	Vice President, Commercial
James J. Bender	65	Director
Carlos A. Fierro	61	Director
Rob L. Jones	64	Director
Cynthia V. Hablinski	54	Director

Paul R. A. Goodfellow. Paul Goodfellow became a member of the GP Board on October 29, 2014. He was named Chairman of the GP Board on April 15, 2019. Since April 2019, Dr. Goodfellow has served as Executive Vice President, Deep Water for Shell Energy Resources. Prior to this role, Dr. Goodfellow served as Executive Vice President, Wells for Shell International. Prior to this role, Dr. Goodfellow served as Vice President, United Kingdom and Ireland for Upstream International since February 2015 and as the Vice President, Unconventionals U.S. and Canada for Shell Upstream Americas from January 2013. Prior to this role, Dr. Goodfellow moved into the role of Vice President Development, Onshore in September 2009 for Upstream Americas responsible for field development planning, technical and technology functions. In July 2008, Dr. Goodfellow was named Venture Manager for North America Onshore. In August of 2003 he took up the role of Wells Manager for the Americas Region and in 2000, Dr. Goodfellow was assigned to Shell Exploration & Production Company as the Operations Manager for Deepwater Drilling and Completions. He has worked in a variety of wells related roles throughout the Shell Group. Dr. Goodfellow worked in the mining industry in South Africa and Finland prior to joining Shell in Holland in 1991. Dr. Goodfellow is a Chartered Engineer and a member of the Institute of Mining and Metallurgy and the Society of Petroleum Engineers. Dr. Goodfellow earned a Bachelor of Engineering in Mining Engineering and a Ph.D. in Rock Mechanics from The Camborne School of Mines in the United Kingdom.

Steven C. Ledbetter. Steven Ledbetter was appointed as President and Chief Executive Officer of the General Partner and elected as a member of the GP Board effective March 1, 2021. Mr. Ledbetter is a 23-year Shell executive with deep financial and operational management experience. Mr. Ledbetter served as Vice President, Commercial of the General Partner from 2018 to 2021, where he was responsible for business development, joint ventures, oil movements and portfolio activity. Prior to that, Mr. Ledbetter served as the President of Jiffy Lube International (“Jiffy Lube”), a wholly owned subsidiary of Shell. Prior to his role as President of Jiffy Lube, Mr. Ledbetter served as Director of Key Accounts for Shell’s Consumer Lubricants business (“Lubricants”) for North America from 2010 to 2013, where he was responsible for large platform multi-site business development throughout North America. From 2009 to 2010, he worked as Deal Manager setting strategy and negotiating large platform deals for the route to market for Lubricants in North America. In 2007, Mr. Ledbetter was North American Consumer Finance Manager for Lubricants, responsible for financial support and economic assurance of the business. In 2004, he became a member of the leadership team for Shell’s Puget Sound Refinery in Anacortes, Washington, and was accountable for finance and procurement activities of the site. From 1999 to 2004, Mr. Ledbetter held various roles in SPLC, including a financial support to the business, treasurer of several joint ventures, business planning and accounting. Prior to joining Shell, Mr. Ledbetter was a facility cost analyst with United States Gypsum Company based in Texas. Mr. Ledbetter holds a bachelor’s degree in Finance from Texas A&M University.

Shawn J. Carsten. Shawn Carsten became Chief Financial Officer and Vice President of the General Partner on March 1, 2017. He is a 34-year Shell executive with deep financial and operational management experience, as well as significant experience in Shell’s Upstream, Downstream and Retail businesses. Prior to his current role, Mr. Carsten served as the Downstream Controller—Americas of Equilon Enterprises LLC (d/b/a Shell Oil Products US), where he was responsible for the financial results and control framework for Shell’s Downstream companies in North and South America, as well as finance operations personnel in the Americas and in Asia. Prior to his role as Controller, Mr. Carsten served in a variety of financial capacities, including commercial development, risk management, business performance, mergers and acquisitions, capital investments, operating and strategic planning. Mr. Carsten holds a bachelor’s degree in Finance from the University of Colorado and an MBA from the Kellogg School of Management at Northwestern University. The Partnership believes that Mr. Carsten’s extensive experience across a wide range of energy segments, particularly his experience in financial management of domestic supply and distribution, makes him well qualified to serve as a director.

Lori M. Muratta. Lori Muratta became Vice President, General Counsel and Secretary of the General Partner in 2014. In 2017, she was named Managing Counsel, Midstream & Commercial for Shell, a role she fills in addition to her role with the General Partner. Ms. Muratta devotes the majority of her time to the Partnership’s business and affairs and also spends time devoted to the business and affairs of Shell. Prior to her current roles, from 2000 Ms. Muratta served as Senior Counsel for Shell Oil Company (now Shell USA, Inc.), where she advised the company in mergers, acquisitions, divestments, joint ventures and financings in the Upstream, Midstream and Downstream businesses. She also provided corporate law support to Shell’s U.S. subsidiaries and affiliates. Before her time at Shell, Ms. Muratta was Attorney and Manager of Communications at Solvay America, Inc. and worked as an associate at Mayor, Day, Caldwell & Keeton LLP and O’Melveny & Myers LLP. Ms. Muratta received a Bachelor of Science in Foreign Service, cum laude, from Georgetown University and a Juris Doctor, cum laude, from Harvard Law School.

Gregory T. Mouras. Greg Mouras was appointed as the General Manager of U.S. Midstream Operations for SPLC and was elected as Vice President, Operations of the General Partner, both effective as of October 15, 2021. Previously, Mr. Mouras served as the Asset Operations Manager for SPLC in the Gulf of Mexico region since 2018, and filled the role of interim General Manager of U.S. Midstream Operations since July 2021, helping to lead the Partnership’s business through Hurricane Ida recovery. Since joining Shell in 2003, Mr. Mouras served in various engineering and operational roles in Shell’s Deepwater Gulf of Mexico business, including Facilities and Reliability Engineering Manager, Surface Technical Development Manager and Regional Discipline Lead, thereby gaining expertise in the integrated Gulf of Mexico value chain from Upstream to the market. Mr. Mouras graduated from Louisiana State University with a Bachelor’s degree in Mechanical Engineering and holds a Professional Engineering license in Louisiana.

Sean Guillory. Mr. Guillory was elected as Vice President, Commercial of the General Partner effective March 1, 2021. Mr. Guillory is a 17-year Shell executive with deep commercial, operational and management experience. Mr. Guillory formerly served as the General Manager of Business Units, Joint Ventures and as a manager of business development for SPLC. Prior to this role, Mr. Guillory was a Business Development lead for Gulf of Mexico Deepwater Pipelines and major growth projects, where he was instrumental in the successful completion and commercial deal execution of multiple export solutions for large Gulf of Mexico deep water developments. Prior to his roles with SPLC, Mr. Guillory was the Americas Category Manager for Shell’s Supply and Distribution business, where he was responsible for setting procurement and negotiation strategies supporting operational management for several sites across North and South America. Prior, Mr. Guillory served as Shell Chemical LP’s Aromatics Supply manager, where he was accountable for operational logistics and demand management for various chemicals manufacturing sites. From 2004 to 2006, Mr. Guillory was the Business Support Manger for the Major Projects Organization at Shell’s Puget Sound Refinery in Anacortes, Washington, where he was accountable for finance, procurement and economic assurance of business activities for the site. Prior to joining Shell, Mr. Guillory served for eight years as an officer in the United States Air Force, where he was a distinguished graduate from the Air Force Reserve Officer Training Program receiving the Tulane University Award for Leadership. Mr. Guillory was a Combat Engineer leading several large teams in the completion of multiple large scale military projects in support of contingency deployment operations vital to national defense across four different continents. Mr. Guillory holds a bachelor’s degree in Mechanical Engineering from the University of New Orleans and an MBA from the University of Colorado.

James (Jim) J. Bender. Jim Bender became a member of the GP Board on October 29, 2014. Since April 2016, Mr. Bender has been employed with the Hall Estill Law Firm in Denver as Of Counsel. Since December 2015, he has served as an Advisory Board Member of Orion Energy Partners. From May 2014 to July 2014, Mr. Bender served as Senior Vice President of Special Projects of WPX Energy, Inc. (“WPX”), and from December 2013 to May 2014 as interim President and Chief Executive Officer of WPX. Mr. Bender served as a member of the board of directors of WPX from December 2013 to May 2014. He also served as Chairman of the board of directors of APCO Oil and Gas International Inc., a publicly-traded affiliate of WPX, from December 2013 to August 2014. From April 2011 to December 2013, Mr. Bender served as Senior Vice President and General Counsel of WPX. Mr. Bender has served as a member of the board of directors of Two Harbors Investment Corp. since May 2013. Mr. Bender served as Senior Vice President and General Counsel of The Williams Companies, Inc. from December 2002 to December 2011 and General Counsel of Williams Partners GP LLC, the general partner of Williams Partners L.P., from September 2005 until December 2011. Mr. Bender served as the General Counsel of the general partner of Williams Pipeline Partners L.P., from 2007 until its merger with Williams Partners L.P. in August 2010. From June 1997 to June 2002, he was Senior Vice President and General Counsel of NRG Energy, Inc. Mr. Bender earned a bachelor’s degree in mathematics, summa cum laude, from St. Olaf College and a Juris Doctor, magna cum laude, from the University of Minnesota Law School.

Carlos A. Fierro. Carlos A. Fierro became a member of the GP Board January 1, 2015. Mr. Fierro is a private investor and consultant based in Washington, D.C. In addition to the GP Board, Mr. Fierro serves on the board of directors, audit committee and governance and compensation committee of Athabasca Oil Corporation, a Canadian energy company with a focused strategy on the development of thermal and light oil assets. From May 2016 to the present, Mr. Fierro has served as a Senior Advisor to Guggenheim Securities, the investment banking arm of Guggenheim Partners. From September 2008 through June 2013, Mr. Fierro was a Managing Director and Global Head of the Natural Resources Group of Barclays, which encompasses Barclays’ oil and gas, chemicals and metals and mining businesses. Mr. Fierro joined Barclays Capital in 2008 from Lehman Brothers, where he was the Global Head of the Natural Resources Group from January 2007 through September 2008. From September 2004 through January 2007, Mr. Fierro served as Co-Head of Mergers & Acquisitions in Europe for Lehman Brothers from a base in London. Prior to that, Mr. Fierro led Lehman Brothers’ mergers and acquisitions effort in the natural resources sector for seven years, based in New York. Throughout his banking career, Mr. Fierro participated in the development, structuring, negotiation and execution of numerous merger, acquisition, divestiture, restructuring and joint venture transactions. In the natural resources sector, these included transactions for companies involved in exploration and production, refining and marketing, oil field services, mining, pipelines, petrochemicals and coal. Prior to his banking career, Mr. Fierro practiced corporate, M&A and securities law for eleven years with Baker Botts L.L.P., where he was a partner. In his practice, Mr. Fierro devoted his time principally to oil and gas transactions, including hostile takeovers, acquisitions, divestitures, public and private debt and equity financing transactions, corporate restructurings and proxy fights. Mr. Fierro holds a Bachelors of the Arts degree from the University of Notre Dame and a Juris Doctor from Harvard University.

Rob L. Jones. Rob Jones became a member of the GP Board on October 29, 2014. Mr. Jones is a private investor and consultant based in Houston, Texas. Mr. Jones also currently serves as a director on the board of Spire Inc., a public utility holding company based in St. Louis, Missouri. Mr. Jones also serves as a director on the board of Susser Bank, a privately held bank based in Arlington, Texas. From September 2012 until June 2014, Mr. Jones served as an Executive in Residence at the McCombs School of Business at the University of Texas at Austin (“McCombs”). Mr. Jones continues as a guest lecturer and speaker at McCombs. Mr. Jones also served as Lead Independent Director for Susser Petroleum Partners, L.P., a publicly-traded partnership. From 2007 through June 2012, Mr. Jones was the Co-Head of Bank of America Merrill Lynch Commodities (“MLC”). MLC is a global commodities trading business and a wholly owned subsidiary of Bank of America Merrill

Lynch. Prior to taking leadership of MLC in 2007, he served as Head of Merrill Lynch’s Global Energy and Power Investment Banking Group and founder of Merrill Lynch Commodities Partners, a private equity vehicle for the firm. An investment banker with Merrill Lynch and The First Boston Corporation for over 20 years, Mr. Jones worked extensively with a variety of energy and power clients, with a particular focus on the natural gas and utility sectors. From 1980 until 1985, Mr. Jones was a Financial Associate with the oil and gas exploration and production division of Sun Company, primarily based in Dallas, Texas. He is a graduate of the University of Texas, where he received a Bachelor of Business Administration in Finance with Honors and an MBA with High Honors and was a Sord Scholar. Mr. Jones is a Life Member of the Dean’s Advisory Council of McCombs and an Emeritus Member of the Children’s Fund of Houston Texas.

Cynthia V. Hablinski. Ms. Hablinski is currently the Head of U.S. Pensions and Treasury Americas for Shell USA, Inc. and has more than 20 years of experience working with energy businesses. Since Ms. Hablinski joined Shell in 2005 as Senior Tax Counsel, she has held a wide range of U.S. and global finance roles across many lines of business. In her current role, she is accountable for the oversight and operation of the Shell Pension Trust and Shell Provident Fund, serving 65,000 participants. She works with the trustees for these plans such that the trustees have the structure and information to carry out their responsibilities and to ensure regulatory compliance. She also serves as a member of the Investment Committee for these plans. Additionally, Ms. Hablinski has oversight for all Shell Treasury activity in the Americas. Prior to joining Shell, Ms. Hablinski was a consultant in Ernst & Young LLP’s International Tax Services group, where she specialized in cross-border tax planning for both U.S. and foreign-based energy clients. From 1997 to 2000, she represented the Internal Revenue Service in various tax litigation matters as a trial attorney at the U.S. Department of Justice Tax Division. She began her career as an associate at Ackels & Ackels, LLP in Dallas, Texas. Ms. Hablinski graduated from Baylor University with a BBA in Accounting and Economics. She completed her Juris Doctor and MBA at Texas Tech University and her LLM in Taxation at SMU Dedman School of Law. She is a licensed certified public accountant and attorney in Texas.

The address of each of the directors and executive officers of the General Partner listed above is 150 N. Dairy Ashford Rd., Houston, Texas 77079.

Shell USA, Inc.

Name	Age	Position with Parent
Gretchen H. Watkins	54	Director, Chairman of the Board of Directors, President
Glenn T. Wright	56	Director
Shawn J. Carsten	56	Director
James Cowan	55	Director, Vice President Legal
Deforester L. Jones	56	Vice President Finance

Gretchen H. Watkins. Ms. Watkins became Chairman and President of Parent in May 2018, and was also appointed Executive Vice President, Unconventionals effective July 1, 2018, a role she held until June 1, 2022. As President of Parent, Ms. Watkins oversees the strategic integration of all Shell businesses in the U.S. and leads the U.S. Country Coordination Team. As Executive Vice President of Shell’s Upstream Unconventionals business, Ms. Watkins was responsible for overseeing the exploration, development, and production of Shell’s unconventional oil and gas portfolio, which includes assets in the U.S., Canada, and Latin America. Prior to joining Parent, Ms. Watkins was Chief Executive Officer of Maersk Oil from 2016 to 2018 and Chief Operating Officer from 2014 to 2018. Ms. Watkins also served as a non-executive director for Atkins, a global engineering consultancy and FTSE 200 company from 2014 until its merger with SNC Lavalin in 2017. Ms. Watkins is currently a non-executive director for The Mosaic Company. Ms. Watkins holds a bachelor’s degree in Mechanical Engineering from The Pennsylvania State University and has had executive education at Cambridge and Stanford Universities.

Glenn T. Wright. Mr. Wright became a director of Parent in April 2018. Mr. Wright has also served as Senior Vice President Shell Renewables & Energy Solutions and President and Chief Executive Officer of Shell New Energies US LLC since April 2020. Mr. Wright previously served as President of Shell Energy North America (“SENA”) from February 2016 until April 2020 and Senior Vice President of SENA from June 2008 to February 2016. Mr. Wright serves on the Board of Directors of the National Urban League and on various advisory boards and committees for Georgia Tech University. Mr. Wright holds a Doctor of Philosophy, Chemical Engineering from The University of Texas and a bachelor’s degree in Engineering from the Georgia Institute of Technology.

James Cowan. Mr. Cowan became a director of Parent in September 2021. Mr. Cowan also serves as Vice President Legal for Parent and was appointed to that role in August 2021. Mr. Cowan is the Shell U.S. Head of Legal and Associate General Counsel, Litigation for the U.S. and Canada. Prior to his current roles, Mr. Cowan was Associate General Counsel, Litigation – Americas for Shell USA, Inc. from January 2020 to August 2021, and Associate General Counsel, Litigation – International (Europe, Africa and Asia) for Shell International Ltd. from April 2015 to January 2020. From February 2012 to August 2015, Mr. Cowan was Managing Counsel, Litigation – Latin America and Caribbean for Shell Brasil Petroleo Ltda. Mr. Cowan received a Bachelor of Arts (Plan II Honors Program) from The University of Texas and a Juris Doctor from The University of Texas Law School.

Deforester L. Jones. Mr. Jones became Vice President Finance of Parent in April 2018. Mr. Jones also serves as U.S. Country Controller and was appointed to that role in April 2017. Prior to this role, he was the Chief Financial Officer for the Shell/Pemex Deer Park Joint Venture and the site Finance Manager for the Shell Petrochemicals manufacturing plant. Since joining Shell in 1988, Mr. Jones has held several key leadership and management roles. He is a former board member of both the Galveston Bay Foundation and the Deer Park Chamber of Commerce, where he also served as Executive Treasurer. Mr. Jones holds a bachelor’s degree from Grambling State University and is a Certified Public Accountant.

For biographical information about Shawn J. Carsten, see the list of directors and executive officers of the General Partner above. Mr. Carsten became a director of Parent in July 2020. As an executive officer of the General Partner, he recused himself from the vote of Parent’s board of directors relating to the Merger.

The address of each of the directors and executive officers of Parent listed above is 150 N. Dairy Ashford Rd., Houston, Texas 77079.

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION

Common Unit Market Price Information

The Common Units are listed on the NYSE under the symbol “SHLX.” On July 22, 2022, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of the Common Units on the NYSE was $14.46 per Common Unit. On                 , 2022, the most recent practicable date before the printing of this information statement, high and low reported sales prices of the Common Units were $                and $                , respectively, and there were                Common Unitholders of record.

The following table shows the high and low sales prices per Common Unit, as reported by the NYSE, for the periods indicated.

	Common Unit Price Ranges
	High	Low
2019
Quarter Ended March 31	$21.13	$16.01
Quarter Ended June 30	$21.86	$19.36
Quarter Ended September 30	$21.99	$18.53
Quarter Ended December 31	$21.40	$19.35
2020
Quarter Ended March 31	$22.70	$5.70
Quarter Ended June 30	$16.18	$8.63
Quarter Ended September 30	$12.60	$8.96
Quarter Ended December 31	$11.58	$8.17
2021
Quarter Ended March 31	$14.13	$9.94
Quarter Ended June 30	$16.50	$13.48
Quarter Ended September 30	$15.01	$11.15
Quarter Ended December 31	$12.74	$10.76
2022
Quarter Ended March 31	$14.39	$11.32
Quarter Ended June 30	$14.69	$13.55
Quarter Ended September 30 (through September 9, 2022)	$16.08	$13.83

Distribution Information

The Partnership has historically considered cash distributions to Common Unitholders on a quarterly basis, although the Partnership Agreement does not require the Partnership to make distributions to the Common Unitholders.

Under the Merger Agreement, during the period from July 25, 2022, the date of the Merger Agreement, until the Effective Time, if permitted by applicable law and in accordance with the terms and conditions in the Partnership Agreement, the General Partner will cause the Partnership to declare and pay regular quarterly cash distributions to the holders of each of the Common Units and the Preferred Units, respectively, consistent with past practice; provided, that, in no event shall any regular quarterly cash distribution declared or paid by the Partnership to holders of the Common Units and the Preferred Units be less than $0.300 per Common Unit and $0.2363 per Preferred Unit, respectively.

The following table shows the cash distributions paid during each quarter of each of the last two fiscal years and the current fiscal year, which were each made within 45 days after the end of such quarter.

Cash Distribution Paid Per Common Unit
2020
Quarter Ended March 31	$0.460
Quarter Ended June 30	$0.460
Quarter Ended September 30	$0.460
Quarter Ended December 31	$0.460
2021
Quarter Ended March 31	$0.460
Quarter Ended June 30	$0.300
Quarter Ended September 30	$0.300
Quarter Ended December 31	$0.300
2022
Quarter Ended March 31	$0.300
Quarter Ended June 30	$0.300
Quarter Ended September 30 (through September 9, 2022)	$—

INFORMATION CONCERNING THE SHELL FILING PARTIES

SHELL MIDSTREAM PARTNERS GP LLC

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Phone: (888) 467-4355

(option 8)

The General Partner is the general partner of the Partnership. The GP Board and executive officers manage the Partnership. The General Partner is a direct wholly owned subsidiary of SPLC. The General Partner owns a non-economic general partner interest in the Partnership.

SHELL MIDSTREAM LP HOLDINGS LLC

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Phone: (888) 467-4355

(option 8)

Holdings is an indirect wholly owned subsidiary of Parent. Holdings holds 269,457,304 Common Units and 50,782,904 Preferred Units in the Partnership, which collectively represents approximately 72% of the voting power of the Partnership’s outstanding limited partner interests as of September 9, 2022.

SHELL USA, INC.

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Phone: (888) 467-4355

(option 8)

Parent is wholly owned by Shell Petroleum Inc., a Delaware corporation, whose shares are indirectly owned 100% by Shell plc, a public limited company incorporated under the laws of England and Wales (“Shell”). Parent and its subsidiaries organize their activities into Upstream, Downstream, Integrated Gas, Renewables and Energy Solutions (R&ES) and Corporate businesses. The Upstream business explores for and extracts crude oil, natural gas and natural gas liquids in the United States. The Downstream business is primarily engaged in oil products and chemicals manufacturing and marketing and trading activities that turn crude oil and other feedstocks into a range of products that are moved and marketed around the world for domestic, industrial and transport use. The Integrated Gas business is primarily engaged in the marketing and trading of liquified natural gas. The Renewables and Energy Solutions business includes Parent’s production and marketing of hydrogen, nature-based and environmental solutions as well as its integrated power activities. The Corporate business covers the non-operating activities supporting Parent’s businesses.

SEMISONIC ENTERPRISES LLC

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Phone: (888) 467-4355

(option 8)

Merger Sub is an indirect wholly owned subsidiary of Parent formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Merger. By operation of the Merger, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the Merger as a wholly owned subsidiary of Parent.

Relationship of the Parties to the Merger

Shell is the sole ultimate parent of (i) Parent, Holdings and the General Partner, which collectively own the non-economic general partner interest in the Partnership, approximately 72% of the voting power of the Partnership’s outstanding limited partner interests as of September 9, 2022, and (ii) Merger Sub. SOPC West is a wholly owned subsidiary of Parent and is the sole member of Merger Sub. SPLC is an indirect wholly owned subsidiary of Parent and is the sole member of Holdings and the General Partner, which is the sole general partner of the Partnership. As the sole member of the General Partner, SPLC has the right to appoint and remove all of the members of the GP Board and indirectly owns the non-economic general partner interest in the Partnership, which is directly held by the General Partner. As the indirect sole owner of SPLC, Shell has a controlling interest in the General Partner, which manages the operations and activities of the Partnership.

The General Partner has no business or operations other than managing the business of the Partnership. In addition, outside of its investment in the Partnership, the General Partner owns no assets or property. The Partnership Agreement imposes no additional material liabilities upon the General Partner or obligations to contribute to the Partnership other than those liabilities and obligations imposed on general partners under the DRULPA.

During the past five years, none of the Shell Filing Parties above has been (i) convicted in a criminal proceeding or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

UNIT OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE

OFFICERS OF THE SHELL FILING PARTIES

The Partnership’s securities entitled to vote on the Merger Agreement and the Proposed Transaction consist of the Common Units and the Preferred Units. All of the Common Units and the Preferred Units may be voted by written consent pursuant to the terms of the Partnership Agreement, which requires the authorization of the General Partner. The unit ownership amounts below contain certain information about unitholders whom the Partnership believes are the “beneficial” owners of more than five percent of the outstanding Common Units (including the Preferred Units on an “as if” converted basis), as well as information regarding the unit ownership by the directors and executive officers of the General Partner and the other Shell Filing Parties as of the dates listed below. Except as described below, the Partnership knows of no person that beneficially owns more five percent of the outstanding Common Units, based solely on filings made with the SEC.

The percentage of beneficial ownership is calculated on the basis of 444,072,441 Common Units outstanding as of the dates listed below, assuming the conversion of all Preferred Units issued and outstanding as of such date into Common Units. The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined the “beneficial owner” of a security to include any person who, directly or indirectly, has or shares voting power and/or dispositive power over such security. In computing the number of the units beneficially owned by a person and the percentage ownership of that person, the units subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days after the dates listed below, are deemed outstanding, while such units are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as indicated by footnote, the persons named in the tables below have sole voting and dispositive power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

The percentages reflect beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act. The address for each director and executive officer of the General Partner and each other Shell Filing Party is 150 N. Dairy Ashford Rd., Houston, Texas 77079, except as otherwise noted.

Unit Ownership by the General Partner’s Directors and Executive Officers

The following table presents the beneficial ownership of Common Units known to be held by each director and executive officer of the General Partner, and by the directors and executive officers of the General Partner as a group as of September 9, 2022. The percentage of Common Units beneficially owned is based on 444,072,441 Common Units outstanding as of September 9, 2022, assuming the conversion of all Preferred Units issued and outstanding as of such date into Common Units.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Paul R. A. Goodfellow	—	—
Steven C. Ledbetter	4,000	*
Shawn J. Carsten	18,700	*
Lori M. Muratta(1)	15,270	*
Gregory T. Mouras	—	—
Sean Guillory	1,399	*
James J. Bender	35,000	*
Carlos A. Fierro	3,000	*
Rob L. Jones	30,000	*
Cynthia V. Hablinski	—	—
All executive officers, directors and nominees as a group (10 persons)	107,369	*

*	Represents less than 1%.

(1)	The number of Common Units presented for Ms. Muratta includes 2,310 Common Units held jointly under a retirement account in the name of Ms. Muratta’s spouse.

Unit Ownership by Parent’s Directors and Executive Officers

The following table presents the beneficial ownership of Common Units known to be held by each director and executive officer of Parent, and by the directors and executive officers of Parent as a group as of September 9, 2022. The percentage of Common Units beneficially owned is based on 444,072,441 Common Units outstanding as of September 9, 2022, assuming the conversion of all Preferred Units issued and outstanding as of such date into Common Units.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Gretchen H. Watkins	—	—
Glenn T. Wright	—	—
Shawn J. Carsten	18,700	*
James Cowan	—	—
Deforester L. Jones	—	—
All executive officers, directors and nominees as a group (5 persons)	18,700	*

*	Represents less than 1%.

Unit Ownership of Five Percent or More Common Unitholders

The following table sets forth the number of Common Units beneficially owned by each five percent or more Common Unitholder as of September 9, 2022. The percentage of Common Units beneficially owned is based on 444,072,441 Common Units outstanding as of September 9, 2022, assuming the conversion of all Preferred Units issued and outstanding as of such date into Common Units.

Name of Beneficial Owner	Title of Class	Amount of Units Beneficially Owned	Percentage of Class Beneficially Owned
Shell Pipeline Company LP(1)	Common Units	320,240,208	72.1%

(1)	SPLC owns Holdings, which owns 269,457,304 Common Units and 50,782,904 Preferred Units. SPLC may be deemed to beneficially own the units held by Holdings.

CERTAIN PURCHASES AND SALES OF COMMON UNITS

During the past 60 days, there have been no transactions in the Common Units by the Partnership, the General Partner or the other Shell Filing Parties or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of Partnership, the General Partner or the other Shell Filing Parties.

DELISTING AND DEREGISTRATION OF COMMON UNITS

If the Merger is completed, the Common Units will be delisted from the NYSE and, as promptly as practicable after the Effective Time, deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the Closing, the Partnership will also file a Form 15 to suspend its reporting obligations under Section 15(d) of the Exchange Act. As a result, the Partnership will no longer be obligated to file any periodic reports or other reports with the SEC on account of the Common Units.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Partnership is incorporating by reference specified documents that it files with the SEC, which means that it can disclose important information to you by referring you to those documents that are considered part of this information statement. The Partnership incorporates by reference into this information statement the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC):

•	The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

•	The Partnership’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022; and

•

The Partnership’s Current Reports on Form 8-K as filed with the SEC on February 14, 2022, March 22, 2022, March 29, 2022, June 27, 2022 and July 25, 2022 (other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein).

Any statement contained in a document incorporated by reference into this information statement will be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained in this information statement modifies or supersedes the statement.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership files annual, quarterly and other reports and other information with the SEC. These reports and other information contain additional information about the Partnership. The Partnership will make these materials available for inspection and copying by any of the Common Unitholders, or a representative of any unitholder who is so designated in writing, at its executive offices during regular business hours.

Because the Merger is a “going private” transaction under SEC rules, the Partnership, the General Partner and the other Shell Filing Parties have filed with the SEC the Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this information statement will not automatically be incorporated into the Schedule 13E-3.

The Partnership will also make available on its website (www.shellmidstreampartners.com) under “Financial Reporting” the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K, filings pursuant to Section 16(a) of the Exchange Act and amendments to those filings and reports filed by the Partnership. Information contained on the Partnership’s website or any other website is not incorporated by reference into this information statement and does not constitute a part of this information statement.

Intrepid’s opinion and the presentations Intrepid made to the Conflicts Committee will be made available for inspection and copying at the principal executive offices of the Partnership during regular business hours by any interested Common Unitholder or such Common Unitholder’s representative who has been so designated in writing.

This information statement is dated                 , 2022. You should not assume that the information contained in this information statement is accurate as of any date other than that date, or that the information contained in the Partnership’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference into this information statement is accurate as of any date other than the respective dates of such documents. Neither the mailing of this information statement to the Common Unitholders nor the issuance of the applicable Merger Consideration pursuant to the Merger will create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SHELL USA, INC.,

SEMISONIC ENTERPRISES LLC,

SHELL MIDSTREAM LP HOLDINGS LLC,

SHELL MIDSTREAM PARTNERS GP LLC,

and

SHELL MIDSTREAM PARTNERS, L.P.

July 25, 2022

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2022 (this “Agreement”), is entered into by and among Shell USA, Inc., a Delaware corporation (“Parent”), Shell Midstream LP Holdings LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of Parent (“Holdings”), Semisonic Enterprises LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of Parent (“Merger Sub”), Shell Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), and Shell Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, Parent and the Partnership wish to effect a strategic business combination by means of a merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, has, among other things, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting “Special Approval” for all purposes of the Partnership Agreement, including Section 7.10(a) thereof), (c) recommended that the GP Board approve this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and (d) recommended that the GP Board (1) direct that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (2) authorize the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, following receipt of the recommendation of the Conflicts Committee, at a meeting duly called and held, the GP Board, by unanimous vote, has, among other things, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (1) fair and reasonable to the Partnership Unaffiliated Unitholders and (2) in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, (c) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (d) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement, recommended approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, pursuant to the General Partner Company Agreement, Parent has caused Shell Pipeline Company LP, a Delaware limited partnership (“SPLC”), to deliver to the General Partner its consent (the “Sole Member Consent”), in SPLC’s capacity as the sole member of the General Partner (SPLC, in such capacity, the “Sole Member”), pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sole Member and the General Partner and declared it advisable for the General Partner to enter into this Agreement and (b) authorized and approved the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, by the General Partner;

WHEREAS, the board of directors of Parent (the “Parent Board”), has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and declared it advisable for Parent to enter into this Agreement and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, by Parent;

WHEREAS, SPLC directly owns 100% of the issued and outstanding limited liability company interests in Holdings, and SPLC, in its capacity as the sole member of Holdings, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Holdings and declared it advisable for Holdings to enter into this Agreement and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, by Holdings;

WHEREAS, SOPC Holdings West LLC, a Delaware limited liability company (“SOPC Holdings West”), directly owns 100% of the issued and outstanding limited liability company interests in Merger Sub, and SOPC Holdings West, in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and declared it advisable for Merger Sub to enter into this Agreement and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, by Merger Sub; and

WHEREAS, following the authorization by the General Partner for the Limited Partners to act by written consent and concurrently with the execution and delivery hereof, Holdings, in its capacity as the record and beneficial owner of 269,457,304 Common Units and 50,782,904 Series A perpetual convertible preferred units (the “Preferred Units”) in the Partnership, representing a Unit Majority, has delivered to the Partnership the Written Consent approving this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 14.3 and Section 13.11 of the Partnership Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership and its Subsidiaries, on the one hand, and Parent and all of its other Subsidiaries (including the General Partner, SPLC, SOPC Holdings West, Holdings and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the Preamble.

“Balance Sheet Date” means March 31, 2022.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which the SEC or banks in New York, New York are authorized or required by applicable Laws to be closed.

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Units” has the meaning set forth in Section 3.3(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.15.

“Contract” has the meaning set forth in Section 4.3(b).

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“DTC” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or health and workplace safety (to the extent related to exposure to Hazardous Substances), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.4.

“Exchange Fund” has the meaning set forth in Section 3.3(b).

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Company Agreement” means the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of November 3, 2014, as may be amended, modified or supplemented from time to time.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including without limitation petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Holdings” has the meaning set forth in the Preamble.

“ICA” has the meaning set forth in Section 4.14(a).

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (whether or not such other entity or enterprise is affiliated with Parent or the Partnership, as applicable) serving at the request of or on behalf of the Partnership, the General Partner or any of their respective Subsidiaries, as applicable, and together with such Person’s heirs, executors or administrators.

“Information Statement” has the meaning set forth in Section 4.4.

“IRS” means the United States Internal Revenue Service.

“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“LTIP” means the Shell Midstream Partners GP LLC 2014 Long-Term Incentive Plan, including any amendment and/or amendment and restatement thereof, and any other plans or arrangements of the Partnership or the General Partner providing for the grant of awards of Common Units or cash settled awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto.

“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, (x) has a material adverse effect on the business, operations, assets, liquidity, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes a party’s ability to consummate the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that, with respect to clause (x), any adverse changes, conditions, circumstances, effects, events, developments, states of facts or occurrences arising out of, attributable to, resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, circumstances, effects, events, developments, states of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, including the initiation of litigation by any Person with respect to this Agreement and the transactions contemplated hereby, or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by this Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such Person or the credit rating of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism (including domestic terrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, natural disasters, pandemics (including COVID-19) or epidemics or other force majeure events not set forth in clause (v); (v) cyberterrorism, hacking, ransomware or any other electronic attack or sabotage; (vi) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vii) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (viii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; (ix) any failure of a Person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (x) with respect to the Partnership, the General Partner and their respective Subsidiaries, any changes, conditions, circumstances, effects, events, developments, states of facts or occurrences (A) to which Parent has consented or expressly waived or (B) which resulted from any action or inaction which Parent or any of its Affiliates expressly requested of the Partnership, the General Partner or any of their respective Subsidiaries, regardless of whether such action or inaction is permitted or required by the terms of this Agreement; and (xi) with respect to Parent only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development, state of facts or occurrence that has a Material Adverse Effect on the Partnership and its Subsidiaries; provided, however, that changes, conditions, circumstances, effects, events, developments, state of facts or occurrences referred to in clauses (i), (iv), (vi) and (viii) above shall be considered for purposes of determining whether there has been a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments, states of facts or occurrences have had a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and in the geographic markets in which such Person and its Subsidiaries operate (in which case, for the avoidance of doubt, only the incremental disproportionate adverse effect on such Person and its Subsidiaries when compared to such other companies may be taken into account in determining whether a Material Adverse Effect has occurred).

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NGA” has the meaning set forth in Section 4.14(a).

“NGPA” has the meaning set forth in Section 4.14(a).

“Non-Operated Joint Ventures” means Bengal Pipeline Company LLC, Colonial Enterprises, Inc., Crestwood Permian Basin LLC, Explorer Pipeline Company, LOCAP LLC and Poseidon Oil Pipeline Company, L.L.C.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(a).

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 1, 2020, as may be amended, modified or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by the General Partner, Holdings, the Partnership or any of their respective Subsidiaries for the benefit of the Partnership Service Providers, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority.

“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(b).

“Partnership Fairness Opinion” has the meaning set forth in Section 4.15.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Leased Real Property” has the meaning set forth in Section 4.13(a).

“Partnership LTIP Awards” means, collectively, any awards issued under the LTIP.

“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Partnership Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.

“Partnership Owned Real Property” has the meaning set forth in Section 4.13(a).

“Partnership Permitted Lien” means (i) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) not created by the Partnership or its Subsidiaries that affect the underlying fee interest of a Partnership Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of the Partnership included in the Partnership SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Partnership Organizational Documents or the Organizational Documents of any Subsidiary of the Partnership, (G) resulting from any facts or circumstances relating to Parent or its Affiliates, or (H) that does not and would not reasonably be expected to materially impair the continued use of a Partnership Owned Real Property or a Partnership Leased Real Property as currently operated; (ii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business; or (iii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Partnership or any of its Subsidiaries otherwise has access, between the parties thereto.

“Partnership Permits” means all Permits necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, including all such Permits relating to the transportation of oil, natural gas or water.

“Partnership Real Property Leases” has the meaning set forth in Section 4.13(a).

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Service Providers” means all of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership and its Subsidiaries.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, Holdings, the General Partner and their respective Affiliates.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Preferred Units” has the meaning set forth in the Recitals.

“Proceeding” means any actual claim or claim threatened in writing (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Public Common Unit” has the meaning set forth in Section 3.1(a).

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Representatives” has the meaning set forth in Section 4.19.

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest in such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“Schedule 13E-3” means a Rule 13e-3 transaction statement on SEC Schedule 13E-3 relating to the Written Consent and the Merger, as amended or supplemented.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.1(c).

“Sole Member” has the meaning set forth in the Recitals.

“Sole Member Consent” has the meaning set forth in the Recitals.

“SOPC Holdings West” has the meaning set forth in the Recitals.

“SPLC” has the meaning set forth in the Recitals.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or in the case of a partnership, more than 50% of the general partner interests, or in the case of a limited liability company, more than 50% of the ownership interests in the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Subsidiaries of Parent or Holdings; provided, further, that each of the Non-Operated Joint Ventures shall be considered a Subsidiary of the Partnership for the purposes of this Agreement.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.3(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Willful Breach” has the meaning set forth in Section 8.2.

“Written Consent” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the written consent of Holdings, in its capacity as the holder of the Common Units and Preferred Units constituting a Unit Majority, without a meeting in accordance with Section 13.11 and Section 14.3 of the Partnership Agreement.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(g) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(k) each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(l) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(m) any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(n) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(o) unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other Law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time;

(p) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP applied on a consistent basis;

(q) all references to days mean calendar days unless otherwise provided; and

(r) except as otherwise noted, all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 910 Louisiana St., Suite 3200, Houston, Texas 77002 at 8:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such other date and time as the parties hereto shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of

State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5 Organizational Documents of the Surviving Entity. At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity, from and after the Effective Time until duly amended in accordance with the terms thereof, applicable Laws and Section 6.6. The name of the Surviving Entity shall be “Shell Midstream Partners, L.P.”

Section 2.6 Admission and Continuation as Partner. At the Effective Time, (a) Holdings will continue as a Limited Partner of the Partnership, (b) SOPC Holdings West will be admitted as a Limited Partner of the Partnership by virtue of the Merger, (c) the General Partner will continue as the general partner of the Partnership and the holder of the General Partner Interest and (d) the Partnership (as the Surviving Entity) will continue without dissolution.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdings, Merger Sub, the Partnership, the General Partner, any holder of Partnership securities or any other Person:

(a) Conversion of Common Units. Subject to Section 3.1(c), Section 3.3(d) and Section 3.5, each Common Unit (other than any Common Units owned by Parent and its Affiliates, including Holdings, immediately prior to the Effective Time) issued and outstanding as of immediately prior to the Effective Time (each, a “Public Common Unit”) shall be converted into, and shall thereafter represent only, the right to receive (i) $15.85 per Common Unit in cash without any interest thereon (the “Merger Consideration”) and (ii) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. Each Public Common Unit that is converted into the right to receive the Merger Consideration shall be automatically cancelled and cease to exist.

(b) Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).

(c) Treatment of Partnership Owned Units and Parent Owned Partnership Interests. The Partnership Interests, including the Common Units, Preferred Units and the General Partner Interest, that are owned immediately prior to the Effective Time by Parent or any of its Affiliates, including Holdings, shall not be canceled, shall not be converted into or entitle the holder thereof to receive the Merger Consideration and shall remain outstanding as Partnership Interests in the Surviving Entity.

(d) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the conversion and cancellation of all Public Common Units and the right to receive the Merger Consideration in accordance with Section 3.1 and Section 3.2, (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(b) and that, immediately after the Effective Time, Holdings and SOPC Holdings West will be the only holders of Common Units and Limited Partners and (iii) the continuation of the existence of the Partnership without dissolution.

Section 3.2 Rights as Holders of Common Units; Common Unit Transfers. All Public Common Units converted into the right to receive the Merger Consideration as a result of and pursuant to the Merger pursuant to Section 3.1(a) will cease to be Outstanding (as such term is defined in the Partnership Agreement). At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) will cease to have any rights with respect thereto or thereunder, except the right to receive (a) the Merger Consideration and (b) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time.

Section 3.3 Surrender of Common Units.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Public Common Units for the Merger Consideration as required by this Article III. As soon as reasonably practicable after the Effective Time, Parent or its Affiliate will send, or will cause the Paying Agent to send, to each holder of record of Public Common Units (other than The Depository Trust Company (“DTC”)) as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to the Common Units represented by a Certificate (the “Certificated Units”), the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.3(g)) to the Paying Agent or, in the case of Book-Entry Units, upon adherence to the procedures set forth in the letter of transmittal) in such customary form as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.3(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b) Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Public Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the delivery of a duly executed letter of transmittal and the due surrender of the Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.3(g)) or Book-Entry Units, each pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Section 3.3(h) and (i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c) Exchange. Each holder of Public Common Units (other than DTC) that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.3(g)) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). The Merger Consideration shall be paid as promptly as practicable after receipt by the Paying Agent of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.3(g)) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. DTC, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the applicable Merger Consideration; provided, that (i) no Person beneficially owning Public Common Units through DTC will be required to deliver a letter of transmittal to receive the applicable Merger Consideration that such holder is entitled to receive through DTC and (ii) any such Person will receive the applicable Merger Consideration in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time.

(d) Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Public Common Units on the one year anniversary of the Closing Date will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units to which they are entitled pursuant to Section 3.1 without any interest thereon. Any amounts remaining unclaimed by holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one year anniversary of the Closing Date, any amounts remaining unclaimed by holders of Public Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of Parent, Holdings, the Partnership, Merger Sub, the Surviving Entity, the General Partner, the Paying Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III.

(h) Withholding Taxes. Each of Parent, Holdings, Merger Sub, the Surviving Entity and the Paying Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as Parent, Holdings, Merger Sub, the Surviving Entity or the Paying Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that deducted and withheld amounts are paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.

(i) Investment of Exchange Fund. Parent may cause Paying Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that any investment of such Exchange Fund shall be limited to cash and cash equivalents, direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and money market funds comprised primarily of cash, cash equivalents and such obligations and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of the Public Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time pursuant to this Article III. Any interest and other income resulting from such investments shall be promptly paid to Parent.

Section 3.4 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5 Termination of LTIP. Prior to the Effective Time, the Partnership and the General Partner shall take all actions necessary to terminate the LTIP, such termination to be effective at the Effective Time, and from and after the Effective Time, the LTIP shall be terminated and no equity awards or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder.

Section 3.6 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction, the distributions under Section 6.2, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the holders of Public Common Units the same economic effect as contemplated hereby prior to such event. For the avoidance of doubt, no conversion of Preferred Units will result in any adjustment pursuant to this Section 3.6.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE

GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement

(provided, that (i) any disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represent and warrant to Parent, Holdings and Merger Sub as follows; provided that the representations and warranties set forth in this Article IV to the extent applicable to the Non-Operated Joint Ventures are to the knowledge of the Partnership:

Section 4.1 Organization, Standing and Power.

(a) Each of the Partnership, the General Partner and their respective Subsidiaries is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed, organized or existing (other than with respect to the Partnership or the General Partner) or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”).

(b) Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in each Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (in the case of an interest in a limited liability company, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, and in the case of an interest in a limited partnership, except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and are owned free and clear of all material liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the “blue sky” Laws of the various states of the United States or any other applicable securities Law) (collectively, “Liens”).

(d) The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its Subsidiaries is not in violation of any of their provisions in any material respect.

Section 4.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units, the General Partner Interest and the Preferred Units. As of July 22, 2022, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 393,289,537 Common Units, (ii) the General Partner Interest and (iii) 50,782,904 Preferred Units. The Partnership has reserved 6,000,000 Common Units for issuance pursuant to the LTIP, and, as of July 22, 2022, all of such Common Units are available for issuance in connection with future grants of awards under the LTIP. From July 22, 2022 until the date of this Agreement, no additional limited partner interests or general partner interests of the Partnership have been issued, other than Common Units issued in connection with or pursuant to the LTIP. The General Partner is the sole general partner of the Partnership and owns the General Partner Interest free and clear of any material Lien, and the General Partner Interest has been duly authorized and validly issued in accordance with the Partnership Agreement. All outstanding equity interests of the Partnership (excluding the General Partner Interest) are duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) As of the date of this Agreement, except as set forth in Section 4.2(a) or in the Partnership Agreement or pursuant to this Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any Partnership Interest or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such Partnership Interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c) Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(d) Other than as set forth in the Organizational Documents of the Partnership and its Subsidiaries, there are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance by each of the Partnership and the General Partner of this Agreement, and the consummation of the transactions contemplated by this Agreement, including the Merger, have been, as applicable, duly authorized by the GP Board, approved by each of the Conflicts Committee and the GP Board, approved by the holders of a Unit Majority and consented to by the Sole Member, and no other entity action on the part of the Partnership, the General Partner or the Sole Member is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The GP Board has taken or will take all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”) and any takeover provision of the Partnership Agreement applicable to the Partnership, the General Partner or any of their respective Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

(b) Neither the execution and delivery of this Agreement by the Partnership or the General Partner nor the consummation by the Partnership and the General Partner of the transactions contemplated by this Agreement, nor compliance by the Partnership and the General Partner with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person (other than the Written Consent and the Sole Member Consent, each of which has been obtained) under, the terms, conditions or provisions of the Partnership Agreement, the General Partner Company Agreement or any of the Organizational Documents of the Partnership’s Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.3(d) and (e) and Section 4.4 are obtained, received or made, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and other modifications referred to in Section 4.3(b) of the Partnership Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit to which the Partnership or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The approval by the General Partner and approval by the holders of a Unit Majority, each of which was obtained prior to or concurrently with the execution of this Agreement, are the only votes or approvals of the holders of any class or series of Partnership Interests that are necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger.

(d) The Conflicts Committee, by unanimous vote, has, among other things, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting “Special Approval” for all purposes of the Partnership Agreement, including Section 7.10(a) thereof), (iii) recommended that the GP Board approve this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and (iv) recommended that the GP Board (1) direct that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (2) authorize the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

(e) Following receipt of the recommendation of the Conflicts Committee, at a meeting duly called and held, the GP Board, by unanimous vote, has, among other things, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (1) fair and reasonable to the Partnership Unaffiliated Unitholders and (2) in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, (c) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (d) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement, recommended approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

(f) Pursuant to the General Partner Company Agreement, the Sole Member has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sole Member and the General Partner and declared it advisable for the General Partner to enter into this Agreement and (ii) authorized and approved the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, by the General Partner.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing with the SEC of the information statement on Schedule 14C relating to the Written Consent (the “Information Statement”) and the filing with the SEC of the Schedule 13E-3, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

Section 4.5 Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 4.5(c) of the Partnership Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) Except as set forth in Section 4.5(d) of the Partnership Disclosure Schedule, no Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.

(e) The General Partner has established and maintains internal control over financial reporting and disclosure controls and procedures for the Partnership designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner has disclosed, based on its most recent evaluation, to the Partnership’s auditors and the Conflicts Committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors and the GP Board any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(f) Since December 31, 2021, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the General Partner or its officers have received written notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date to the date of this Agreement, except for this Agreement and the transactions contemplated hereby, the Partnership and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business in all material respects (except for commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to changes or developments resulting or arising from COVID-19).

Section 4.7 Legal Proceedings. To the knowledge of the Partnership, there are no Proceedings pending or threatened in writing with respect to the Partnership or any of its Subsidiaries or Proceedings pending or threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against the Partnership or any of its Subsidiaries or any of their respective directors or managers to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.8 Compliance With Laws.

(a) The Partnership and its Subsidiaries are, and since the later of March 31, 2021 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Without limiting the generality of Section 4.8(a), to the knowledge of the Partnership, none of the General Partner, the Partnership, the Partnership’s Subsidiaries, or any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act or any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) is being (or has been) investigated by any Governmental Authority with respect to any such matters, except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) To the knowledge of the Partnership, the Partnership and its Subsidiaries hold all Partnership Permits and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits or the failure of such Partnership Permits to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9 Environmental Matters. Except as, individually or in the aggregate, would not be reasonably likely to have a Partnership Material Adverse Effect, since January 1, 2017, to the knowledge of the Partnership: (i) the Partnership and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) the Partnership and each of its Subsidiaries has obtained, and is in material compliance with, all Permits and licenses required under applicable Environmental Laws and there are no such actions to terminate, cancel or revoke any such permit or license; (iii) there is no written notice, demand, request for information, citation, summons, complaint or order received by, and no investigation, claim, action, suit, Proceeding or review is pending or threatened in writing by any Person against the Partnership or its Subsidiaries, in each case with respect to any matters arising under Environmental Laws; (iv) there have been no Releases of Hazardous Substances at any property in violation of any applicable Environmental Law, that requires investigation or remediation by the Partnership or any of its Subsidiaries under applicable Environmental Laws, or would otherwise reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation or corrective action requirement under applicable Environmental Laws; and (v) neither the Partnership nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.

Section 4.10 Information Supplied. Subject to the accuracy of the representations and warranties of Parent, Holdings and Merger Sub set forth in Section 5.7, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the Information Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Information Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, neither the General Partner nor the Partnership makes any representation or warranty with respect to information supplied by or on behalf of Parent, Holdings or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.11 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of the Partnership or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets, (d) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries, (e) each of the Partnership and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (f) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, and (g) at least 90% of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been properly treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.12 Partnership Benefit Plans; Employee Matters.

(a) The LTIP is the only Partnership Benefit Plan, and, to the knowledge of the Partnership, it has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Neither the Partnership nor any of its Subsidiaries employs or engages, or has at any time employed or engaged, any employees, consultants or other individual service providers, and neither the Partnership nor any of its Subsidiaries has extended any offer of employment or service to any employee or other individual service provider that is outstanding as of the date hereof. Neither the Partnership nor any of its Subsidiaries has incurred or would reasonably be expected to incur any material liability as a joint employer.

Section 4.13 Real Property.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, to the knowledge of the Partnership, (i) either the Partnership or a Subsidiary of the Partnership has good and valid title to each material real property at which material operations of the Partnership or any of its Subsidiaries are conducted and that are owned by the Partnership or any Subsidiary, other than Partnership Real Property Leases and Rights-of-Way (such owned real property collectively, the “Partnership Owned Real Property”) and (ii) either the Partnership or a Subsidiary of the Partnership has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Partnership or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which material operations of the Partnership or any of its Subsidiaries are conducted (any such property subject to such lease, sublease or other agreement, the “Partnership Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Partnership Real Property Leases”), in each case, free and clear of all Liens other than any Partnership Permitted Liens, and other than any conditions, encroachments, easements, Rights-of-Way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, to the knowledge of the Partnership, (A) each Partnership Real Property Lease is valid, binding and in full force and effect in accordance with its terms, except as such enforcement may be limited by Enforceability Exceptions, and (B) no uncured default of a material nature on the part of the Partnership or, if applicable, any of its Subsidiaries or, to the knowledge of the Partnership, the lessor thereunder, exists under any Partnership Real Property Lease, and no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Partnership Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, to the knowledge of the Partnership (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Partnership Owned Real Property or the Partnership Leased Real Property that would reasonably be expected to adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Partnership and its Affiliates or Subsidiaries or among the Partnership’s Subsidiaries or their Affiliates, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Partnership Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Partnership Owned Real Property by the Partnership or its Subsidiaries in the operation of its business thereon, and (iii) neither the Partnership nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Partnership Owned Real Property or Partnership Leased Real Property that would reasonably be expected to adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or its Subsidiaries in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, to the knowledge of the Partnership: (i) each of the Partnership and its Subsidiaries has such Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Partnership Permitted Liens); (ii) the Partnership and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Partnership and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither the Partnership nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Partnership, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Partnership and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, to the knowledge of the Partnership, (A) all pipelines operated by the Partnership and its Subsidiaries have or are otherwise entitled to the benefits of all Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and (B) there are no gaps (including any gap arising as a result of any breach by the Partnership or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

Section 4.14 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there are no Proceedings pending, or to the knowledge of the Partnership, threatened in writing, alleging that the Partnership or any of its Subsidiaries is in material violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Outer Continental Shelf Lands Act, 43 U.S.C. 1331 et seq., or the rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility or transportation commission or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be.

(b) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all filings (other than immaterial filings) required to be made by the Partnership or any of its Subsidiaries during the two years preceding the date hereof, with the (i) Federal Energy Regulatory Commission under the NGA, the NGPA, the ICA, or the rules and regulations promulgated thereunder, (ii) the Department of Energy, or (iii) any state public utility or transportation commission or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings, as of their respective dates, as amended or supplemented, were in material compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.15 Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Intrepid Partners, LLC (the “Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration in the Merger to be received by the Partnership Unaffiliated Unitholders pursuant to this Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders (the “Partnership Fairness Opinion”).

Section 4.16 Brokers and Other Advisors. Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership or any of its Subsidiaries or the Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Conflicts Committee Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 4.17 Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, to the knowledge of the Partnership, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the oil and natural gas gathering, processing, treating, transportation and storage industries and oil and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.

Section 4.18 Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.19 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the Partnership, the General Partner nor any other Person makes or has made any express or implied representation or warranty with respect to the General Partner, the Partnership or its Subsidiaries with respect to any other information provided to Parent, Holdings or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Each of Parent, Holdings and Merger Sub acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Holdings, Merger Sub or any other Person resulting from the distribution to Parent, Holdings or Merger Sub (including their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or Parent’s, Holdings’ or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent, Holdings or Merger Sub in expectation of or in connection with the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT, HOLDINGS AND MERGER SUB

Parent, Holdings and Merger Sub, jointly and severally, represent and warrant to the Partnership and the General Partner as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of Parent, Holdings and Merger Sub is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the State of Delaware, and has all requisite corporate or limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b) Parent has made available to the Partnership correct and complete copies of its Organizational Documents, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect, and Parent is not in violation of any of their respective provisions in any material respect.

Section 5.2 Ownership and Operation of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are duly authorized, validly issued, fully paid (to the extent required under its Organizational Documents) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA), and are beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for the obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not, as of the date of this Agreement, and will not have, as of the Closing, incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Authority; Noncontravention; Voting Requirements.

(a) Each of Parent, Holdings and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent, Holdings and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been, as applicable, duly authorized and approved by (i) the Parent Board for and on behalf of Parent, (ii) Parent, in its capacity as the sole member of Holdings, and (iii) SOPC Holdings West, in its capacity as the sole member of Merger Sub, as applicable, and no other entity action on the part of Parent, Holdings or Merger Sub is necessary to authorize the execution, delivery and performance by Parent, Holdings and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent, Holdings and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, Holdings and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement by Parent, Holdings and Merger Sub, nor the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent, Holdings and Merger Sub with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of Parent, Holdings or Merger Sub, or (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 are obtained, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent, Holdings or Merger Sub or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent, Holdings or Merger Sub under, any of the terms, conditions or provisions of any Contract or Permit to which Parent, Holdings or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent, Holdings or Merger Sub, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, including the filing with the SEC of the Information Statement and Schedule 13E-3, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) any filings required under the rules and regulations of the NYSE, or (d) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent, Holdings or Merger Sub to perform their respective obligations under Section 6.3, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent, Holdings and Merger Sub and the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.5 Available Funds. As of the date of this Agreement Parent has, and at the Effective Time Parent will have, available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration.

Section 5.6 Legal Proceedings. There are no Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to Parent, Holdings or Merger Sub or Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent, Holdings or Merger Sub, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.6 shall not apply to any Proceedings against Parent, Holdings or Merger Sub or any of their respective directors, managing members or officers, as applicable, to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.7 Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the General Partner set forth in Section 4.10, none of the information supplied (or to be supplied) in writing by or on behalf of Parent, Holdings or Merger Sub specifically for inclusion or incorporation by reference in (a) the Information Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Information Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, none of Parent, Holdings or Merger Sub make any representation or warranty with respect to information supplied by or on behalf of the Partnership or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.8 Brokers and Other Advisors. Except for Barclays Capital Inc. and Evercore Group L.L.C., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent, Holdings or Merger Sub.

Section 5.9 Ownership of Partnership Interests. As of the date of this Agreement, Holdings is the beneficial owner of 269,457,304 Common Units and 50,782,904 Preferred Units, and such Common Units and Preferred Units constitute a Unit Majority.

Section 5.10 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of Parent, Holdings, Merger Sub or any other Person makes or has made any express or implied representation or warranty with respect to Parent, Holdings and Merger Sub or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of Parent, Holdings or Merger Sub or any other Person will have or be subject to any liability or other obligation to the Partnership or the General Partner or any other Person resulting from the distribution to the Partnership, the General Partner or the Conflicts Committee (including their respective Representatives), or the Partnership’s, the General Partner’s or the Conflicts Committee’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner and the Conflicts Committee in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Information Statement and the Schedule 13E-3. As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and the Partnership shall (1) file with the SEC the preliminary Information Statement and (2) file with the SEC and distribute to the

Limited Partners the definitive Information Statement, and (ii) the Partnership and Parent shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act. Each of the Partnership and Parent shall cooperate and consult with each other in connection with the preparation and filing of the preliminary and definitive Information Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth in the Information Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by any party that should be set forth in an amendment or supplement to the Information Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Partnership and Parent shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Information Statement or the Schedule 13E-3 or for additional information and each party shall supply the other parties with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Information Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with the cooperation of, and after consultation with, each of Parent and the other parties hereto, as provided by this Section 6.1, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to, and to resolve, all comments received from the SEC or the staff of the SEC concerning the Information Statement as promptly as reasonably practicable and each of the parties hereto, with the cooperation of, and after consultation with, each of the other parties hereto, as provided by this Section 6.1, use commercially reasonable efforts to respond as promptly as reasonably practicable to, and to resolve, all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC or the staff of the SEC with respect to the Information Statement or the Schedule 13E-3 will be made by any of the parties hereto, as applicable, without providing the other parties, as applicable, a reasonable opportunity to review and comment thereon, which comments the parties, as applicable, shall consider and implement in good faith. As promptly as reasonably practicable after all comments received from the SEC or the staff of the SEC have been cleared by the SEC, the Partnership shall file the definitive Information Statement with the SEC and cause such definitive Information Statement to be mailed to its Limited Partners of record.

Section 6.2 Conduct of Business. Except (a) as permitted by this Agreement, (b) as set forth in Section 6.2 of the Partnership Disclosure Schedule, (c) as required by applicable Laws, (d) as required by any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement), or (e) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership and the General Partner shall, and shall cause each of their respective Subsidiaries (except with respect to each Non-Operated Joint Venture such obligation shall be limited to exercising the governance rights that the Partnership holds in such Non-Operated Joint Venture in accordance with this Section 6.2) to, (i) conduct its business in the ordinary course of business in all material respects; provided, that this clause (i) shall not prohibit the Partnership and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business in response to (x) changes or developments resulting or arising from COVID-19 or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and to retain the services of its present officers and key employees, if any, (iii) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Partnership and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts; provided, that no action or inaction by the Partnership, the General Partner, or their respective Subsidiaries with respect to the matters specifically addressed by any provision of this Section 6.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of this Section 6.2. During the period from the date of this Agreement until the Effective Time, if permitted by applicable Law, the General Partner shall cause the Partnership to declare and pay regular quarterly cash distributions to the holders of each of the Common Units and the Preferred Units, respectively, consistent with past practice; provided that, in no event shall the regular quarterly cash distributions declared or paid by the Partnership to the holders of Common Units and Preferred Units be less than $0.300 per Common Unit and $0.2363 per Preferred Unit, respectively. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2 of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as required by any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement), or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership and the General Partner shall not, and shall not permit any of their respective Subsidiaries (except with respect to each Non-Operated Joint Venture such obligation shall be limited to exercising the governance rights that the Partnership holds in such Non-Operated Joint Venture in accordance with this Section 6.2) to:

(1) amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect impede the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(2) with respect to the Partnership only, declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the Common Units, other than regular quarterly cash distributions on the Common Units pursuant to Section 6.2;

(3) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests;

(4) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;

(5) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(6) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(7) (t) change its fiscal year or any material method of Tax accounting, (u) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (v) settle or compromise any material liability for Taxes or any audit, examination or other legal Proceeding in respect of a material amount of Taxes, (w) file any material amended Tax Return, (x) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (y) surrender any right to claim a material Tax refund or (z) consent to any extension of waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(8) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;

(9) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(10) except as required by the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (w) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material Partnership Benefit Plan (or any plan or arrangement that would be a material Partnership Benefit Plan if in effect as of the date of this Agreement), (x) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers or employees of the General Partner, the Partnership or any of their respective Subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (y) accelerate any material rights or benefits under any Partnership Benefit Plan, or (z) grant any Partnership LTIP Awards or other equity awards; or

(11) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Holdings and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent, Holdings and the General Partner, until the Effective Time or the termination of this Agreement, retaining ownership and voting control, directly or indirectly, over all Common Units and Preferred Units and the General Partner Interest in the Partnership beneficially owned by Parent, Holdings, any of their respective Subsidiaries or the General Partner, as applicable, as of the date of this Agreement or acquired thereafter, and to consummate and make effective the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) promptly obtain (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, no party hereto nor its Affiliates shall be obligated pursuant to this Section 6.3 to offer or commit or consent to take or refrain from taking any action pursuant to any request or requirement of any Governmental Authority that involves (i) making any divestiture or disposition of any portion of any business or assets or (ii) accepting or entering any consent decree or hold separate order.

Section 6.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement between Parent, the Partnership or their respective Affiliates with the NYSE or the London Stock Exchange, as applicable, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or their respective Affiliates in compliance with this Section 6.4.

Section 6.5 Access to Information.

(a) Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, the Partnership shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for integration and operational planning related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives.

(b) Subject to applicable Laws, from the date of this Agreement until the Effective Time, Parent and the Partnership shall furnish promptly to one another a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents that such party is not permitted to disclose under applicable Laws) (which such furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party).

(c) Each party shall furnish promptly to the other party all information concerning such party’s relevant business, properties and personnel as the other party may reasonably request (including with respect to the scope and basis of such request) for the purpose of confirming that the representations and warranties of such party contained herein are true and correct and that the covenants of such party contained herein have been performed in all material respects. Notwithstanding the foregoing, no party shall be obligated to provide the other party access to any information the disclosure of which such party has concluded, in its reasonable judgment, may (i) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege available to such party or any of its Affiliates relating to such information or (ii) would be in violation of a confidentiality obligation to a third party binding on such party or any of its Subsidiaries, including, for the avoidance of doubt, the Non-Operated Joint Ventures.

Section 6.6 Indemnification and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity to (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding arising out of, relating to or in connection with their status or duties as an Indemnified Person, any act or omission by them in their capacities as such occurring or alleged to have occurred at or prior to the Effective Time or any other matter existing at or prior to the Effective Time relating to or that may involve their status or duties as an Indemnified Person (including this Agreement and the transactions and actions contemplated hereby), including any such Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any such actual or threatened Proceeding, and, upon receipt by Surviving Entity of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, Surviving Entity and the General Partner and their respective successors and assigns.

(b) The Surviving Entity, or Parent on behalf of the Surviving Entity if Parent, in its sole discretion so elects, shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity, or Parent on behalf of the Surviving Entity if Parent so elects, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity, or Parent on behalf of the Surviving Entity if Parent had so elected to provide such insurance, shall obtain the maximum amount of such insurance as is available for the Maximum Amount. In lieu of the obligations of the Surviving Entity and Parent under this Section 6.6(b), the Partnership or Holdings may (but shall be under no obligation to), prior to the Effective Time, purchase a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed six times the Maximum Amount.

(c) The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or the DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.6.

Section 6.7 Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses, other than the expenses of financial advisors or outside legal advisors, incurred in connection with the filing, printing and mailing of the Information Statement and the Schedule 13E-3 and (b) Parent shall pay all costs and fees of the Paying Agent and all expenses associated with the exchange of Public Common Units for the Merger Consideration.

Section 6.8 Section 16 Matters. Prior to the Effective Time, the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 6.10 Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the General Partner (or the Sole Member) to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee, increase the size of the Conflicts Committee, or remove or cause the removal of any director of the General Partner who is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.10 shall not apply to the filling, in accordance with the provisions of the General Partner Company Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.11 Performance by the General Partner. Subject to Section 9.3 and Section 9.4, Parent will cause the General Partner, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of Parent. In no event shall the General Partner or the Partnership have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement by reason of, any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 6.12 Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger (a) with respect to the holders of the Common Units (other than the Common Units held by Parent and its Affiliates), as a taxable sale of the Public Common Units to Parent, as the tax-regarded owner of SOPC Holdings West, and (b) with respect to Parent, as a purchase by Parent of Partnership Interests from the holders of Common Units (other than Common Units held by Parent and its Affiliates). The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.13 Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated hereby or related thereto, Parent, the General Partner, the GP Board and the Conflicts Committee shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger.

Section 6.14 Securityholder Litigation. The Partnership and the General Partner shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Written Consent. The Written Consent shall have not been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by holders of the Common Units and Preferred Units constituting a Unit Majority.

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(c) Information Statement. The Information Statement shall have been mailed to the Limited Partners in accordance with Section 6.1 and Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act) at least 20 days prior to the Closing.

Section 7.2 Conditions to Obligations of Parent, Holdings and Merger Sub to Effect the Merger. The obligations of Parent, Holdings and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.1(a), Section 4.2(c), Section 4.3(a), Section 4.3(c) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (except with respect to Section 4.5 and Section 4.10, without giving effect to any limitation as to

“materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(b) Performance of Obligations of the Partnership and the General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent, Holdings and Merger Sub contained in Section 5.1(a) and Section 5.3(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of Parent, Holdings and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (except with respect to Section 5.7, without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by a duly authorized person of Parent to such effect.

(b) Performance of Obligations of Parent, Holdings and Merger Sub. Each of Parent, Holdings and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by a duly authorized person of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b) None of Parent, Holdings or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of any such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and the Partnership duly authorized by Parent and the Conflicts Committee, respectively;

(b) by either of Parent or the Partnership:

(i) if the Closing shall not have been consummated on or before January 25, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the failure of the Closing to occur by the Outside Date was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or, in the case of the Partnership, Parent, Holdings or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9; or

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform any of its obligations under this Agreement in any material respect;

(c) by Parent if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)(i) or Section 7.2(b) and (ii) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent, Holdings or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(d) by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the GP Board) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a)(i) or Section 7.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.7, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Holdings, Merger Sub, the Partnership or the General Partner or their respective Representatives, directors, officers, Subsidiaries and Affiliates; provided, however, that no such termination shall relieve any party hereto from: (a) its obligation to pay the Parent Expense Reimbursement or the Partnership Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3, or (b) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.

Section 8.3 Expenses.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(c) (Partnership or General Partner Uncured Breach), then the Partnership shall promptly, but in no event later than five Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “Parent Expense Reimbursement”).

(b) In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(d) (Parent Uncured Breach), then Parent shall promptly, but in no event later than five Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the IRS to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.

(c) Each of the parties hereto acknowledges that the Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve intentional fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.6, Section 6.7 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by Parent and the GP Board (upon prior written approval of the Conflicts Committee); provided, that there shall be no amendment or change to the provisions of this Agreement that by applicable Laws, the Partnership Agreement or stock exchange rule would require further approval by Limited Partners without obtaining the requisite approval of the Limited Partners.

Section 9.3 GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such determination, decision, approval, consent, waiver or agreement must be authorized in writing by the GP Board (upon prior written approval of the Conflicts Committee) on behalf of the General Partner.

Section 9.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the General Partner may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, Holdings, the General Partner, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt a party’s execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such party and shall bind such party to the terms of this Agreement.

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration (a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred) and (ii) the provisions of Section 6.6 and Section 9.12.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, Holdings or Merger Sub, to:

Shell USA, Inc.

150 N. Dairy Ashford Rd.

Houston, TX 77079

Attention: Thomas P. Stokes

Email: [***]

With copies to (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Attention: Joshua Davidson; Jamie Yarbrough

Email: [***]

If to the Partnership or the General Partner, to:

Shell Midstream Partners GP LLC

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attention: Lori M. Muratta

Email: [***]

With copies (which shall not constitute notice) to each of:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Hillary H. Holmes; Tull Florey

E-mail: [***]

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative, Subsidiary or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

SHELL USA, INC.

By:	/s/ Thomas P. Stokes
Name:	Thomas P. Stokes
Title:	Attorney-in-Fact

MERGER SUB:

SEMISONIC ENTERPRISES LLC

By:	/s/ Thomas P. Stokes
Name:	Thomas P. Stokes
Title:	Attorney-in-Fact

HOLDINGS:

SHELL MIDSTREAM LP HOLDINGS LLC

By:	/s/ Shawn J. Carsten
Name:	Shawn J. Carsten
Title:	Vice President and Chief Financial Officer

Signature Page to Agreement and Plan of Merger

PARTNERSHIP:

SHELL MIDSTREAM PARTNERS, L.P.

By: Shell Midstream Partners GP LLC,

        its general partner

By:	/s/ Shawn J. Carsten
Name:	Shawn J. Carsten
Title:	Vice President and Chief Financial Officer

GENERAL PARTNER:

SHELL MIDSTREAM PARTNERS GP LLC

By:	/s/ Shawn J. Carsten
Name:	Shawn J. Carsten
Title:	Vice President and Chief Financial Officer

Signature Page to Agreement and Plan of Merger

Annex B

1201 Louisiana Street, Suite 600 Houston, TX 77002 713.292.0863
540 Madison Avenue, 25th Floor New York, NY 10022 212.388.5020

www.intrepidfp.com

July 25, 2022

The Conflicts Committee of the Board of Directors

of Shell Midstream Partners GP LLC, the general partner

of Shell Midstream Partners, L.P.

150 N. Dairy Ashford Houston, Texas 77079

Members of the Conflicts Committee:

We understand that Shell USA, Inc., a Delaware corporation (“Parent”), Shell Midstream LP Holdings LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of Parent (“Holdings”), Semisonic Enterprises LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of Parent (“Merger Sub”), Shell Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), and Shell Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), propose to enter into an agreement and plan of merger (the “Merger Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement. Pursuant to the terms of the Merger Agreement, (i) Merger Sub will merge with and into the Partnership (the “Merger”), with the Partnership continuing its limited partnership existence as the surviving entity in the Merger, (ii) each Common Unit (other than any Common Units owned by Parent and its Affiliates, including Holdings, immediately prior to the Effective Time) issued and outstanding as of immediately prior to the Effective Time (each, a “Public Common Unit”) shall be converted into, and shall thereafter represent only, the right to receive (A) $15.85 per Common Unit in cash without any interest thereon (the “Merger Consideration”) and (B) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of the Merger Agreement and the Partnership Agreement and which remains unpaid at the Effective Time, (iii) each Public Common Unit that is converted into the right to receive the Merger Consideration shall be automatically cancelled and cease to exist, (iv) the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Public Common Units converted into the right to receive the Merger Consideration, and (v) the Partnership Interests, including the Common Units, Preferred Units and the General Partner Interest, that are owned immediately prior to the Effective Time by Parent or any of its Affiliates, including Holdings, shall not be canceled, shall not be converted into or entitle the holder thereof to receive the Merger Consideration and shall remain outstanding as Partnership Interests in the Surviving Entity. The Merger, together with the other transactions contemplated by the Merger Agreement, including the transactions described in clauses (i) through (v) above, are collectively referred to herein as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

The Conflicts Committee of the Board of Directors of the General Partner (the “Committee”) has asked us whether, in our opinion, as of the date hereof, the Merger Consideration in the Transaction to be received by the Partnership Unaffiliated Unitholders (as defined below) pursuant to the Merger Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders. For purposes of this opinion, “Partnership Unaffiliated Unitholders” means holders of Common Units other than the Parent, Holdings, the General Partner and their respective Affiliates.

July 25, 2022

In connection with rendering our opinion, we have, among other things:

(i)	reviewed a draft dated July 23, 2022 of the Merger Agreement;

(ii)	reviewed the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 1, 2020;

(iii)	reviewed certain presentations to the Committee from the management of the General Partner and Parent (“Management”);

(iv)

reviewed certain publicly available information relating to the Partnership that we deemed relevant, including the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Report on Form 10-Q for the three months ended March 31, 2022 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership;

(v)	reviewed certain non-public projected financial data and related assumptions of the Partnership, as prepared and furnished to us by Management;

(vi)

reviewed the Partnership’s business plan with Management, including a detailed review of certain material growth projects and commercial contracts and legal, environmental, regulatory and other matters;

(vii)	reviewed certain recent corporate announcements made by the Partnership;

(viii)

discussed past and current operations and operational projections of the Partnership with Management (including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided);

(ix)	discussed the strategic rationale for, and potential benefits of, the Transaction with Management;

(x)	performed discounted cash flow analyses based on forecasts and other data provided by Management;

(xi)

reviewed and analyzed publicly available historical and current financial information, share and unit price data and broker research estimates with respect to certain public companies with operations and assets that we considered comparable to the Partnership; and

(xii)

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for purposes of providing our opinion.

For purposes of our analyses and opinion, we have assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax or other information provided to, discussed with or reviewed by us, or that was publicly available to us, and we have not assumed any responsibility for independent verification of the accuracy or completeness of any such information. We have further relied upon the assurances of Management that they are not aware of any facts that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts and projections of the Partnership, we have relied, with your consent, upon the assurances of Management that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Management as to the future financial performance of the Partnership, under the assumptions reflected therein. We express no view as to such financial forecasts or any judgments, estimates or assumptions on which they are based.

We have relied, with your consent, upon the assessments of Management as to (i) the potential impact on the Partnership of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry, including commodity pricing and supply and

July 25, 2022

demand for oil and gas, and (ii) existing and future contracts and relationships, agreements and arrangements that are necessary or desirable for the operation of the Partnership. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Partnership is or may be a party or is or may be subject. We also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to the Partnership since the date of the latest information relating to the Partnership made available to us. We have not conducted a physical inspection of the properties and facilities of the Partnership and have not made an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership, the potential realization of the value of the Partnership or the solvency or fair value of the Partnership, the General Partner or any of the potential parties to the Transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters, nor have we been furnished with any such evaluations or appraisals, nor do we assume any responsibility to obtain any such evaluations, appraisals or physical inspections. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility for their accuracy.

In rendering the opinion set forth herein, we have assumed, in all respects material to our analysis and with your consent, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that the Transaction will be consummated on the terms described in the Merger Agreement, in each case in the draft form reviewed by us, without any waiver or modification of any material terms or conditions contained therein. We have assumed that all governmental, regulatory or other consents, approvals or releases, and any financing necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Transaction, their equity holders or the consummation of the Transaction or materially reduce the benefits of the Transaction to the Partnership. We have assumed that the Transaction will be consummated in a manner that complies with all applicable federal, state and local statutes, rules and regulations. We have assumed that the Partnership and the Committee have relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid Partners, LLC) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Partnership, the Merger Agreement and the Transaction. We have assumed that the final executed and delivered versions of all documents reviewed by us in draft form will conform in all material respects to the drafts reviewed by us.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Merger Consideration to be received by the Partnership Unaffiliated Unitholders in the Transaction. We have not been asked to, nor do we express any view on, and our opinion does not address, any other terms, conditions, aspects or implications of the Transaction or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure or timing of the Transaction and the covenants of the Partnership under the Merger Agreement. Our opinion does not address any financing transactions associated with the Transaction. In addition, we do not express any view on, and our opinion does not address, the fairness (financial or otherwise) of the Transaction to any individual subsidiary of the Partnership or the creditors, bondholders or other constituencies of the Partnership (other than to the Partnership Unaffiliated Unitholders, as described above) or its subsidiaries, or the fairness (financial or otherwise) of the amount or nature of, or any other aspects relating to, the compensation to be paid to any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Merger Consideration or otherwise. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Partnership might engage or the merits of the underlying decision by the Partnership to engage in the Transaction.

We do not express any opinion as to equity securities or debt securities of the Partnership (except as set forth in the last paragraph of this letter), Parent or Holdings or the price, trading range or volume at which any securities will trade at any time. Our opinion does not address whether Parent has sufficient cash, available lines

July 25, 2022

of credit or other sources of funds to enable it to consummate the Transaction. Our opinion does not address accounting, legal, actuarial, regulatory or tax matters. We are not legal, tax or bankruptcy advisors. In preparing this opinion, we have not taken into account any tax consequences of the Transaction to any Partnership Unaffiliated Unitholders. Our opinion does not constitute a solvency opinion and does not address the solvency or financial condition of the Partnership or any of the potential parties to the Transaction. Our opinion expressly disclaims any responsibility or liability relating to counterparty credit risk, and our opinion assumes that, for purposes of our opinion, each of the Partnership and the counterparties to the Transaction (including Parent and Holdings) is and will continue to be a solvent going concern with a stable and sound financial condition.

We have acted as financial advisor to the Committee in connection with an evaluation of the Transaction. In connection with our services, we will receive a fee in connection with the delivery of this opinion, which fee is not contingent upon the consummation of the Transaction. We will also receive a fee upon the consummation of the Transaction. The Partnership has agreed to reimburse certain of our expenses for this opinion and indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may trade in the securities of the Partnership for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This letter, and the opinion expressed herein, (i) is addressed to, and is solely for the information and benefit of, the Committee (in its capacity as such) in connection with its evaluation of the Transaction, (ii) is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Committee (including any equity holders, creditors, bondholders or other constituencies of the Partnership, Parent or Holdings), (iii) is not intended to be and does not constitute a recommendation to any unitholder of the Partnership as to how such unitholder should act or vote with respect to the Transaction or any other matter, and (iv) shall not be disclosed, quoted, referred to or communicated (in whole or in part) to, made available to, or relied upon by, any third party, nor shall any public reference to us be made, for any purpose whatsoever except in accordance with our engagement letter with the Committee. Furthermore, this opinion should not be construed as creating any fiduciary duty on the part of us to any such party.

Our opinion is necessarily based upon business, monetary, market, economic, regulatory and other conditions as they exist on, and can be evaluated as of, the date hereof. We assume no responsibility for updating, revising or reaffirming our opinion based on developments, circumstances or events occurring after the date hereof. The issuance of this opinion has been approved by the Fairness Opinion Committee of Intrepid Partners, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Transaction to be received by the Partnership Unaffiliated Unitholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Very truly yours,

/s/Intrepid Partners, LLC

INTREPID PARTNERS, LLC